Exhibit 10.1

Execution Version

AMENDMENT NO. 2

TO SENIOR SECURED REVOLVING CREDIT AGREEMENT

This AMENDMENT NO. 2 TO SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Amendment”) is dated as of June 16, 2026 but effective as of the Amendment No. 2 Effective Date (as hereinafter defined), and is by and among Seadrill Finance Limited, an exempted company incorporated under the laws of Bermuda (the “Borrower”), Seadrill Limited, an exempted company incorporated under the laws of Bermuda (the “Company”), each other Credit Party party hereto, each Existing Lender (as defined below) party hereto, each 2026 Revolving Lender (as defined below) party hereto, each Issuing Bank party hereto, J.P. Morgan SE, as the predecessor or retiring administrative agent (in such capacity, the “Predecessor Administrative Agent”), JPMorgan Chase Bank, N.A., as the successor administrative agent (in such capacity, the “Successor Administrative Agent”), and GLAS Trust Company LLC, as common security agent (in such capacity, the “Common Security Agent”).

RECITALS

A. The Borrower, the Company, the Predecessor Administrative Agent, the Common Security Agent, and the financial institutions party thereto as lenders and issuing banks (collectively, the “Existing Lenders”), are parties to that certain Senior Secured Revolving Credit Agreement dated as of July 11, 2023 (as amended by that certain Amendment No. 1 to Senior Secured Revolving Credit Agreement dated as of April 3, 2026, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by this Amendment, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Existing Credit Agreement.

B. Pursuant to Section 11.12 of the Existing Credit Agreement, the Borrower has requested and the Existing Lenders have agreed to amend the Existing Credit Agreement as set out in this Amendment.

C. The Borrower has further requested and the lenders identified on Schedule 1 to this Amendment (each, a “2026 Revolving Lender”) have agreed to provide, subject to the terms and conditions set forth herein, a new tranche of revolving credit commitments in an aggregate principal amount of $300,000,000 (such commitments, the “2026 Revolving Commitments”, and the Revolving Loans made thereunder, the “2026 Revolving Loans”) which shall refinance and permanently replace on a dollar-for-dollar basis the Commitments in effect immediately prior to the Amendment No. 2 Effective Date (the “Existing Revolving Commitments”).

D. In accordance with Section 10.7(a) of the Existing Credit Agreement, (i) the Predecessor Administrative Agent desires to resign as Administrative Agent under the Credit Agreement and the other Credit Documents, (ii) the Required Lenders under the Credit Agreement and the Borrower have agreed to appoint the Successor Administrative Agent as the successor Administrative Agent, and (iii) the Successor Administrative Agent agrees to accept such appointment and act as the successor Administrative Agent under the Credit Agreement and the other Credit Documents, effective as of the Agency Effective Time (as defined below).

E. Subject to the terms and conditions set forth herein, the parties hereto wish to amend the Existing Credit Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Credit Agreement. Effective as of the Amendment No. 2 Effective Date:

(a) The Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example (regardless of color): ~~stricken text~~ or ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example (regardless of color): double-underlined text or double-underlined text) as set forth in Exhibit A attached to this Amendment.

(b) Schedule 1.1(c) of the Existing Credit Agreement is hereby amended to delete the existing Schedule 1.1(c) in its entirety and replace it with Schedule 1.1(c) attached as Annex I to this Amendment.

(c) Schedule 1.1(e) of the Existing Credit Agreement is hereby amended to delete the existing Schedule 1.1(e) in its entirety and replace it with Schedule 1.1(e) attached as Annex II to this Amendment.

(d) Schedule 1.1(r) of the Existing Credit Agreement is hereby deleted in its entirety.

(e) Schedule 1.1(u) of the Existing Credit Agreement is hereby deleted in its entirety.

(f) Schedule 2.12(a) of the Existing Credit Agreement is hereby amended to delete the existing Schedule 2.12(a) in its entirety and replace it with Schedule 2.12(a) attached as Annex III to this Amendment.

(g) Schedule 5.20 of the Existing Credit Agreement is hereby amended to delete the existing Schedule 5.20 in its entirety and replace it with Schedule 5.20 attached as Annex IV to this Amendment.

(h) Schedule 5.21 of the Existing Credit Agreement is hereby amended to delete the existing Schedule 5.21 in its entirety and replace it with Schedule 5.21 attached as Annex V to this Amendment.

(i) Exhibit 1.1(s) of the Existing Credit Agreement is hereby deleted in its entirety.

(j) Exhibit 2.3 of the Existing Credit Agreement is hereby deleted in its entirety.

(k) Each of Exhibit 1.1(i), Exhibit 1.1(g), Exhibit 2.8, Exhibit 3.3, Exhibit 6.6, Exhibit 7.3 and Exhibit 11.11 to the Existing Credit Agreement is hereby amended to replace each reference to “J.P. Morgan SE” with “JPMorgan Chase Bank, N.A.”.

Section 2. 2026 Revolving Commitments.

(a) Subject to the terms and conditions set forth in this Amendment and the Credit Agreement, each 2026 Revolving Lender agrees to make available the 2026 Revolving Commitments to the Borrower on the Amendment No. 2 Effective Date in an aggregate principal amount equal to the amount set forth opposite such 2026 Revolving Lender’s name in Schedule 1 to this Amendment. Except as set forth in this Amendment and the Credit Agreement, the 2026 Revolving Commitments shall have identical terms as the Existing Revolving Commitments.

(b) As of the Amendment No. 2 Effective Date, (i) each 2026 Revolving Lender shall be deemed to be a “Lender”, and, if applicable, an “Issuing Bank”, (ii) each Issuing Bank shall be deemed to be an “Issuing Bank”, (iii) the 2026 Revolving Commitments shall be deemed to constitute “Commitments” and “Original Commitments” and (iv) the 2026 Revolving Loans shall be deemed to constitute “Revolving Loans” and “Loans”, in each case, for all purposes of the Credit Agreement and the other Credit Documents.

2

(c) The Borrower, each 2026 Revolving Lender (including in its capacity as an Issuing Bank, if applicable), each Issuing Bank, and the Administrative Agent agrees that (i) each Revolving Loan outstanding on the Amendment No. 2 Effective Date (immediately prior to giving effect to this Amendment) shall, on and after the Amendment No. 2 Effective Date, be deemed to be paid, (ii) each Letter of Credit outstanding on the Amendment No. 2 Effective Date (immediately prior to giving effect to this Amendment) shall, on and after the Amendment No. 2 Effective Date, be deemed to be and shall be outstanding under the 2026 Revolving Commitments and (iii) each such 2026 Revolving Lender will, upon the Amendment No. 2 Effective Date, hold participations in such outstanding Letters of Credit pro rata with its 2026 Revolving Commitments.

Section 3. Agency Resignation and Appointment.

(a) The Predecessor Administrative Agent hereby provides notice of its resignation as Administrative Agent under the Credit Agreement and the other Credit Documents, effective upon the Agency Effective Time. This Amendment constitutes the request and notice required pursuant to Section 10.7(a) of the Existing Credit Agreement.

(b) Effective as of the Agency Effective Time, (i) the Predecessor Administrative Agent hereby resigns as Administrative Agent under the Credit Agreement and the other Credit Documents in accordance with Section 10.7(a) of the Existing Credit Agreement, and the parties hereto agree that the resignation of the Predecessor Administrative Agent as the Administrative Agent under the Credit Documents shall become effective as of the Agency Effective Time and (ii) the Predecessor Administrative Agent’s rights, powers and duties (other than to the extent expressly provided herein) as Administrative Agent under the Credit Agreement and the other Credit Documents are hereby terminated, without any other or further act or deed on the part of the Predecessor Administrative Agent or any of the parties to the Credit Agreement or any holders of the Loans or Commitments, and the Predecessor Administrative Agent has no further obligations under the Credit Documents in such capacity, except as specifically set forth in this Amendment.

(c) Pursuant to Section 10.7(a) of the Existing Credit Agreement, (i) the Successor Administrative Agent is appointed as the successor Administrative Agent under the Credit Agreement and the other Credit Documents as of the Agency Effective Time and (ii) the Required Lenders under the Credit Agreement, the Borrower and the Predecessor Administrative Agent hereby accept and consent to the appointment of the Successor Administrative Agent as the successor Administrative Agent under the Credit Agreement and the other Credit Documents as of the Agency Effective Time.

(d) It is acknowledged and confirmed that, as of the Agency Effective Time:

(i) (A) the Successor Administrative Agent accepts its appointment as the successor Administrative Agent under the Credit Agreement and the other Credit Documents; (B) the Successor Administrative Agent shall bear no liability or responsibility for any actions taken or omitted to be taken by or on behalf of the Predecessor Administrative Agent, or any appointee or agent thereof, while it served as the Administrative Agent; and (C) the Predecessor Administrative Agent shall bear no liability or responsibility for any actions taken or omitted to be taken by the Successor Administrative Agent while serving as the Administrative Agent;

(ii) each party hereto agrees to execute any documentation and to take such other actions (including, for the avoidance of doubt, any filings or registrations) as may reasonably be necessary to evidence the resignation and appointments described herein, in each case, at the Borrower’s expense pursuant to the terms of Section 11.14 of the Credit Agreement;

3

(iii) (A) to the extent applicable and as otherwise set forth herein, the Successor Administrative Agent succeeds to and becomes vested with all of the rights, powers, privileges, obligations and duties of the Predecessor Administrative Agent under the Credit Agreement and the other Credit Documents and (B) the Predecessor Administrative Agent is discharged from all of its duties and obligations under the Credit Agreement and the other Credit Documents;

(iv) the provisions of Section 3.3, Article 10 and Section 11.14 of the Credit Agreement and any other reimbursement, indemnity or exculpatory provision set forth in any Credit Document or other document for the benefit of the Administrative Agent, any sub-agent thereof or their respective Related Parties and any other provision set forth in any Credit Document for the benefit of the Administrative Agent, any sub-agent thereof or their respective Related Parties shall, in each case, notwithstanding the resignation of the Predecessor Administrative Agent as of the Agency Effective Time:

(A) continue in effect for the benefit of the Predecessor Administrative Agent, its sub-agents and their respective Related Parties (collectively, the “Protected Predecessor Agent Parties”) to the same extent as such provisions applied to Protected Predecessor Agent Parties immediately prior to the Agency Effective Time, in respect of any actions taken or omitted to be taken by any of them, whether taken before or on the date of this Amendment while the Predecessor Administrative Agent was acting in such capacity, or any actions taken or omitted to be taken by any Protected Predecessor Agent Party in connection with this Amendment or any of the transactions contemplated hereby, and in respect of all liabilities, losses, damages, costs or expenses arising from or relating to the Credit Documents (whether now existing or hereafter arising) and all other indemnified liabilities in connection with the foregoing, and references in such provisions to the Administrative Agent shall be deemed to include the Predecessor Administrative Agent as predecessor Administrative Agent, and

(B) survive the termination of the Credit Agreement and payment of the Obligations to the extent such provisions expressly provide in the Credit Agreement that they survive the termination of the Credit Agreement and payment of the Obligations;

(v) each of Article 10 and Section 11.14 of the Credit Agreement applies in all respects to this Amendment for the benefit of the Predecessor Administrative Agent, the Successor Administrative Agent and each Protected Predecessor Agent Party in respect of any actions taken or omitted to be taken by any of them in connection with this Amendment or the transactions contemplated hereby; and

(vi) save for the resignation of the Predecessor Administrative Agent and replacement by the Successor Administrative Agent (with effect that the Successor Administrative Agent shall be entitled to all rights and security of the Predecessor Administrative Agent under or as referred to in the Credit Agreement and each of the other Credit Documents as and to the extent set forth herein) pursuant to this Amendment, the Credit Agreement, each of the Collateral Documents and each of the other Credit Documents (including, without limitation, any guarantee granted or security constituted thereby including pursuant to any Collateral Document) shall continue in full force and effect and be enforceable by the Successor Administrative Agent in accordance with, and subject to, its respective terms.

(e) The Borrower hereby agrees that, for purposes of the acknowledgement and agreement contained in paragraph (iv) of Section 3(d) of this Amendment regarding the continuing benefit of certain provisions of the Credit Documents for the Protected Predecessor Agent Parties, references to Section 3.3, Article 10 and Section 11.14 of the Credit Agreement or any other provision of any Credit Document for

4

the benefit of any Protected Predecessor Agent Party, including the defined terms used in such provisions and any related provisions of the Credit Documents, shall be deemed to refer to such provisions or defined terms in the Credit Agreement as they exist on the Agency Effective Time, without giving effect to any amendment, waiver or other modification thereof after the Agency Effective Time that is in any manner adverse to the Protected Predecessor Agent Parties.

(f) The Credit Parties expressly agree and acknowledge that the Successor Administrative Agent is not assuming any liability (i) under or related to the Credit Documents prior to the Agency Effective Time and (ii) for any and all claims under or related to the Credit Documents that may have arisen or accrued prior to the Agency Effective Time. On and after the Agency Effective Time, the Successor Administrative Agent is entitled to all the benefits of Article 10 and Article 11 of the Credit Agreement or otherwise set forth in the Credit Documents (but in each case subject to the limitations and exceptions set forth therein) and each of the Credit Parties party hereto hereby acknowledges and agrees that all provisions of the Credit Agreement and the other Credit Documents providing for the payment of fees and expenses of, and providing for indemnities for the benefit of, the Administrative Agent shall remain in full force and effect for the benefit of the Successor Administrative Agent.

(g) Notwithstanding anything herein or any Credit Document to the contrary, the parties hereto hereby acknowledge and agree that (i) the Successor Administrative Agent shall have no obligation to process or distribute any payments received from, or on behalf of, the Credit Parties or any other Person (other than the Predecessor Administrative Agent) with respect to the Obligations or the Credit Documents (including with respect to principal or interest of the Loans, or any fees owing to the Lenders), until the Successor Administrative Agent has received the administrative questionnaires and tax forms from each of the Lenders, and has had sufficient time to establish its records and payment system with respect thereto; provided that the Successor Administrative Agent shall use commercially reasonable efforts to establish such records and payment system promptly, (ii) the Borrower and each other Credit Party party hereto acknowledges and agrees that the Successor Administrative Agent and the Predecessor Administrative Agent shall have no liability as a result of delay in processing or distributing such payments as described in the preceding clause (i) and (iii) no Default or Event of Default shall be deemed to have occurred solely as a result of delay in processing or distributing such payments by the Successor Administrative Agent while its records and payment system are established as described in the preceding clause (i).

Section 4. Accounts. As of the Agency Effective Time, the Borrower hereby agrees that any payment required to be made to the Successor Administrative Agent (whether for its own account or for the account of the Lenders) under the Credit Agreement shall be made pursuant to wire instructions provided by the Successor Administrative Agent to the Lenders and the Borrower from time to time.

Section 5. Representations and Warranties.

(a) Each of the parties hereto hereby represents and warrants, as of the Amendment No. 2 Effective Date and immediately after giving effect to this Amendment, that (i) the execution, delivery and performance of this Amendment have been duly authorized by it, (ii) this Amendment constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be subject to (x) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (iii) this Amendment has been duly executed and delivered by it.

5

(b) Each of the Company and the Borrower (on behalf of each Credit Party) hereby represents and warrants, as of the Amendment No. 2 Effective Date and immediately after giving effect to this Amendment, that:

(i) the representations and warranties set forth in Article 5 of the Existing Credit Agreement are true and correct in all material respects (except for those representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, which are correct in all respects), and in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects (unless qualified by “materiality,” “Material Adverse Effect” or similar language, which are correct in all respects) as of such earlier date;

(ii) no Default or Event of Default has occurred and is continuing or would immediately result after giving effect to the 2026 Revolving Commitments and this Amendment;

(iii) all material governmental and third party approvals necessary in connection with the consummation of this Amendment, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect;

(iv) since December 31, 2025, no event or effect has occurred that has had or could reasonably be expected to have a Material Adverse Effect; and

(v) each of the Released Guarantors (as hereinafter defined) is an Immaterial Subsidiary, and an Excluded Subsidiary pursuant to clause (d) of the definition thereof.

(c) The Predecessor Administrative Agent hereby represents and warrants that it has not previously assigned its rights as Administrative Agent under the Credit Documents.

Section 6. Signing Conditions. This Amendment shall be signed upon the date (the “Amendment No. 2 Signing Date”) that this Amendment shall have been executed and delivered by the Borrower, the Company, each other Credit Party (other than the Released Guarantors, as hereinafter defined), each Existing Lender, each 2026 Revolving Lender, each Issuing Bank, the Predecessor Administrative Agent, the Successor Administrative Agent and the Common Security Agent. If the Amendment No. 2 Effective Date does not occur on or prior to the date that is fifteen (15) Business Days after the Amendment No. 2 Signing Date (unless such date is extended by the Required Lenders by written notice (which may be via email) to the Borrower, the Administrative Agent and the Common Security Agent), the amendments to the Existing Credit Agreement as set forth in this Amendment shall not be effective (other than the provisions of Section 8 and Section 15 of this Amendment).

Section 7. Conditions to Effectiveness. The Amendments to the Existing Credit Agreement and the provisions hereof set forth in Sections 1, 2, 3, 4, 5, 10, 11, 12, 13 and 20 hereof shall be effective on the date upon which each of the following conditions is satisfied or waived (the “Amendment No. 2 Effective Date”, and such time at which all of the following conditions have been satisfied or waived, the “Agency Effective Time”), which date shall be no later than fifteen (15) Business Days after the Amendment No. 2 Signing Date (unless such date is extended by the Required Lenders in accordance with Section 6 hereof):

(a) the Amendment No. 2 Signing Date shall have occurred;

(b) the Administrative Agent, the Common Security Agent and the 2026 Revolving Lenders shall have received each of the following, in each case, dated as of the Amendment No. 2 Effective Date:

6

(i) subject to clause (ii) below, (x) certificates of a Responsible Officer of each Credit Party party hereto containing specimen signatures of the Persons authorized to execute this Amendment or any other Credit Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors, of the shareholders (where legally required or advisable) and/or other appropriate body of such Credit Party (and resolutions of its shareholders, where customary), authorizing the execution and delivery of this Amendment and/or any other Credit Documents to which such entity is a party (including, without limitation, those Collateral Documents listed in Schedule 2 (Collateral and Guaranty Requirements Deliverables)) of this Amendment (as applicable) (or if such document has been previously delivered, certifying as to no change to the same since such prior delivery), (B) copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable (or if such document has been previously delivered, certifying as to no change to the same since such prior delivery), and such entity’s bye-laws/bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable (or if such document has been previously delivered, certifying as to no change to the same since such prior delivery) and (C) where applicable and customary, copies to such entity’s statutory registers and (y) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction, but excluding Seadrill Luxembourg S.à r.l. (f/k/a Seadrill China Operations Ltd. S.a.r.l.)) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization;

(ii) with respect to any Credit Party existing under Luxembourg law: (I) an extract (extrait) dated as of the date of this Amendment issued by the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés), (II) a certificate of non-inscription of a court decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) dated as of the date of this Amendment from the Luxembourg insolvency register (Reginsol) held and maintained with the Luxembourg Trade and Companies Register, and (III) a certificate of the manager(s) (gérant(s)) of such Luxembourg Guarantor certifying: (A) that it is (a) not subject to any procedure relating to bankruptcy (en faillite), judicial, consensual or conservatory measures under the law of 7 August 2023 on businesses preservation and modernization of bankruptcy law (the “Luxembourg Bankruptcy Modernisation Law”), suspension of payments (sursis de paiement), conciliation (conciliation), voluntary arrangement with creditors (réorganisation par accord amiable), court-ordered reorganisation (accord collectif), judicial transfer of activities (transfert par décision de justice), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), or, administrative dissolution without liquidation (dissolution administrative sans liquidation) proceedings; (b) it is not, and it will not as a result of its entry into the Credit Documents to which it is a party be, in a state of cessation of payments (cessation des paiements) and has not lost and will not lose its commercial creditworthiness (ébranlement de credit); (c) no discussion has started with the Minister of Economy (Ministre ayant l’Economie dans ses attributions) or the Minister for Small and Medium-Sized Enterprises (Ministre ayant les Classes moyennes dans ses attributions) in respect of financial difficulties which could jeopardise all or part of its business under the Luxembourg Bankruptcy Modernisation Law; (d) no application has been made by it or, as far as it is aware, by any other entitled person for the appointment of a commissaire, conciliateur, juge-commissaire, liquidateur, curateur, mandataire de justice, or similar officer pursuant to any insolvency or similar proceedings; and (e) as far as it is aware, no petition for the opening of such proceedings has been presented by any other person entitled to do so; (B) that each copy document relating to it and attached to the certificate is true, accurate and complete in all respects on such date, in full force and effect, not amended and not superseded; (C) that it complies with Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated 31 May 1999 on the domiciliation of companies, as amended from time to time; and (D) guaranteeing the total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded;

7

(iii) a certificate of a Responsible Officer of the Company and the Borrower certifying to the representations and warranties set forth in Section 5(b) hereof;

(iv) a certificate from a Financial Officer of the Company certifying that the Company and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated by this Amendment, are Solvent; and

(v) each of the following opinions of counsel to either the Company or the Administrative Agent as previously delivered pursuant to Section 4.2(a) of the Existing Credit Agreement or Section 6.12 of the Existing Credit Agreement, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Amendment, and on which each Agent can conclusively rely:

(A) Baker Botts L.L.P, New York and Texas counsel to the Credit Parties;

(B) Appleby (Bermuda) Limited, Bermuda counsel to the Agents;

(C) Basch & Rameh, Brazilian counsel to the Agents;

(D) Conyers Dill & Pearman, Cayman Islands counsel to the Credit Parties in respect of the capacity of each Credit Party incorporated or organized under the laws of the Cayman Islands to enter into this Amendment and any other Credit Documents to which such Credit Party is party to;

(E) Latham & Watkins (London) LLP, English counsel to the Administrative Agent;

(F) A&O Shearman, Hungarian counsel to the Agents;

(G) (1) Loyens & Loeff, Luxembourg counsel to the Credit Parties in respect of, amongst others, the capacity of each Credit Party incorporated or organized under the laws of Luxembourg to enter into this Amendment and any other Credit Documents to which such Credit Party is party to, and the choice of law, jurisdiction and enforcement of judgements with respect to non-Luxembourg law governed Credit Documents and (2) an enforceability opinion of NautaDutilh Avocats Luxembourg S.à r.l., Luxembourg counsel to the Agents;

(H) Cozen O’Connor P.C., Marshall Islands counsel to the Credit Parties in respect of the capacity of each Credit Party incorporated or organized under the laws of the Republic of The Marshall Islands to enter into this Amendment and any other Credit Documents to which such Credit Party is party to;

(I) (1) Advokatfirmaet Thommessen AS, Norwegian counsel to the Credit Parties in respect of the capacity of each Credit Party incorporated or organized under the laws of Norway to enter into this Amendment and any other Credit Documents to which such Credit Party is party to and (2) an enforceability opinion of Advokatfirmaet BAHR AS, Norwegian counsel to the Agents;

8

(J) an enforceability opinion of Arias, Fabrega & Fabrega, Panamanian counsel to the Agents; and

(K) (1) Homburger AG, Swiss counsel to the Credit Parties in respect of the capacity of each Credit Party incorporated or organized under the laws of Switzerland to enter into this Amendment and any other Credit Documents to which such Credit Party is party to and (2) an enforceability opinion of Lenz & Staehelin, Swiss counsel to the Agents;

(c) subject to the Agreed Security Principles, the Company shall have delivered to the Agents, or cause to be delivered, each of the documents and instruments identified on Schedule 2 to this Amendment, duly executed by each party thereto, reasonably necessary to satisfy the Collateral and Guaranty Requirements on and as of the Amendment No. 2 Effective Date and immediately after giving effect to the 2026 Revolving Commitments;

(d) the Predecessor Administrative Agent, the Successor Administrative Agent, the Common Security Agent, the Existing Lenders and the 2026 Revolving Lenders, as applicable, shall have received all fees and reasonable and documented out-of-pocket expenses (including, without limitation, legal fees and expenses of Latham & Watkins LLP and White & Case LLP) due and payable by the Credit Parties in accordance with Section 11.14 of the Credit Agreement on the Amendment No. 2 Effective Date (in the case of any such expenses, to the extent invoiced at least two (2) Business Days prior to the Amendment No. 2 Effective Date (or such later date as the Borrower may reasonably agree));

(e) the Administrative Agent, the Common Security Agent and each 2026 Revolving Lender who has requested the same shall have received, at least three (3) Business Days prior to the Amendment No. 2 Effective Date, (i) all documentation and other information regarding the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) to the extent applicable, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower in a form reasonably satisfactory to the Administrative Agent, the Common Security Agent and each requesting 2026 Revolving Lender, in the case of clauses (i) and (ii) above, to the extent reasonably requested in writing at least eight (8) Business Days prior to the Amendment No. 2 Effective Date; and

(f) the Company shall have delivered to the Agents, or cause to be delivered, each of the documents and instruments identified on Part C of Annex VI to this Amendment and any other documents and instruments in accordance with Section 19(c) hereof, in each case, duly executed by each party thereto.

Section 8. Conditions Subsequent.

(a) Within two hundred seventy (270) days of the Amendment No. 2 Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower shall, and shall cause Seadrill Auriga Hungary Kft., solely to the extent such Subsidiary is a Guarantor, to file with the Company Information Service of the Ministry of Justice (in Hungarian: Céginformációs Szolgálat) the audited financial statements of Seadrill Auriga Hungary Kft. for the financial year ending in December 31, 2025 that are required to be filed with the Company Information Service of the Ministry of Justice.

(b) Within two hundred seventy (270) days of the Amendment No. 2 Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower shall, and shall cause Seadrill Luxembourg S.à r.l. to, solely to the extent such Subsidiary is a Guarantor, file with the Luxembourg Trade and Companies Register the outstanding annual accounts of Seadrill Luxembourg S.à r.l. for each of the financial years ending on December 31, 2023, December 31, 2024, and December 31, 2025 as required under Luxembourg law. Promptly, and in any event within three (3) Business Days after

9

any Responsible Officer of the Borrower, Seadrill Luxembourg S.à r.l. or any other Credit Party receives any notice or warning from the Luxembourg public prosecutor or any other competent Luxembourg authority arising from the failure of Seadrill Luxembourg S.à r.l. to timely file its annual accounts, the Borrower shall, or shall cause the relevant Credit Party to, provide the Administrative Agent (who will in turn provide notice to the Lenders) with a copy of such notice or warning or, if such notice or warning is not in writing, a written summary in reasonable detail thereof.

Section 9. Fees and Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Predecessor Administrative Agent, Common Security Agent and the Successor Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including reasonable and documented attorney’s fees of the Predecessor Administrative Agent’s legal counsel and the Successor Administrative Agent’s legal counsel.

Section 10. Further Assurances.

(a) Without limiting their obligations in any way under any of the Credit Documents, the Borrower agrees to (x) execute and deliver all documents as are reasonably requested by the Successor Administrative Agent to transfer the rights and privileges of the Predecessor Administrative Agent under the Credit Documents to the Successor Administrative Agent, and (y) take all actions reasonably requested by the Successor Administrative Agent to facilitate the transfer of information to the Successor Administrative Agent in connection with the Credit Documents at the Borrower’s expense in accordance with Section 11.14 of the Credit Agreement.

(b) The Predecessor Administrative Agent agrees that, on and after the Agency Effective Time, in each case at the Borrower’s expense in accordance with Section 11.14 of the Credit Agreement, the Predecessor Administrative Agent shall take such actions as may be reasonably requested by the Successor Administrative Agent from time to time in order to effect the matters covered hereby; provided that any document, instrument or agreement to be furnished or executed by, or other action to be taken by, the Predecessor Administrative Agent shall be reasonably satisfactory to it.

Section 11. Return of Payments.

(a) In the event that, after the Agency Effective Time, the Predecessor Administrative Agent receives any principal, interest or other amount owing to any Lender or to the Successor Administrative Agent under the Credit Agreement or under any other Credit Document, the Predecessor Administrative Agent agrees that such payment shall be held in trust for the Successor Administrative Agent, and the Predecessor Administrative Agent shall promptly return, without setoff or counterclaim, such payment to the Successor Administrative Agent, as applicable, for payment to the Person entitled thereto, in each case, at the Borrower’s expense.

(b) In the event that, after the Agency Effective Time, the Successor Administrative Agent receives any principal, interest or other amount owing to the Predecessor Administrative Agent (in its capacity as the Administrative Agent under the Existing Credit Agreement or under any other Credit Document), the Successor Administrative Agent agrees that such payment shall be held in trust for the Predecessor Administrative Agent, and the Successor Administrative Agent shall promptly return, without setoff or counterclaim, such payment to the Predecessor Administrative Agent.

(c) Subject to paragraph (iv) of Section 3(d) of this Amendment, but notwithstanding any other provision herein or in any other Credit Document to the contrary, on and after the Agency Effective Time, all payments of principal, interest, fees and other Obligations payable by any Credit Party under the Credit Documents to the Administrative Agent shall be payable to the Successor Administrative Agent, as the Administrative Agent under the Credit Agreement and the other Credit Documents, as and when such amounts become due and payable pursuant to the Credit Documents.

10

Section 12. Reaffirmation.

(a) Each of the Credit Parties party hereto hereby consents to this Amendment and the transactions contemplated hereby. Each of the Credit Parties party hereto further (a) reaffirms and confirms its respective guarantees, pledges, grants of security interests or Liens and other obligations under the Credit Agreement and each of the other Credit Documents to which it is a party, in respect of, and to secure, the Obligations, (b) agrees that, notwithstanding the execution or effectiveness of this Amendment and the transactions contemplated hereby, the Credit Documents to which it is a party or otherwise bound, and such guarantees, pledges, grants of security interests or Liens and other obligations thereunder, shall continue to be in full force and effect in accordance with the terms thereof and subject to the limitations set out therein and (c) represents and warrants that the execution and delivery of this Amendment has been duly authorized by such Guarantor, as applicable, and this Amendment constitutes the legal, valid and binding obligation of such Guarantor, as applicable, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). For the avoidance of doubt, to the extent any Panamanian law-governed naval mortgage requires amendment to reflect the transactions contemplated by this Amendment, the applicable parties shall execute such amendment and cause it to be filed for registration at the Public Registry of Property of Vessels of the Panama Maritime Authority.

(b) Without limiting the generality of Section 12(a), each of Seadrill Treasury UK Limited, Seadrill Rig Holding Company Limited, North Atlantic Elara Ltd. and Seadrill UK Ltd. (each in its capacity as a security provider under the Norwegian Collateral Documents (as defined below)) hereby confirms that the security interests created under each of the following Norwegian law governed Collateral Documents (collectively, the “Norwegian Collateral Documents”): (i) the Account Charge Agreement dated 20 September 2023 between Seadrill Treasury UK Limited (as chargor) and GLAS Trust Company LLC (as Common Security Agent); (ii) the Account Charge Agreement dated 20 September 2023 between Seadrill Rig Holding Company Limited (as chargor) and GLAS Trust Company LLC (as Common Security Agent); (iii) the Ship Mortgage Deed dated 27 July 2023 granted by North Atlantic Elara Ltd. over the vessel West Elara in favour of GLAS Trust Company LLC (as Common Security Agent); and (iv) the Share Charge Agreement dated 20 September 2023 between Seadrill UK Ltd. (as chargor) and GLAS Trust Company LLC (as Common Security Agent) in respect of the shares in Seadrill Offshore AS (the “Norwegian Share Charge Agreement”), shall continue in full force and effect and shall not be released, discharged, impaired or otherwise affected by this Amendment or the transactions contemplated hereby, and each such Norwegian Collateral Document shall continue to secure the Obligations in accordance with its respective terms and be enforceable in accordance with Norwegian law.

Section 13. Acknowledgment.

(a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent, the Common Security Agent or the Lenders under the Existing Credit Agreement (other than as amended by this Amendment) and the other Credit Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement (other than as amended by this Amendment) or any of the other Credit Documents, all of which are ratified and reaffirmed in all respects and shall continue in full force and effect.

11

(b) From and after the Amendment No. 2 Effective Date, all references in the Credit Agreement and the other Credit Documents to the Existing Credit Agreement shall mean the Existing Credit Agreement, as amended by this Amendment. On and after the Amendment No. 2 Effective Date, this Amendment shall constitute a Credit Document for purposes of the Credit Agreement. On and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Credit Document to the Credit Agreement shall be deemed to be a reference to the Credit Agreement as amended hereby.

Section 14. Counterparts. This Amendment may be executed in any number of counterparts, and by different parties hereto on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment, that is an Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment shall be deemed to include electronic signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 15. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 16. Governing Law; Submission to Jurisdiction. THIS AMENDMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. Sections 11.15(b) and (d) of the Existing Credit Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis.

Section 17. Entire Agreement. THIS AMENDMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 18. Severability. Section 11.18 of the Existing Credit Agreement is hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis.

Section 19. Entitlement to Rely. The Successor Administrative Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, the records and other information supplied to it by the Predecessor Administrative Agent, the Borrower or any of their respective Affiliates, and in no event shall the Successor Administrative Agent have any liability in respect of the calculations, determinations or distributions of funds made by the Borrower or the Predecessor Administrative Agent prior to the effectiveness of this Amendment, nor shall the Successor Administrative Agent have any liability after the effectiveness of this Amendment to the extent that any calculation, determination or

12

distribution of funds is made by it, in good faith, based in whole or in part on information supplied to it by the Predecessor Administrative Agent, the Borrower or any of their respective Affiliates in connection with the transfer of the role of administrative agent under the Credit Documents from the Predecessor Administrative Agent to the Successor Administrative Agent; provided that the Successor Administrative Agent shall not incur any liability with respect to any records or other information in the possession of (or would be reasonably expected to be in the possession of) the Predecessor Administrative Agent, the Borrower or any of their respective Affiliates that are not supplied to the Successor Administrative Agent by the Predecessor Administrative Agent, the Borrower or any of their respective Affiliates. It is the intention and understanding of the parties hereto that any exchange of information under this Amendment that is otherwise protected against disclosure by privilege, doctrine or rule of confidentiality (such information, “Privileged Information”), whether before or after the Agency Effective Time (i) shall not waive any applicable privilege, doctrine or rule of protection from disclosure, (ii) shall not diminish the confidentiality of the Privileged Information and (iii) shall not be asserted as a waiver of any such privilege, doctrine or rule by the Predecessor Administrative Agent or the Successor Administrative Agent.

Section 20. Guarantor and Collateral Releases.

(a) Effective as of the Amendment No. 2 Effective Date, each Subsidiary of the Company listed on Part A of Annex VI attached to this Amendment (the “Released Guarantors”) is hereby released from, and the guaranty and obligations of each Released Guarantor under the Guarantee Agreement and any other Credit Documents are terminated as to such Released Guarantor. All Liens granted by any Released Guarantor under the Collateral Documents are hereby released and terminated, and all share pledges and other Liens on the Equity Interests of any Released Guarantor (and any related stock powers, certificates and transfer instructions) are hereby released and terminated, and the certificated securities or equity instruments delivered in connection therewith as identified in Annex VII attached to this Agreement shall be returned or relinquished to the Borrower or the applicable pledgor (collectively, the “Released Guarantor Collateral”).

(b) Effective as of the Amendment No. 2 Effective Date, all Liens and security interests created under any Collateral Document in or on any of the Rigs listed on Part B of Annex VI attached to this Amendment (the “Released Rigs”) are hereby released and terminated, including, without limitation, any Collateral Rig Mortgage, deed of covenant, notice of mortgage, assignment of insurances and earnings, account charge, and any related registration or filing with the applicable vessel or ship registry or other public office in respect of a Released Rig (collectively, the “Released Rig Collateral”).

(c) Each Existing Lender hereby consents to the foregoing releases of the Released Guarantors, the Released Guarantor Collateral and the Released Rig Collateral and authorizes and instructs the Administrative Agent and the Common Security Agent to execute, deliver, file or record (or cause to be filed or recorded) the documents listed on Part C of Annex VI attached hereto and any other release instruments, termination statements, satisfactions, discharges, deregistrations, reconveyances, notices or documents and to take any other actions reasonably requested by the Borrower to evidence or effectuate the foregoing (at the Borrower’s expense), in each case solely as they relate to the Released Guarantors, the Released Guarantor Collateral or the Released Rig Collateral. For the avoidance of doubt, nothing in this Section 20 releases, impairs, or affects any Guaranty of any Person that is not a Released Guarantor, any Lien on property not constituting Released Guarantor Collateral or Released Rig Collateral, or any Obligations of the Borrower or any other Credit Party under the Credit Documents.

Section 21. Common Security Agent. Each Lender hereby instructs the Common Security Agent to enter into this Amendment and to perform the obligations set out herein. All rights, protections, indemnities, immunities and benefits granted to the Common Security Agent in the Credit Agreement or any other Credit Document shall apply to the Common Security Agent in connection with this Amendment.

13

[Remainder of page intentionally left blank]

14

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SEADRILL FINANCE LIMITED, an exempted company incorporated under the laws of Bermuda, as the Borrower

By:	/s/ Grant Creed
Name: Grant Creed
Title: Authorized Signatory

SEADRILL LIMITED, an exempted company incorporated under the laws of Bermuda, as the Company

By:	/s/ Grant Creed
Name: Grant Creed
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

OTHER GUARANTORS

SEADRILL RIG HOLDING COMPANY LIMITED

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL TREASURY UK LIMITED

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL GEMINI LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL CARINA LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL TELLUS LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL SATURN LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL JUPITER LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL POLARIS LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

SEADRILL UK LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL GLOBAL SERVICES LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

NORTH ATLANTIC ELARA LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL NORWAY OPERATIONS LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL NORTH ATLANTIC HOLDINGS LIMITED

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL AMERICAS, INC.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

AQUADRILL CAPRICORN HOLDINGS LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

SEADRILL GULF OPERATIONS NEPTUNE LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEVAN DRILLING NORTH AMERICA LLC

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL OFFSHORE AS

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL DEEPWATER DRILLSHIP LTD.

Executed as a DEED

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

SEADRILL AURIGA HUNGARY KFT.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory, based on power of attorney

SEADRILL LUXEMBOURG S.À R.L. (F/K/A SEADRILL CHINA OPERATIONS LTD. S.A.R.L.), a private limited liability company (société à responsabilité limitée), existing under the laws of Luxembourg, having its registered office at 8, Avenue de la Gare, L- 1610 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B176906

By:	/s/ Sébastien François
Name: Sébastien François
Title: Class B manager and Authorized signatory

[Signature Page to Amendment No. 2]

SEADRILL SERVIÇOS DE PETRÓLEO LTDA.

By:	/s/ Cristina Vasconcellos Prisco Paraiso Ramos Bueno
Name: Cristina Vasconcellos Prisco Paraiso Ramos Bueno
Title: Director

SEADRILL SWITZERLAND GMBH

By:	/s/ Richard Harker
Name: Richard Harker
Title: Managing Director

SEADRILL SERVIÇOS DE PERFURAÇÃO LTDA.

By:	/s/ Cristina Vasconcellos Prisco Paraiso Ramos Bueno
Name: Cristina Vasconcellos Prisco Paraiso Ramos Bueno
Title: Director

SEADRILL MANAGEMENT AME LTD.

By:	/s/ James Ferrow
Name: James Ferrow
Title: Authorized Signatory

[Signature Page to Amendment No. 2]

J.P. MORGAN SE, as Predecessor Administrative Agent

By:	/s/ Karolina Glinka
Name: Karolina Glinka
Title: Vice President

[Signature Page to Amendment No. 2]

JPMORGAN CHASE BANK, N.A., as Successor Administrative Agent

By:	/s/ Cameron Strock
Name: Cameron Strock
Title: Authorized Officer

[Signature Page to Amendment No. 2]

GLAS TRUST COMPANY LLC, as Common Security Agent

By:	/s/ Katie Fischer
Name: Katie Fischer
Title: Vice President

[Signature Page to Amendment No. 2]

JPMORGAN CHASE BANK, N.A., London Branch, as an Existing Lender

By:	/s/ Ben MacDonald
Name: Ben MacDonald
Title: Managing Director

[Signature Page to Amendment No. 2]

JPMORGAN CHASE BANK, N.A., as a 2026 Revolving Lender

By:	/s/ Cameron Strock
Name: Cameron Strock
Title: Authorized Officer

[Signature Page to Amendment No. 2]

CITIBANK N.A., as an Existing Lender and a 2026 Revolving Lender

By:	/s/ Todd Mogil
Name: Todd Mogil
Title: Vice President

[Signature Page to Amendment No. 2]

DEUTSCHE BANK AG, NEW YORK BRANCH, as an Existing Lender and a 2026 Revolving Lender

By:	/s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By:	/s/ Craig Cheverko
Name: Craig Cheverko
Title: Vice President

[Signature Page to Amendment No. 2]

DNB BANK ASA, as an Existing Lender and Issuing Bank

By:	/s/ Thomas Lie
Name: Thomas Lie
Title: Director

By:	/s/ Ben Blikstad
Name: Ben Blikstad
Title: Managing Director

[Signature Page to Amendment No. 2]

DNB CAPITAL LLC, as a 2026 Revolving Lender

By:	/s/ Andrew J. Shohet
Name: Andrew J. Shohet
Title: Managing Director

By:	/s/ Jessika Kai-Tseng Larsson
Name: Jessika Kai-Tseng Larsson
Title: Client Executive

[Signature Page to Amendment No. 2]

BARCLAYS BANK PLC, as an Existing Lender and a 2026 Revolving Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Amendment No. 2]

SCHEDULE 1

2026 REVOLVING COMMITMENTS

2026 Revolving Lender	2026 Revolving Commitment
JPMorgan Chase Bank, N.A.	$62,500,000
Citibank N.A.	$62,500,000
Deutsche Bank AG New York Branch	$62,500,000
DNB Capital LLC	$62,500,000
Barclays Bank PLC	$50,000,000

TOTAL	$300,000,000.00

EXHIBIT A

Credit Agreement

[See attached]

~~Final~~Execution Version

Conformed to reflect changes effected by Amendment No. ~~1~~2, dated ~~April 3~~June 16, 2026

SENIOR SECURED REVOLVING CREDIT AGREEMENT

Dated as of

July 11, 2023

as amended by Amendment No. 1 to Senior Secured Revolving Credit Agreement, dated as of April 3, 2026,

as amended by Amendment No. 2 to Senior Secured Revolving Credit Agreement, dated as of June 16, 2026 among

SEADRILL FINANCE LIMITED,

as the Borrower,

SEADRILL LIMITED,

as the Company,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

~~J.P. MORGAN SE,~~

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

GLAS TRUST COMPANY LLC,

as Common Security Agent

THE ISSUING BANKS

FROM TIME TO TIME PARTY HERETO

J.P. MORGAN SECURITIES PLC as the Sole Global Coordinator and Sole Bookrunner

J.P. MORGAN SECURITIES PLC, CITIBANK N.A., ~~LONDON BRANCH,~~ DEUTSCHE BANK SECURITIES INC. and DNB ~~BANK ASA~~CARNEGIE, INC., as Joint Lead Arrangers,

and

BARCLAYS BANK PLC

as Arranger

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS; INTERPRETATION		1

Section 1.1.	Definitions	1
Section 1.2.	Time of Day	~~69~~70
Section 1.3.	Accounting Terms; GAAP	~~69~~70
Section 1.4.	Terms Generally; Rules of Construction	~~70~~71
Section 1.5.	Interest Rates; Benchmark Notifications	~~70~~71
Section 1.6.	Divisions	~~71~~72

ARTICLE 2 THE CREDIT FACILITIES		~~71~~72

Section 2.1.	Commitments for Revolving Loans	~~71~~72
Section 2.2.	Types of Revolving Loans and Minimum Borrowing Amounts	~~71~~72
Section 2.3.	Manner of Revolving Loan Borrowings; Continuations and Conversions of Revolving Loan Borrowings	72
Section 2.4.	Interest Periods	74
Section 2.5.	Funding of Revolving Loans	~~74~~75
Section 2.6.	Applicable Interest Rates	76
Section 2.7.	Default Rate	76
Section 2.8.	Repayment of Loans; Evidence of Debt	77
Section 2.9.	Optional Prepayments of Loans	~~78~~79
Section 2.10.	Mandatory Prepayments of Loans	~~78~~79
Section 2.11.	Breakage Fees	~~80~~81
Section 2.12.	Letters of Credit	~~80~~81
Section 2.13.	Reductions and Terminations of the Commitments	~~87~~88
Section 2.14.	Incremental Revolving Credit Commitments	~~88~~89
Section 2.15.	Defaulting Lenders	~~91~~92

ARTICLE 3 FEES AND PAYMENTS		~~93~~94

Section 3.1.	Fees	~~93~~94
Section 3.2.	Place and Application of Payments	~~94~~95
Section 3.3.	Withholding Taxes	~~95~~96

ARTICLE 4 CONDITIONS PRECEDENT		100

Section 4.1.	Signing Date	100
Section 4.2.	Effective Date	~~100~~101
Section 4.3.	All Credit Extensions after the Effective Date	105

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		~~105~~106

Section 5.1.	Corporate Organization	~~105~~106
Section 5.2.	Power and Authority; Validity	~~105~~106

Section 5.3.	No Violation	~~105~~106
Section 5.4.	Litigation and Environmental Matters	107
Section 5.5.	Use of Proceeds; Margin Regulations~~.~~	~~106~~107
Section 5.6.	Investment Company Act	108
Section 5.7.	Anti-Corruption Laws; Sanctions Laws and Regulations	~~107~~108
Section 5.8.	True and Complete Disclosure	~~107~~108
Section 5.9.	Financial Statements	109
Section 5.10.	No Material Adverse Change	~~108~~109
Section 5.11.	Taxes	~~108~~109
Section 5.12.	Consents	~~108~~109
Section 5.13.	Insurance	~~108~~109
Section 5.14.	Intellectual Property	~~108~~109
Section 5.15.	Ownership of Property	~~109~~110
Section 5.16.	Existing Indebtedness	~~109~~110
Section 5.17.	Existing Liens	~~109~~110
Section 5.18.	Affected Financial Institutions	~~109~~110
Section 5.19.	Compliance With Laws	~~109~~110
Section 5.20.	Subsidiaries	~~109~~110
Section 5.21.	Rigs.	111
Section 5.22.	Collateral Documents	~~110~~111
Section 5.23.	No Immunity	~~111~~112
Section 5.24.	Senior Obligations~~..~~	~~111~~112
Section 5.25.	Solvency	~~111~~112
Section 5.26.	ERISA	~~111~~112

ARTICLE 6 AFFIRMATIVE COVENANTS		~~111~~112

Section 6.1.	Corporate Existence	~~111~~112
Section 6.2.	Maintenance of Properties, including Rigs; Rig Contracts	113
Section 6.3.	Taxes	~~113~~114
Section 6.4.	ERISA	~~113~~115
Section 6.5.	Insurance	~~114~~115
Section 6.6.	Financial Reports and Other Information	~~114~~115
Section 6.7.	Lender Inspection Rights	~~118~~117
Section 6.8.	Conduct of Business	~~118~~119
Section 6.9.	Compliance with Laws	~~118~~120
Section 6.10.	Use of Property and Facilities; Environmental Laws	~~119~~120
Section 6.11.	PSC Regime	~~119~~120
Section 6.12.	Collateral and Guaranty Requirements	~~119~~120
Section 6.13.	Further Assurances	~~121~~123

Section 6.14.	Change of Ownership; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; Etc	~~122~~123
Section 6.15.	Post-Closing Matters	~~122~~123
Section 6.16.	Specified Ineligible LCE Available Excess Cash	~~122~~124
~~Section 6.17.~~	~~Harsh Environment Subsidiaries..~~	~~123~~

ARTICLE 7 NEGATIVE COVENANTS		~~123~~124

Section 7.1.	Restrictions on Fundamental Changes	~~123~~124
Section 7.2.	Liens	~~124~~125
Section 7.3.	Indebtedness	~~128~~129
Section 7.4.	Transactions with Controlling Affiliates	~~131~~132
Section 7.5.	Restricted Payments; Debt Redemptions	~~131~~133
Section 7.6.	Amendment of Material Documents	~~134~~135
Section 7.7.	Financial Covenants	~~134~~136
Section 7.8.	Use of Proceeds	~~135~~136
Section 7.9.	Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries	~~135~~136
Section 7.10.	Negative Pledge Agreements; Dividend Restrictions	~~136~~137
Section 7.11.	Limitation on Asset Sales	~~136~~138
Section 7.12.	Flag and Registry	~~137~~138
Section 7.13.	Sanctions and Anti-Corruption Laws	~~137~~139

ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES		~~138~~139

Section 8.1.	Events of Default	~~138~~139
Section 8.2.	Non-Bankruptcy Defaults	~~140~~142
Section 8.3.	Bankruptcy Defaults	~~141~~142
Section 8.4.	Collateral Account~~.~~	~~141~~142
Section 8.5.	Notice of Default	~~142~~143
Section 8.6.	Expenses	~~142~~143
Section 8.7.	Distribution and Application of Proceeds	~~142~~144

ARTICLE 9 CHANGE IN CIRCUMSTANCES		~~144~~145

Section 9.1.	Change in Law	~~144~~145
Section 9.2.	Alternate Rate of Interest	~~145~~146
Section 9.3.	Increased Cost and Reduced Return	~~147~~148
Section 9.4.	Lending Offices	~~149~~150
Section 9.5.	Discretion of Lender as to Manner of Funding	~~149~~150
Section 9.6.	Substitution of Lender or Issuing Bank	~~149~~150

ARTICLE 10 THE AGENTS; ISSUING BANKS; RELEASE OF GUARANTIES AND LIENS		~~150~~151

Section 10.1.	Appointment and Authorization of the Agents	~~150~~151
Section 10.2.	Rights and Powers	~~151~~152
Section 10.3.	Action by any Agent	~~152~~152
Section 10.4.	Consultation with Experts	~~153~~154
Section 10.5.	Indemnification Provisions; Credit Decision	~~153~~154
Section 10.6.	Indemnity	~~155~~156
Section 10.7.	Resignation	~~155~~156
Section 10.8.	Collateral and Guaranty Matters; Holders of Specified Swap Agreement Obligations, Specified Cash Management Obligations and Specified Bilateral Obligations	~~157~~158
Section 10.9.	Credit Bidding	~~158~~160
Section 10.10.	Certain ERISA Matters~~.~~	~~159~~161
Section 10.11.	Acknowledgements of Lenders and Issuing Banks~~.~~	~~161~~162
Section 10.12.	Withholding~~.~~	~~163~~164
Section 10.13.	Common Security Agent~~..~~	~~163~~164

ARTICLE 11 MISCELLANEOUS		~~164~~165

Section 11.1.	No Waiver	~~164~~165
Section 11.2.	Non-Business Day	~~164~~165
Section 11.3.	Documentary Taxes	~~164~~165
Section 11.4.	Value Added Tax	~~164~~166
Section 11.5.	Survival of Representations	~~16~~167
Section 11.6.	Survival of Indemnities	~~166~~167
Section 11.7.	Setoff	~~166~~167
Section 11.8.	Notices~~.~~	~~167~~168
Section 11.9.	Counterparts	173
Section 11.10.	Successors and Assigns	174
Section 11.11.	Participations in Borrowings and Notes; Sales and Transfers of Borrowing and Notes; Register~~.~~	175
Section 11.12.	Amendments, Waivers and Consents	179
Section 11.13.	Headings	181
Section 11.14.	Legal Fees, Other Costs and Indemnification	181
Section 11.15.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	183
Section 11.16.	Confidentiality	185
Section 11.17.	Effectiveness	186
Section 11.18.	Severability	186
Section 11.19.	Currency Conversion	186
Section 11.20.	Exchange Rates~~.~~	186
Section 11.21.	[Reserved]	187
Section 11.22.	Final Agreement	187
Section 11.23.	Officer’s Certificates	188

Exhibits:

Exhibit 1.1(i)	- Form of Intercreditor Agreement
Exhibit 1.1(g)	- Form of Guarantee Agreement
~~Exhibit 1.1(s)~~	~~- Form of Stated Maturity Liquidity Test certification~~
~~Exhibit 2.3~~	~~- Form of Borrowing Request~~
Exhibit 2.8	- Form of Note
Exhibit 3.3	- Form of Tax Certificates
Exhibit 6.6	- Form of Compliance Certificate
Exhibit 7.3	- Subordination Terms
Exhibit 11.11	- Form of Assignment Agreement

Schedules:

Schedule 1.1(c)	- Commitment Schedule
Schedule 1.1(e)	- Excluded Rigs
~~Schedule1.1(r)~~	~~- Harsh Environment Rigs and Harsh Environment Subsidiaries~~
Schedule 1.1(p)	- Existing Permitted Investments
~~Schedule 1.1(u)~~	~~- Effective Date Unrestricted Subsidiaries~~
Schedule 2.12(a)	Maximum L/C Issuance Amounts
Schedule 2.12(h)	- Existing Letters of Credit
Schedule 4.1-1	- Certain Effective Date Credit Documents and Deliverables
Schedule 4.1-2	- Legal Opinions
Schedule 5.17	- Existing Liens
Schedule 5.20	- Subsidiaries
Schedule 5.21	- Amendment No. 2 Effective Date Collateral Rigs
Schedule 6.2	- Approved Appraisers
Schedule 6.5	- Insurance Requirements
Schedule 6.15	- Post-Closing Matters
Schedule 7.3	- Indebtedness
Schedule 7.12	- Acceptable Flag Jurisdictions

SENIOR SECURED REVOLVING CREDIT AGREEMENT

THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of July 11, 2023, is by and among SEADRILL LIMITED, an exempted company incorporated under the laws of Bermuda (the “Company”), SEADRILL FINANCE LIMITED, an exempted company incorporated under the laws of Bermuda (the “Borrower”), the lenders from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), each Issuing Bank from time to time party hereto, ~~J.P. MORGAN SE~~JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, and GLAS Trust Company LLC, as Common Security Agent for the Secured Parties (as defined in the Intercreditor Agreement).

RECITALS:

A. The Borrower has requested that the Lenders and the Issuing Banks extend credit to it from time to time subject to the terms of this Agreement; and

B. The Lenders and the Issuing Banks are willing to make available to the Borrower such credit upon the terms and subject to the conditions and requirements set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions . Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acceptable Flag Jurisdiction” means (a) any flag jurisdiction listed on Schedule 7.12 and (b) any other flag jurisdiction approved by the Administrative Agent, acting on the instructions of the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed).

“Account Control Agreement” means, with respect to any Commodity Account, Deposit Account or Securities Account established or owned by a Credit Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent and if applicable, the Common Security Agent, establishing Control (as defined in the U.S. Collateral Agreement) of such Commodity Account, Deposit Account or Securities Account, as applicable, by the applicable Agent party thereto (it being understood and agreed that, unless an Event of Default has occurred and is continuing and notice has been delivered by such Agent under such agreement, no Agent shall exercise dominion or control over any Commodity Account, Deposit Account or Securities Account subject to such agreement or issue any instructions with respect thereto or any cash or other assets on deposit in or held in any such Commodity Account, Deposit Account or Securities Account). For the avoidance of doubt, no Account Control Agreement shall be required with respect to any Excluded Account.

“Acquired Asset Value” means, in respect of the assets received by any Credit Party or Restricted Subsidiary in exchange for the assets exchanged by such Credit Party or Restricted Subsidiary pursuant to any Asset Swap permitted hereunder, the total value of such received assets, which value shall be, (a) in the case of a Rig, as reflected in the most recent third party appraisal obtained in connection with such Asset Swap by or on behalf of such Credit Party or Restricted Subsidiary as the fair market value of such Rig (which appraised value may include the value of net cash flows through any then-existing contracted backlog) and (b) in the case of any other asset, the fair market value thereof as determined in good faith by the Company.

“Acquired Letters of Credit” has the meaning set forth in the definition of “Permitted Acquisition Issuing Bank”.

“Acquisition EBITDA Adjustments” means, with respect to the calculation of Adjusted EBITDA as of any date of determination:

(a) solely in connection with calculating Adjusted EBITDA for the purposes of any incurrence test in connection with any Permitted Acquisition or similar investment where such calculation is based on contract(s) which, as of the date such Permitted Acquisition or other similar permitted Investment is to be consummated, (i) have commenced or have an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the ~~three-month~~3-month anniversary of the date of such consummation and (ii) have a remaining term of at least one (1) year from the date of such consummation (or, if later, expected date of commencement), for any fiscal quarter prior to the Commercial Operation Date (beginning with the four (4) full fiscal quarter period that includes the fiscal quarter in which the applicable transaction is consummated and thereafter until the applicable Commercial Operation Date (including the fiscal quarter in which such Commercial Operation Date occurs)), an amount determined by the Company as the Adjusted EBITDA attributable to the Rig(s) contemplated to be acquired pursuant to such transaction, in each case, for the first 12 -month period following the consummation of the applicable Permitted Acquisition or similar investment (such amount to be determined in good faith by the Company, in consultation with the Administrative Agent, acting on the instructions of the Required Lenders, based on customer contracts relating to such transaction, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, debt service obligations, contractual limitations on distributions and other factors and assumptions believed by the Company to be reasonable or appropriate at the time, in consultation with the Administrative Agent, acting on the instructions of the Required Lenders); and

(b) otherwise with respect to any Rig(s) acquired or constructed after the date hereof during any Test Period (and notwithstanding any restatement of the consolidated financial statements of the Company or any direct or indirect parent of the Company in connection with any such acquisition), an amount (without duplication of amounts included in Consolidated Net Income for any future Test Period) equal to the lesser of (i) if available, the Adjusted EBITDA that would have been attributable to such Rig(s) if such Rig(s) had been acquired on the first day of the four (4) full fiscal quarter period ~~mostly~~most recently ended prior to the consummation of such transaction, determined on a historical pro forma basis, if available and notwithstanding any restatement of the consolidated financial statements of the Company or any direct or indirect parent of the Company in connection with any such acquisition, (which amount pursuant to this clause

(i) shall not be less than the amount set forth in subclause (ii) of this clause (b) if no such historical EBITDA is available and such Rig has a charter or other contract then in effect which has commenced or with an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the three-month anniversary of the date of such acquisition or the completion of construction (or no later than ~~three-months~~three months after the relevant date of determination of Adjusted EBITDA of the Company and its Restricted Subsidiaries) and which has a remaining term of at least one (1) year from the date of such acquisition or completion), and (ii) an amount determined by the Company, in the same manner as set forth in the foregoing clause (a), as the Adjusted EBITDA forecasted to be attributable to such Rig(s) for the balance of the four (4) full fiscal quarter period following the consummation of such transaction.

Notwithstanding the foregoing, no such additions shall be allowed pursuant to the foregoing clauses (a) and (b) unless the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth (i) the Company’s determination of Acquisition EBITDA Adjustments, (ii) the applicable scheduled Commercial Operation Date and (iii) a summary of cash distributions projected to be received by the Company or a Restricted Subsidiary from, or the Adjusted EBITDA otherwise attributable to, the applicable Rig(s), along with a reasonably detailed explanation of the basis therefor.

“Additional Collateral Rig Deadline” has the meaning set forth in the definition of “Additional Collateral Rig Election”.

“Additional Collateral Rig Election” means, with respect to any Asset Sale Prepayment Trigger Event, an election in writing by the Borrower to the Administrative Agent stating that, on or prior to the date that is thirty (30) days after the applicable Reinvestment Notice Deadline (or such later date as may be agreed to by the Administrative Agent in its sole discretion) (such date, the “Additional Collateral Rig Deadline”), the Borrower will execute and deliver, or will cause its applicable Restricted Subsidiary(ies) to execute and deliver, the documents described in Section 6.12(b)(i) and Section 6.12(b)(ii) with respect to additional Rigs that are not then Collateral Rigs to the extent necessary to cause both (a) the Additional Collateral Rig Test to be satisfied and (b) the Collateral Coverage Ratio to be equal to or greater than 3.50 to 1.00, in each case, upon the execution and delivery of such documents and such additional Rigs becoming Collateral Rigs.

“Additional Collateral Rig Test” means, as of any date of determination, that as of the last day of the most recently ended fiscal quarter or fiscal year for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.6(a)(i) or Section 6.6(a)(ii), as applicable, the Collateral Rigs generate at least 80% of the total revenue of all Rigs (other than Non-Core Rigs) owned by the Company and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP; provided that if, as of any such date of determination, the Company has not delivered the financial statements for any fiscal quarter or fiscal year as required by Section 6.6(a)(i) or Section 6.6(a)(ii), as applicable, the Additional Collateral Rig Test shall be deemed not to have been satisfied as of such date until such time as the Company has delivered such financial statements and the Additional Collateral Rig Test shall then be determined on the date such financial statements are so delivered. For all purposes of this Agreement, the Additional Collateral Rig Test shall be calculated on a pro forma basis for (i) any Collateral Rig that has been sold or otherwise Disposed of since the end of the applicable fiscal quarter or (ii) any Rig that has become a Collateral Rig since the end of the applicable fiscal quarter.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Subject Jurisdiction” means any jurisdiction (other than any Initial Subject Jurisdiction) in which a Required Guarantor (a) is organized, incorporated or formed and/or (b) has material operations or owns any assets, but only if, in the case of any such jurisdiction referred to in clause (a) or (b) above, (i) the fair market value (as determined in good faith by the Company) of all assets (excluding (A) Rigs, (B) intercompany claims, (C) Deposit Accounts, Securities Accounts and other bank accounts and assets deposited in or credited to any such account, (D) spare part equipment and (E) any assets which are (x) in transit or temporarily located in such jurisdiction or (y) being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, repair station, mechanic, or similar Person, for purposes of repair, improvements, service or refurbishment in the ordinary course of business) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds $15,000,000 for such jurisdiction, (ii) a reasonable request has been made in writing by the Administrative Agent or the Required Lenders to designate, or the Borrower has notified the Administrative Agent and the Lenders in writing that the Borrower has elected to designate, such jurisdiction as an “Additional Subject Jurisdiction” and (iii) the designation of such jurisdiction as an “Additional Subject Jurisdiction” would not conflict with the Agreed Security Principles.

~~“Adjusted Daily Simple SOFR” means, with respect to any RFR Borrowing an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.~~

“Adjusted EBITDA” means, with respect to the Company and its Restricted Subsidiaries, for any period, an amount equal to:

(I) Consolidated Net Income for such period; plus

(II) the sum of the following amounts for such period, without duplication, to the extent deducted from Consolidated Net Income for such period: (a) Interest Expense, taxes, depreciation and amortization, (b) gains, losses and non-cash charges related to the cancellation of debt, swaps and/or other derivatives, (c) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any acquisition or Disposition, (d) all other extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash); provided that the aggregate amount of such cash charges, expenses or losses under this clause (d), together with any cash charges, costs or losses added back pursuant to clauses (f) and (h) below, shall not exceed the greater of (i) $2,500,000 and (ii) 5% of Adjusted EBITDA in any four-fiscal quarter period (calculated before giving effect to any such add backs), (e) any non-cash adjustments and charges stemming from the application of fresh start accounting, (f) transaction expenses and integration costs incurred in connection with any acquisition or Disposition; provided that the aggregate amount of such cash expenses under this clause (f) (other than in connection with consummated acquisitions in which the acquired assets become Collateral) shall not exceed (i) the limitations set forth in the proviso to clause (d) above, (ii) 1% of the total transaction value of the applicable acquisition or Disposition and (iii) no such expenses may be paid to any Affiliate of the Company (except to the extent such payment is in respect of third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary), (g) non-cash charges and expenses relating to employee benefit plans, management incentive plans, equity compensation plans or other stock-based compensation arrangements, (h) charges, costs or losses attributable to severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of material contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business integrity and corporate development; provided that the aggregate amount of cash charges, costs or losses under this clause (h) shall not exceed the limitation set forth in the proviso to clause (d) above, (i) Acquisition EBITDA Adjustments, and (j) present and future costs and premiums incurred in connection with (~~x~~w) the Transactions, (~~y)~~x) the Second Lien Notes, (y) the Borrower’s proposed issuance of senior unsecured notes to redeem, repurchase or otherwise satisfy the Second Lien Notes and (z) the prepayment of the Existing Credit Agreements (including, for the avoidance of doubt, any prepayment fees and costs associated therewith), including, without limitation, the amount of costs, expenses and fees accrued to third parties during such period in connection with any of the foregoing at any time; plus

(III) the amount of dividends or distributions actually received in cash during such period by any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP) (without duplication of any such amounts included in Consolidated Net Income); minus

(IV) the sum of: (a) Adjusted EBITDA attributable to Rigs that have ceased to be owned by the Company or any Restricted Subsidiary as a result of a Disposition and (b) all noncash items of income added to Consolidated Net Income~~;~~.

~~provided , further, that solely with respect to the Aquadrill Group, (A) Adjusted EBITDA for the Aquadrill Group for the Test Period ended June 30, 2023 shall be equal to Adjusted EBITDA for the Aquadrill Group for the fiscal quarter ended June 30, 2023 multiplied by four (4), (B) Adjusted EBITDA for the Aquadrill Group for the Test Period ending September 30, 2023 shall be equal to Adjusted EBITDA for the Aquadrill Group for the two (2) consecutive fiscal quarter period ending on September 30, 2023 multiplied by two (2) and (C) Adjusted EBITDA for the Aquadrill Group for the Test Period ending December 31, 2023 shall be equal to Adjusted EBITDA for the Aquadrill Group for the three (3) consecutive fiscal quarter period ending on December 31, 2023 multiplied by four-thirds (4/3).~~

~~“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.~~

“Administrative Agent” means ~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor administrative agent appointed hereunder pursuant to Section 10.7. Unless the context requires otherwise, the term “Administrative Agent” shall include any branch or Affiliate of JPMorgan Chase Bank, N.A. through which JPMorgan Chase Bank, N.A. shall perform any of its obligations in such capacity hereunder.

“Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in U.S. Dollars, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose and (b) in the case of Letters of Credit denominated in any other currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under direct or indirect common Control with, such Person; provided that the term “Affiliate” shall not include any portfolio companies that are customers, clients, joint venture partners, joint ventures, suppliers or purchasers or sellers of goods or services that are owned by a direct or indirect equityholder of the Company (but not owned directly or indirectly by the Company or any of its Subsidiaries).

“Agent Parties” has the meaning set forth in Section 11.8(b).

“Agents” means, collectively, the Administrative Agent and the Common Security Agent.

“Agreed Security Principles” means:

(a) the Credit Documents shall not require any Person to take steps to create or perfect any Lien on Excluded Property;

(b) perfection through Account Control Agreements (or other actions as applicable) shall not be required with respect to any Excluded Account; provided that this clause (b) shall not restrict the filing of UCC-1 financing statements, or giving of notice (to the extent otherwise reasonably required in any Collateral Document) to the extent such account is an Excluded Account pursuant to clause (d), (e) or (f) of the definition of “Excluded Accounts”;

(c) neither the Borrower nor any Guarantor shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral within or subject to the laws of the United States other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) having a value that exceeds (x) individually, $2,500,000 or (y) in the aggregate for all Credit Parties, $7,500,000 (provided the thresholds in preceding sub-clauses (x) or (y) shall not apply to the Equity Interests in the Credit Parties), (ii) the subordination of intercompany liabilities, (iii) the execution and delivery of, and performance under, the Guarantee Agreement, the U.S. Collateral Agreement, any required short-form intellectual property Collateral Documents, any required Account Control Agreements (the terms of which shall reflect that the relevant Credit Party will have full operational control of the accounts subject thereto absent the occurrence of and continuance of a Notified Event of Default) and any other Collateral Documents governed by the laws of the U.S. or a political subdivision thereof (including any applicable Collateral Rig Mortgages), but not overriding the conditions in the remainder of this definition, (iv) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (v) the filing of UCC-1 financing statements and (vi) other actions reasonably agreed between the Administrative Agent, if applicable, the Common Security Agent and the Borrower, subject to customary exceptions and thresholds including entering into local law share pledge agreements with respect to any Guarantor which is organized under the laws of the United States, any state thereof or the District of Columbia;

(d) neither the Borrower nor any Guarantor shall be required to take any actions with respect to the creation, perfection or priority of any Liens on any Collateral that are within or subject to the laws of any jurisdiction other than (i) the Subject Jurisdictions and (ii) solely with respect to the mortgage of each owned Rig required to be Collateral, execution of a Collateral Rig Mortgage (or similar Collateral Document) and registration thereof in the vessel or ship registry in the relevant jurisdiction of the flag under which such Rig is registered in the name of the owner of such Rig (it being understood that, in connection with a bareboat registration or a temporary re-flagging (or equivalent) of a Collateral Rig permitted by Section 7.12(a), none of the Credit Parties or Restricted Subsidiaries shall be required to execute a Collateral Rig Mortgage (or similar Collateral Document) governed by the laws of, or file any additional mortgage registrations in, the jurisdiction of such bareboat registration or temporary re-flagging (or equivalent) (other than the filing or registration of the existing Collateral Rig Mortgage in the vessel or ship registry in the jurisdiction of such bareboat registration, if such action is required by (or advisable and permitted to be made under) the laws of such jurisdiction) so long as the Borrower provides a customary legal opinion of counsel in a form and substance reasonably acceptable to the Administrative Agent and the Common Security Agent opining that, after giving effect to any such bareboat registration or temporary re-flagging (or equivalent), the existing Collateral Rig Mortgage on such Rig remains a legal, valid and binding obligation in full force and effect under the law of the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms); provided that, except as set forth in the foregoing subclause (ii), no Guaranty or Collateral Documents shall be required to be delivered under the laws of any jurisdiction other than the Subject Jurisdictions;

(e)(i) general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or personal liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a Restricted Subsidiary from providing a Guaranty or granting Liens on its assets or may require that any Guaranty of and/or Liens securing the Secured Obligations be limited to a certain amount, (ii) to the extent that any such limitations, rules and/or principles referred to above require that the Guaranty provided and/or the security or other Liens granted by such Restricted Subsidiary be limited in amount or otherwise in order to make the provision of such Guaranty or the grant of such security or other Liens legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary from breaching any applicable law or otherwise in order to avoid personal, civil or criminal liability of the officers or directors (or equivalent) of any Credit Party, the limit shall be no more than the minimum limit required by those limitations, rules or principles and (iii) to the extent the minimum limit can be reduced by actions or omissions on the part of any Credit Party, each Credit Party shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to reduce the minimum limit required by those limitations, rules or principles;

(f) registration of any Liens created under any Collateral Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Document or within the time periods specified by applicable law or regulation (to the extent that, if registration is made after the time period specified by applicable law or regulation, such Lien will not be perfected or enforceable), in order to ensure due priority, perfection and enforceability of the Liens on the Collateral required to be created by the relevant Credit Document;

(g) where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by a Credit Party in a particular jurisdiction, such Credit Party’s grant of security over, or perfection of a security interest with respect to, as applicable, such category of assets may be limited to the material assets in that category where determined appropriate by the Borrower and the Administrative Agent in light of the principles set forth in this definition;

(h) no Lien granted on motor vehicles and other assets (other than any owned Rigs required to be mortgaged as Collateral) subject to certificates of title shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement);

(i)(i) the Restricted Subsidiaries shall pledge, or cause to be pledged, 100% of the Equity Interests of each Restricted Subsidiary that is or becomes a Credit Party; provided that the Equity Interests of any Discretionary Guarantor shall only be required to be pledged if such Equity Interests are owned by another Credit Party and not otherwise excluded from the Collateral pursuant to the Agreed Security Principles, (ii) each Collateral Document in respect of security over Equity Interests in any Subsidiary Credit Party will be governed by the laws of the country (or state thereof) in which such entity is incorporated, organized or formed; provided that each Collateral Document in respect of Liens on Equity Interests in (x) any U.S. Credit Party will be governed by the laws of the State of New York and (y) any Required Guarantor or any Discretionary Guarantor that is not incorporated, organized or formed in a Subject Jurisdiction may be governed by the laws of the State of New York or the laws of a relevant non-U.S. Subject Jurisdiction, and (iii) no Credit Party or Restricted Subsidiary shall be required to provide any security or take any perfection step in respect of any Equity Interests held in any direct Restricted Subsidiary of any Credit Party incorporated, organized or formed outside a Subject Jurisdiction or any entity which is not a Subsidiary Credit Party or a direct Material Subsidiary of a Credit Party, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that absent a Notified Event of Default that is continuing, there shall be no requirement (and no Agent or other Secured Party shall request) that any local law perfection steps (or Collateral Documents) with respect to Equity Interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock transfer powers (or equivalent transfer powers) in respect of pledged Equity Interests in any Subsidiary Credit Party or any direct Material Subsidiary of a Credit Party);

(j) information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a Collateral Document will be specified in that Collateral Document and all such information shall be provided by the relevant Credit Party at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under that Collateral Document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction or, so long as an Event of Default is continuing, following the Administrative Agent’s or other applicable Agent’s request;

(k) unless an Event of Default exists, no registration of the Liens on intellectual property constituting Collateral shall be required other than in the relevant U.S. federal registries, as applicable;

(l) no Credit Party shall be required to give notice of any Liens on any of its book debts or accounts receivable to the relevant debtors unless (i) a Notified Event of Default has occurred and is continuing or (ii) such notice is required pursuant to the laws of the relevant Subject Jurisdiction to perfect the applicable Agent’s security interest in such book debts or accounts receivable that relate to any Collateral Rig (for the avoidance of doubt, subject to any other applicable Agreed Security Principle);

(m) each Credit Party shall use commercially reasonable efforts to create and perfect first ranking floating charges and general business charges over its assets that are required to constitute Collateral, which floating charges and general business charges shall in each case be in the form and to the extent consistent with market practice in the relevant Subject Jurisdiction;

(n) the Collateral Documents shall be limited to those documents agreed among counsel for the Borrower and for the Administrative Agent, which documentation shall in each case be (i) in form and substance consistent with the principles set forth in this definition, (ii) customary for the form of Collateral and (iii) as mutually agreed between the Administrative Agent, the Common Security Agent (if applicable) and the Borrower;

(o) no documentation with respect to the creation or perfection of Liens shall be required for spare part equipment other than as would be customarily provided for in a mortgage over the applicable owned Rig required to be Collateral (if applicable), except to the extent (i) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (ii) with respect to any such assets located in a particular jurisdiction that are reasonably capable of becoming Collateral, the fair market value (as determined in good faith by the Borrower) of such assets located in such jurisdiction exceeds an aggregate amount equal to $~~5,000,000~~10,000,000;

(p) no Credit Party shall be required to grant or perfect a security interest in intellectual property other than intellectual property registered with the United States Patent and Trademark Office or the United States Copyright Office that is material to the operations of the Credit Parties, taken as a whole; ~~and~~

(q) no Lien searches shall be required other than customary searches (i) in the United States, (ii) in any other Subject Jurisdiction, (but, in the case of clause (ii), only to the extent (A) the concept of “lien” searches exists therein, (B) such requirement would be customary or consistent with market practice in such jurisdiction and (C) such searches can be obtained at commercially reasonable costs) or (iii) with respect to owned Rigs (which shall be customary registry searches)~~.~~; and

(r) from and after the Amendment No. 2 Effective Date, no Credit Party shall be required to execute or deliver any Account Control Agreement with respect to any Commodity Account, Deposit Account or Securities Account, in each case that are non-U.S. accounts, unless and until the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company (for which financial statements have been (or were required to have been) delivered pursuant to Section 6.6(a)) is greater than 2.50 to 1.00; provided that, upon the Consolidated Total Net Leverage Ratio exceeding 2.50 to 1.00, the Credit Parties shall have sixty (60) days after the delivery of the financial statements pursuant to Section 6.6(a) (or such later date as may be agreed to by the Administrative Agent in its sole discretion) to execute and deliver any required Account Control Agreements; provided, further, that, for the avoidance of doubt, all Account Control Agreements in effect immediately prior to the Amendment No. 2 Effective Date shall remain in full force and effect and continue in accordance with their terms.

“Agreement” means this Senior Secured Revolving Credit Agreement.

“ Amendment No. 2” means that certain Amendment No. 2 to Senior Secured Revolving Credit Agreement dated as of June 16, 2026, by and among the Company, the Borrower, the other Credit Parties party thereto, the lenders party thereto, J.P. Morgan SE, as predecessor administrative agent, JPMorgan Chase Bank, N.A., as successor administrative agent, and the Common Security Agent.

“ Amendment No. 2 Effective Date” means the “Amendment No. 2 Effective Date” as defined in Amendment No. 2.

“ Amendment No. 2 Effective Date Collateral Rigs” means each Rig listed on Schedule 5.21. For the avoidance of doubt, each Rig owned by the Company and its Restricted Subsidiaries as of the Amendment No. 2 Effective Date (other than Excluded Rigs as of the Amendment No. 2 Effective Date) shall constitute an Amendment No. 2 Effective Date Collateral Rig.

“ Amendment No. 2 Effective Date Guarantor” means the Company and each of its Subsidiaries that is identified as an “Amendment No. 2 Effective Date Guarantor” on Schedule 5.20 as of the Amendment No. 2 Effective Date.

“Ancillary Document” has the meaning set forth in Section 11.9.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Margin” means, for any day with respect to any RFR Loan or Term Benchmark Loan, as the case may be, the applicable rate per annum set forth in the grid below (the “Pricing Grid”) based upon Credit Ratings.

	Level I	Level II	Level III	Level IV	Level V
	BB/Ba2 or Better	BB-/Ba3	B+/B1	B/B2	B-/B3 or Lower
Term Benchmark Loans	2.50%	2.75%	3.00%	3.25%	3.50%
RFR Loans	2.50%	2.75%	3.00%	3.25%	3.50%

As used in this definition, “Credit Ratings”, means ratings that are the notch higher (i.e., Level lower) than the corporate family ratings provided by S&P and Moody’s with respect to the Company. If such Credit Ratings are different, the higher Credit Rating will govern, unless there is more than one Level between the Credit Ratings and then the Level immediately above the lower Credit Rating (lower pricing) shall apply. If only one Credit Rating is available, such available Credit Rating will govern. If no Credit Rating is available, then Level V of the Pricing Grid shall apply. If the rating system of Moody’s or S&P shall change, or if either or both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Credit Rating that is still available or Level V of the Pricing Grid shall apply (if neither Credit Rating available). Any reference to a higher Level of the Pricing Grid shall be deemed to be a reference to a Level with a higher roman numeral in its title on the Pricing Grid. Any change to the Applicable Margin shall be effective ~~on~~as of the third (3rd) Business Day following the date on which it is first announced by the applicable rating agency.

As of the Amendment No. 2 Effective Date, the applicable Level is Level II. The Applicable Margin in respect of any Incremental Loans, shall be the applicable percentages per annum set forth in the applicable Incremental Amendment.

“Application” has the meaning set forth in Section 2.12(b)(i).

“Approved Appraiser” means any of the appraisal firms identified on Schedule 6.2, or such other independent appraisal firm nominated by the Borrower and reasonably acceptable to the Administrative Agent, acting on the instructions of all the Lenders (such approval not to be unreasonably withheld, conditioned or delayed).

“ Approved Borrower Portal” has the meaning set forth in Section 11.8(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Aquadrill Group” means Aquadrill LLC and its Subsidiaries.

“Arrangers” means, collectively, J.P. Morgan Securities plc as sole global coordinator and sole and exclusive bookrunner, J.P. Morgan Securities plc, Citibank N.A., ~~London Branch,~~ Deutsche Bank Securities Inc. and DNB ~~Bank ASA~~Carnegie, Inc., acting in their capacities as joint lead arrangers and Barclays Bank PLC acting in its capacity as arranger; provided that no Arranger shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Asset Sale” means the Disposition by the Company or any Restricted Subsidiary of any asset, including any Equity Interest owned by any such Person; provided that none of the following shall be an “Asset Sale”:

(a) Dispositions of equipment and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business or (ii) replaced by equipment, personal property or fixtures of comparable suitability within 270 days of such Disposition, including but not limited to the Disposition of any boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances of any Rig that are no longer useful, necessary, profitable or advantageous in the operation of such Rig, replaced by new boilers, engines, machinery, masts, spars, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability;

(b) Dispositions of inventory that is sold in the ordinary course of business;

(c) Dispositions (other than, for purposes of this clause (c), any Disposition to an Ineligible LCE) between or among the Company and Restricted Subsidiaries;

(d) Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, in each case, constituting Dispositions;

(e) the demise, bareboat, time, voyage, other charter, lease or right to use of any Rig in the ordinary course of business;

(f)(i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Company and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries;

(g) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(h) Dispositions of cash and Cash Equivalents;

(i) any issuance of Equity Interests of any Restricted Subsidiary to any Credit Party or any other Restricted Subsidiary; provided that in the case of such an issuance by a non-wholly-owned Restricted Subsidiary, such issuance may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests;

(j) the creation of any Permitted Lien;

(k) Dispositions of property (i) subject to casualty or condemnation proceedings (or similar events) or (ii) as a result of any Event of Loss or the occurrence of any event referred to in clause (b) of the definition of “Event of Loss” which would, with the passage of time, constitute an Event of Loss;

(l) any Asset Swap;

(m) abandoning, failing to maintain, allowing to lapse or otherwise Disposing of intellectual property rights that are not material to the conduct of the business of the Company and its Restricted Subsidiaries;

(n) any issuance of, or other Disposition of, Equity Interests of any Unrestricted Subsidiary or the Company;

(o) leases and subleases of real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(p) any Specified Asset Sale;

(q) any other Disposition of assets (or series of related Dispositions) (in each case, other than (i) Collateral Rigs or Equity Interests of any Collateral Rig Owner, (ii) any Ineligible LCE to whom a Rig has been transferred pursuant to clause (s) below or (iii) any Ineligible LCE Seadrill Owner of Equity Interests in an Ineligible LCE to whom a Rig has been transferred pursuant to clause (s) below), in each case, having a fair market value of less than $~~5,000,000~~10,000,000 individually (or in series of related dispositions); and

(r) the Disposition of Equity Interests in a Subsidiary that becomes a Local Content Entity as a result of such Disposition to one or more Persons referred to in clause (b) of the definition of “Local Content Entity”;

(s) any sale and transfer of ownership of any Specified Rig together with the equipment associated with such Specified Rig, to an Ineligible LCE in order to comply with local jurisdictional requirements or customs in connection with the applicable jurisdiction in relation to a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Specified Rig (any of the foregoing, a “Relevant Specified Rig Contract”); provided that: (i) no Default or Event of Default exists at the time of such sale or would result therefrom; (ii) immediately after giving pro forma effect to such sale and transfer of ownership, (A) the Collateral Coverage Ratio is greater than or equal to 3.50 to 1.00 and (B) the Additional Collateral Rig Test is satisfied; (iii) the Company or a Restricted Subsidiary directly or indirectly owns at least 50% of the Equity Interests in, or Controls, such Ineligible LCE; (iv) the Company or a Restricted Subsidiary directly owns 100% of the Equity Interests of the Restricted Subsidiary that directly owns any Equity Interests of such Ineligible LCE (such Restricted Subsidiary that is the direct owner of any Equity Interests in an Ineligible LCE, an “Ineligible LCE Seadrill Owner”); (v) the applicable Ineligible LCE Seadrill Owner is or becomes a Guarantor (or, if such Ineligible LCE Seadrill Owner is an Excluded Subsidiary pursuant to clause (a) of the definition thereof, its direct parent or next parent entity up the chain of ownership of such Ineligible LCE Seadrill Owner that is not such an Excluded Subsidiary is or becomes a Guarantor); (vi) 100% of the Equity Interests of the applicable Ineligible LCE Seadrill Owner are pledged by the Company or the applicable Restricted Subsidiary pursuant to the U.S. Collateral Agreement or other applicable Collateral Document (or, if such pledge would be prohibited by applicable law or any contractual restriction, then 100% of the Equity Interests of its direct parent or next parent entity up the chain of ownership of such Ineligible LCE Seadrill Owner that is not so prohibited from being pledged shall be pledged by the Company or applicable Restricted Subsidiary pursuant to the U.S. Collateral Agreement or other applicable Collateral Document); (vii) for so long as such Specified Rig is owned by an Ineligible LCE pursuant to this clause (s), to the extent the applicable Ineligible LCE Seadrill Owner is not a Guarantor and/or does not have its Equity Interests pledged pursuant to subclauses (v) and (vi) above, then such Ineligible LCE Seadrill Owner (A) shall be prohibited from incurring any Indebtedness for borrowed money or providing a Guaranty of any Indebtedness for borrowed money (other than any permitted intercompany Indebtedness owed to the Company or another Restricted Subsidiary, which intercompany debt shall be represented by a promissory note or similar instrument that shall constitute Collateral pledged by the Company or such Restricted Subsidiary, as applicable) and (B) shall not have any material assets, liabilities or operations other than (x) ownership of the Equity Interests of the applicable Ineligible LCE, direct or indirect ownership of the Equity Interests of any of its other Subsidiaries, and assets, liabilities and activities incidental to the foregoing, (y) intercompany transactions not otherwise prohibited hereunder and (z) Secured Obligations (if any); (viii) the consideration payable for the sale of such Specified Rig and related equipment to the applicable Ineligible LCE shall be represented by a promissory note or similar instrument issued by such Ineligible LCE to the Guarantor selling such Specified Rig (any such promissory note or similar instrument, a “Specified Rig Intercompany Note”), which shall (A) be for an initial principal amount not less than the fair market value of such Specified Rig at the time of such sale, (B) constitute Collateral pledged by such Guarantor (which entity shall continue to be a Guarantor for so long as such Specified Rig is owned by an Ineligible LCE pursuant to this clause (s) and such Specified Rig Intercompany Note remains outstanding), (C) be payable by such Ineligible LCE on demand, (D) [reserved] and (E) promptly be secured by a first preferred ship mortgage (or similar instrument or deed) over such Specified Rig (a “Specified Rig Intercompany Mortgage”), duly registered or filed and recorded in the vessel or ship registry appropriate for such Specified Rig in favor of such Guarantor (or a security trustee or similar representative for the benefit of such Guarantor) (it being understood that (x) such Specified Rig Intercompany Mortgage shall be entered into and registered or filed and recorded as promptly as practicable after the transfer of ownership of such Specified Rig to such Ineligible LCE and (y) the obligations represented by any Specified Rig Intercompany Note and secured by any Specified Rig Intercompany Mortgage shall be limited to the principal amount of such Specified Rig Intercompany Note); (ix) such Ineligible LCE shall not have any other Indebtedness for borrowed money, other than Indebtedness owed by such Ineligible LCE to the Company or a Restricted Subsidiary (to the extent constituting an Investment not prohibited by this Agreement), which intercompany Indebtedness shall be represented by a promissory note or similar instrument that shall constitute Collateral pledged by the Company or such Restricted Subsidiary, as applicable; and (x) for so long as such Specified Rig is owned by an Ineligible LCE pursuant to this clause (s), the related Specified Rig Intercompany Note and Specified Rig Intercompany Mortgage shall not be amended, modified or waived in any manner adverse to the interests of the Lenders without the consent of the Required Lenders; provided, further, that, in the event that the Relevant Specified Rig Contract has expired or terminated and such Specified Rig is not subject to, or scheduled to become subject to another Relevant Specified Rig Contract within the next 270 days (or such later date as may be approved by the Administrative Agent), such Specified Rig shall be promptly sold or otherwise transferred to a Guarantor, which Guarantor shall promptly (but in any event within the applicable timeframe set forth in Section 6.12(b)) cause such Specified Rig to become a Collateral Rig in accordance with Section 6.12(b); and

(t) Dispositions resulting from sales of any account receivable sold by the Company and/or any Restricted Subsidiary to a counterparty institution in connection with a Permitted Supply Chain Financings.

“Asset Sale Prepayment Trigger Event” has the meaning set forth in Section 2.10(c).

“Asset Swap” means any transaction or series of related transactions pursuant to which one or more Credit Parties or Restricted Subsidiaries shall exchange, with a Person that is not an Affiliate, one or more Related Business Assets owned by them for one or more Related Business Assets owned by such Person; provided that (a) the Acquired Asset Value is greater than or equal to the greater of (i) 90% of the total value of the asset(s) given in exchange by such Credit Party or Restricted Subsidiary (which value shall be, (A) in the case of a Rig, as reflected in the most recent third party appraisal delivered by the Borrower to the Administrative Agent as the fair market value of such Rig (which appraised value shall include the value of net cash flows through any then-existing contracted backlog) and (B) in the case of any other asset so given in exchange, the fair market value thereof as determined in good faith by the Borrower) and (ii) the Acquired Asset Value that would result in a Collateral Coverage Ratio of greater than or equal to 2.00 to 1.00 immediately after giving pro forma effect thereto (assuming for such purpose that any such acquired Related Business Assets constitute Collateral to the extent required by the Collateral and Guaranty Requirements) and (b) the assets, including Equity Interests, acquired pursuant to such transaction(s) (or acquired with the Net Cash Proceeds received therefor pursuant to such transaction) will become Collateral to the extent required by the Collateral and Guaranty Requirements (within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13).

“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.11 whereby a Lender conveys part or all of its Commitment, Loans and participations in Letters of Credit to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Loans and outstanding participations in Letters of Credit, pursuant to Section 11.11.

“Assumed Acquisition Indebtedness” has the meaning set forth in Section 7.3(e).

“Availability” means, as of any date of determination, an amount equal to the positive difference, if any, between (a) the Revolving Credit Commitment Amount in effect as of such date and (b) the aggregate amount of Loans and Letters of Credit outstanding as of such date.

“Available Cash” means, as of any date of determination, the aggregate of all unrestricted cash (excluding, for the avoidance of doubt, Cash Collateral), and Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, the Company or any of the Restricted Subsidiaries other than the following amounts (without duplication): (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by the Company or any Restricted Subsidiary to unaffiliated third parties and for which the Company or any Restricted Subsidiary has issued checks (or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts; (b) any cash of the Company or any such Restricted Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party; (c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties; (d) cash and Cash Equivalents in deposit or securities accounts or other bank accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business; (e) petty cash; (f) any cash or Cash Equivalents held in Excluded Accounts (but including, notwithstanding such exclusion, cash or Cash Equivalents solely to the extent retained for working capital purposes up to an amount of $50,000,000 in any Excluded Account that is not located in the U.S.); and (g) cash and Cash Equivalents of any joint venture. The amount of Available Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined or reasonably estimated by the Borrower in good faith in accordance with the immediately preceding sentence.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to Section 9.2(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Levy” means any amount payable by any Lender, Issuing Bank or Agent or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the United Kingdom bank levy as set out in the Finance Act 2011 of the United Kingdom and/or any equivalent levy imposed under the laws of a jurisdiction other than the United Kingdom).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day, (a) a rate per annum equal to the ~~greater~~greatest of (x) the Prime Rate in effect on such day ~~and~~, (y) the NYFRB Rate in effect on such day plus 1⁄2 of 1%~~. Any change in the Base Rate due to a change in the Prime Rate or the NYFRB Rate shall be effective from and including the effective date of such change in the Prime Rate or the NYFRB Rate respectively~~ , and (z) the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology) plus (b) the Applicable Margin in effect at the time of determination minus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 9.2 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 9.2(b)), then the Base Rate shall be the greater of clauses (a)(x) and (a)(y) above and shall be determined without reference to clause (a)(z) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at Base Rate.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 9.2(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the ~~Adjusted~~ Daily Simple SOFR;

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 9.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bilateral Assurance Provider” has the meaning set forth in the definition of “Bilateral Letter of Credit”.

“Bilateral Letter of Credit/Guarantee Facility” means any standby letter of credit or guarantee issued by a Lender or an Affiliate of a Lender (such issuer, the “Bilateral Assurance Provider”) for the account of the Company or any Restricted Subsidiary thereof pursuant to a bilateral letter of credit or guarantee facility (other than, for the avoidance of doubt, any facility under this Agreement) by and between the applicable Bilateral Assurance Provider and the Company or any Restricted Subsidiary thereof that is permitted under Section 7.3. For the avoidance of doubt, Bilateral Letters of Credit/Guarantee Facility shall not constitute Letters of Credit hereunder.

“Blocking Regulation” has the meaning set forth in Section 5.7.

“Borrower” has the meaning set forth in the Recitals.

“Borrower Communications” has the meaning set forth in Section 11.8(b).

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in respect of Term Benchmark Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Revolving Loans comprising such Borrowing to a Borrower, is “continued” (in the case of Term Benchmark Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Term Benchmark Loans or RFR Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the Borrower pursuant to Section 2.3.

“Borrowing Multiple” means, for any Loan, $100,000.

“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or Section 2.3(b), as applicable, which shall be substantially in the form ~~of Exhibit 2.3 or otherwise include the information requested in such form~~approved by the Administrative Agent and separately provided to the Borrower.

“Brazilian Real” means the lawful currency of Brazil.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City ~~and London~~; provided that in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the ~~Adjusted~~ Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the ~~Adjusted~~ Term SOFR Rate or any other dealings of such Loans referencing the ~~Adjusted~~ Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Calculation Date” means (a) each of the following: (i) each date of the issuance of a Letter of Credit denominated in a currency other than Dollars; (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount); and (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each calendar quarter.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement (including Section 11.21) or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Collateral” means all cash and Cash Equivalents (a) of the Borrower (or other applicable Credit Parties) or (b) which has been provided by any Defaulting Lender, upon which any Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks and the Agents, under the terms of Section 2.15 or Section 8.4. “Cash Collateralized” and “Cash Collateralization” have meanings correlative thereto.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (c) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (d) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in clause (a) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (e) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (f) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a) through (e) above and (g) in the case of Company or any Subsidiary of the Company organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or has its principal place of business or conducts business which are substantially similar in credit quality and type to the items specified in clauses (a) though (f) of this definition.

“Cash Interest Expense” means, with respect to any Test Period, an amount equal to the Interest Expense (including Commitment Fees) of the Company and its Restricted Subsidiaries paid in cash during such Test Period, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received during such Test Period by the Company and its Restricted Subsidiaries with respect to interest rate Swap Agreements.

“Change in Law” means the occurrence, on or after the date hereof (or, if later, on or after the date any Agent or any Lender first becomes an Agent or a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any event or series of events by which either: (a) any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Company (or other securities convertible into such Equity Interests) representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company, except as a result of a Redomestication; (b) the Company shall cease to own, directly or indirectly, all of the outstanding Equity Interests of the Borrower; or (c) all or substantially all of the assets of the Company and its Restricted Subsidiaries (as measured by asset valuations or other fair market value determinations) are sold or otherwise Disposed of (whether voluntary or involuntary) in a single transaction or a series of transactions (whether related or not).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Original Commitments or Incremental Revolving Commitments, (c) when used with respect to Loans, refers to whether such Loans are original Loans or Incremental Loans. Loans that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches. Commitments that, if and when drawn in the form of Loans, would yield Loans that are construed to be in different Classes or tranches pursuant to the immediately preceding sentence shall be construed to be in different Classes or tranches of Commitments corresponding to such Loans. There shall be no more than an aggregate of three (3) Classes of Revolving Loans at any time.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (a) the Collateral Rigs, (b) Equity Interests in any Required Guarantor (other than the Company) and (c) all other property and interests in property, including cash and Cash Equivalents, and proceeds thereof now owned or hereafter acquired by any Credit Party upon which a Lien is granted or purported to be granted under any Collateral Document to secure the Obligations. For the avoidance of doubt, “Collateral” shall in no event include any Excluded Property.

“Collateral Account” has the meaning set forth in Section 8.4(b).

“Collateral and Guaranty Requirements” means the requirements set forth in Section 6.12.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of the Rig Value of all of the Collateral Rigs as of such date to (b) the Revolving Credit Commitment Amount in effect as of such date.

“Collateral Documents” means, collectively, the Guarantee Agreement, the U.S. Collateral Agreement, the Collateral Rig Mortgages, the U.S. Pledge Agreement, the collateral documents described in Schedule 4.1-1 hereto, the Account Control Agreements and any and all other security agreements, vessel mortgages or assignments executed and delivered by any Credit Party and creating security interests, liens, or encumbrances in connection with the Collateral in favor of any Agent, to secure the Obligations, entered into pursuant to the terms hereof.

“Collateral Rig” means (a) each Amendment No. 2 Effective Date Collateral Rig and (b) each Rig owned by any Credit Party that is required to become a Collateral Rig in accordance with Section 6.12, in each case, other than (i) any Excluded Rig and (ii) any Rig that ceases to be a Collateral Rig as the result of (A) any Asset Sale, Asset Swap or Permitted Investment permitted hereby or otherwise consented to by the Administrative Agent (acting at the instructions of the Required Lenders), (B) any other release of the Lien on such Rig in accordance with Section 11.30 or (C) a Disposition of such Rig to an Ineligible LCE pursuant to clause (s) of the definition of “Asset Sale” (for the avoidance of doubt, for so long as such Rig is not yet required to become a Collateral Rig again pursuant to the last proviso to such clause (s)). ~~Notwithstanding anything to the contrary in this Agreement, the defined term “Collateral Rig” shall not include any Harsh Environment Rig.~~

“Collateral Rig Mortgages” means any of the first preferred ship mortgages and other instruments (including deeds) over the Collateral Rigs, each duly registered or filed and recorded in the vessel or ship registry appropriate for such Collateral Rig in favor of the Common Security Agent, substantially in a form as may be agreed between the Administrative Agent, the Common Security Agent and the Borrower.

“Collateral Rig Owner” means any Person that owns a Collateral Rig.

“Collateralized Obligations” has the meaning set forth in Section 8.4(b).

“Commercial Operation Date” means the date on which an acquired Rig commences commercial operations in accordance with the terms of its material customer contracts.

“Commercial Tort Claim” has the meaning set forth in the U.S. Collateral Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Original Commitment or Incremental Revolving Credit Commitment, as applicable.

“Commitment Fee Rate” means~~, as of any date of determination (a) during the period from and including the Effective Date to and including the third (3rd) anniversary of the Effective Date,~~ a rate per annum equal to 0.50%~~, (b) during the period from the third (3rd) anniversary of the Effective Date to and including the fourth (4th) anniversary of the Effective Date, a rate per annum equal to 0.75% and (c) thereafter, a rate per annum equal to 1.00%~~.

“Commitment Fees” has the meaning set forth in Section 3.1(a).

“Commitment Increase” has the meaning set forth in Section 2.14(a).

“Commitment Termination Date” means the earliest to occur of: (a) ~~September 15, 2023 (as may be extended by Required Lenders; provided such extended date is no later than December 31, 2023), if the Effective Date does not occur on or before September 15, 2023 (or such later date as may be extended by the Required Lenders; provided such extended date is no later than December 31, 2023); (b)~~ the fifth anniversary of the Amendment No. 2 Effective Date (such date, the “Scheduled Commitment Termination Date”); (~~c~~b) Facility Termination; (~~d) the Liquidity Early Termination Date, (e~~c) the Notes Early Termination Date~~,~~; (~~f~~d) the occurrence of any Specified Bankruptcy Event of Default; and (~~g~~e) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.2 or (ii) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower pursuant to Section 8.2 that the Commitments have been terminated.

“Commodity Account” has the meaning set forth in the U.S. Collateral Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Security Agent” means GLAS Trust Company LLC, in its capacity as Collateral Trustee under and as defined in the Intercreditor Agreement.

“Common Security Agent Fee Letter” means that certain fee letter, dated as of the Effective Date, between the Company and the Common Security Agent.

“Communications” has the meaning set forth in Section 11.8(b).

“Company” has the meaning set forth in the introductory paragraph hereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6 or such other form as may be agreed between the Administrative Agent and the Company.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following, without duplication: (a) the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of (i) the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of the Restricted Subsidiaries, as the case may be and (ii) the amount of any loans repaid by such other Person to the Company or to any of the Restricted Subsidiaries, as the case may be; (b) the net income of any Ineligible LCE except to the extent of (i) the amount of dividends or distributions or other return on investment actually paid in cash during such period by such Ineligible LCE to the Company or to any of its Restricted Subsidiaries (or to the extent non-cash dividends or distributions are received and converted into cash by the Company or any of its Restricted

Subsidiaries during such period), as the case may be, (ii) the amount of any loans repaid by such Ineligible LCE or Unrestricted Subsidiary to the Company or to any of its Restricted Subsidiaries, as the case may be and (iii) any other amount paid in cash by such Ineligible LCE or Unrestricted Subsidiary pursuant to Section 6.16; (c) the net income (but not loss) during such period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not permitted at the date of determination by the terms of its organizational documents or any contractual obligation applicable to such Restricted Subsidiary (other than by the terms of any Indebtedness of such Restricted Subsidiary outstanding pursuant to Section 7.3(g) or Section 7.3(h)) except to the extent such income is actually paid in cash during such period by such Restricted Subsidiary to the Company or another Restricted Subsidiary (or to the extent non-cash dividends or distributions are received and converted into cash by the Company or any of the Restricted Subsidiaries during such period); (d) ~~the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction~~[reserved]; (e) any extraordinary, unusual, non-recurring or infrequent gains or losses during such period, including any cancellation of indebtedness income; (f) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; (g) any gains or losses attributable to writeups or writedowns of assets; and (h) any effects from applying purchase accounting, including applying purchase accounting to inventory, property, equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements, as a result of any other past or future acquisitions or amortization or write-off of any amounts thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount of Funded Indebtedness of the Company and its Restricted Subsidiaries that is (i) outstanding on such date, determined on a consolidated basis in accordance with GAAP and (ii) secured by a Lien on any assets of the Company or any Restricted Subsidiary, minus (b)(i) if (A) any Loans are outstanding on such date (excluding, for the avoidance of doubt, any Letters of Credit that have been issued but in respect of which there are no unpaid Reimbursement Obligations at such time) or (B) the aggregate L/C Obligations at such time are greater than $100,000,000, the lesser of (x) the aggregate amount of Specified Group Cash as of such date and (y) $100,000,000 or (ii) otherwise, the aggregate amount of Specified Group Cash as of such date.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date of determination to (b) Adjusted EBITDA for the Test Period most recently ended on or prior to such date of determination.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate amount of Funded Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP minus (b)(i) if (A) any Loans are outstanding on such date (excluding, for the avoidance of doubt, any Letters of Credit that have been issued but in respect of which there are no unpaid Reimbursement Obligations at such time) or (B) the aggregate L/C Obligations at such time are greater than $100,000,000, the lesser of (x) the aggregate amount of Specified Group Cash as of such date and (y) $100,000,000 or (ii) otherwise, the aggregate amount of Specified Group Cash as of such date.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date of determination to (b) Adjusted EBITDA for the Test Period most recently ended on or prior to such date of determination.

“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting powers, ownership of securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Collateral” has the meaning set forth in Section 5.22(a).

“Controlling Affiliate” means any Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, the Company (other than Persons Controlled by the Company or any of its Subsidiaries); provided that the term “Controlling Affiliate” shall not include any portfolio companies that are customers, clients, joint venture partners, joint ventures, suppliers or purchasers or sellers of goods or services in the ordinary course of business that are owned by a direct or indirect equityholder of the Company (but not owned directly or indirectly by the Company or any of its Subsidiaries) other than any such portfolio company which is an offshore maritime drilling service company.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.29.

“Credit Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, Borrowing Requests, the Fee Letter, the Common Security Agent Fee Letter the Collateral Documents, the Intercreditor Agreement, any intercreditor arrangement entered into after the Effective Date to which any Agent is a party in connection herewith, and any other instrument or agreement now or hereafter executed and delivered by a Credit Party in connection herewith that is designated in writing by the Borrower and any Agent as a “Credit Document”.

“Credit Party” means each of the Company, the Borrower and each Guarantor from time to time.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to any Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent and the Company that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such

Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Deposit Account” has the meaning set forth in the U.S. Collateral Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a Responsible Officer of the Borrower, less the amount of cash and Cash Equivalents received in connection with a sale or collection of such Designated Non-Cash Consideration.

“Designated Reinvestment Period” means in respect of any Asset Sale or Event of Loss, the date which is 360 days following receipt of any Net Cash Proceeds in respect of such Asset Sale or Event of Loss, as applicable, which period will be extended to 540 days if a binding commitment to reinvest such Net Cash Proceeds has been executed prior to the expiration of the initial 360 day period.

“Discretionary Guarantor” means each Immaterial Subsidiary of the Company that elects to provide (and so provides) a Guaranty of the Secured Obligations by becoming a party to the Guarantee Agreement pursuant to Section 6.12 (or, as applicable, by continuing to be a party thereto after ceasing to be a Required Guarantor).

“Disposition” means the sale, transfer, license, lease, assignment, conveyance, exchange, alienation or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale-Leaseback Transaction and any issuance of Equity Interests by a direct Subsidiary of such Person (other than director’s qualifying shares and shares issued to foreign nationals to the extent required by applicable law), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith). The terms “Disposed”, “Disposal”, “Dispose”, “Disposing” and “Disposed of” have the correlative meaning thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is ninety-one (91) days after the Scheduled Commitment Termination Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the occurrence of Facility Termination.

“Disqualified Institution” means, unless otherwise consented to by the Borrower in writing (including by email), (a) any Person set forth on the DQ List sent by the Borrower to the Administrative Agent pursuant to Section 11.8 on or before the Effective Date, as such DQ List may be updated from time to time by the Borrower by written notice to the Administrative Agent at the email address ~~set forth above~~ JPMDQ_Contact@jpmorgan.com to add any competitor of the Borrower or (b) any clearly identifiable (solely on the basis of its name or as identified by the Borrower to the Administrative Agent) Affiliate of the entities described in clause (a), excluding any bona fide debt fund Affiliate of such Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding, or otherwise investing in commercial loans, bonds, and similar extensions of credit or securities in the ordinary course of its business; provided that no updates or additions to the DQ List shall be effective until the date that is three (3) Business Days after such amended DQ List is disclosed to the Lenders in accordance with Section 11.8(b); provided, further, that any designation as a “Disqualified Institution” shall not apply retroactively to disqualify any Person that has previously acquired or is pending an assignment or participation interest in any Loans or entered into a trade for either of the foregoing.

“Distributable Free Cash Flow” means, as of any date of determination, an amount equal to (a) the sum of, without duplication, the Free Cash Flow of each Test Period starting with the Test Period in which the Amendment No. 2 Effective Date occurs to the Test Period most recently ended on or prior to such date of determination minus (b) the aggregate amount of the Free Cash Flow Utilizations that have occurred during the period beginning on the first day of the Test Period in which the Amendment No. 2 Effective Date occurs and ending on such date of determination. For the avoidance of doubt, any amount deducted in calculating Distributable Free Cash Flow as of any date of determination shall be without duplication of amounts deducted in calculating Free Cash Flow for purposes of such calculation of Distributable Free Cash Flow.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 11.20 or as otherwise expressly provided herein.

“DQ List” has the meaning assigned to such term in Section 11.8(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 4.2.

~~“~~Effective Date Collateral Rigs” means each Rig listed on ~~Schedule 5.21~~. For the avoidance of doubt, each Rig owned by the Company and its Restricted Subsidiaries as of the ~~Effective Date (other than Excluded Rigs as of the Effective Date) shall constitute an Effective Date Collateral Rig.~~

~~“Effective Date Guarantor” means the Company and each of its Subsidiaries that is identified as an “Effective Date Guarantor” on Schedule 5.20 as of the Effective Date.~~

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible LCE” means a Local Content Entity (a) with respect to which the provision of a Guaranty of the Secured Obligations by such Local Content Entity (subject to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree) would not be prohibited by its organizational or constitutional documents, by applicable laws or by any applicable limitation, rule and/or principle referred to in clause (e) of the definition of “Agreed Security Principles”, (b) that is Controlled by the Company and (c) that is not an Unrestricted Subsidiary.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Engagement Letter” means that certain Engagement Letter, dated May 25, 2023, between the Company and J.P. Morgan Securities PLC.

“Environmental Claims” means any and all claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or to any permit issued under any Environmental Law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release of or exposure to Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

“Equity Interest” means as to any Person, any capital stock, shares, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person (but excluding any debt security convertible into or exchangeable for any combination of Equity Interests and/or cash or Cash Equivalents, regardless of whether such debt securities include any right of participations with Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with each Credit Party would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412, 430 or 436 of the Code).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure of any Credit Party or ERISA Affiliate to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to any Plan, whether or not waived; (c) the filing of any Credit Party or ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Credit Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Credit Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of such Credit Party or such ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by a Credit Party or an ERISA Affiliate of any notice concerning the imposition upon such Credit Party or such ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Event of Default” means any of the events or circumstances specified in Section 8.1.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Rig or the agreed or compromised total loss of a Collateral Rig; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Rig unless, within one hundred and eighty (180) days of such occurrence, such Collateral Rig is released from confiscation or seizure. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Rig, at the time and on the date of such loss or if that is not known at noon London time on the date which such Collateral Rig was last heard from, (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Rig, at the time and on the date of the event giving rise to such damage or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.

“Excess Cash Test Date” has the meaning set forth in Section 2.10(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. on such day on the applicable page of the Reuters reporting service then being used by the Administrative Agent reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall, with respect to each Letter of Credit issued in such Specified Currency, be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Issuing Bank thereof and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be determined by such Issuing Bank based on current market spot rates in accordance with the provisions of Section 11.19; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, such Issuing Bank, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

“Excluded Account” means: (a) Deposit Accounts, Securities Accounts and other bank accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any employees of the Company or any Restricted Subsidiary; (b) Deposit Accounts, Securities Accounts and other bank accounts constituting pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions); (c) Deposit Accounts, Securities Accounts and other bank accounts (i) exclusively used for withholding tax and other tax accounts (including sales tax accounts) or (ii) that are fiduciary accounts, escrow accounts, or trust accounts (or the equivalent thereof in any non-U.S. jurisdiction), or other accounts which solely contain deposits made for the benefit of, or otherwise holds funds on behalf of, another Person (other than the Company or any Restricted Subsidiary);

(d) Deposit Accounts and other bank accounts that are zero balance accounts; (e) petty cash and similar local accounts; (f) any other Deposit Accounts, Securities Accounts, Commodity Accounts and other bank accounts of the Credit Parties having an average monthly account balance, in the aggregate for such all accounts of the Credit Parties referred to in this clause (f), not exceeding, (i) for all such accounts that are U.S. accounts, $10,000,000 and (ii) for all such accounts that are non-U.S. accounts, $50,000,000; and (g) any non-U.S. account as to which the Administrative Agent and the Company reasonably agree in writing that the cost of obtaining or perfecting a security interest therein is excessive in relation to the practical benefit to the Secured Parties (as defined in the Intercreditor Agreement) afforded thereby.

“Excluded Property” means, collectively:

(a) (i) any fee owned real property, in the aggregate, with a fair market value of less than $25,000,000, (ii) any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, ‘estoppels or collateral access letters) and (iii) any fixtures affixed to any real property, except to the extent perfected by the filing of an “all assets” UCC-1 financing statement in the applicable Credit Party’s jurisdiction of organization or formation;

(b) any Commercial Tort Claim, except for any Commercial Tort Claim held by a Credit Party with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages (individually for any such Commercial Tort Claim) in excess of $~~1,000,000~~5,000,000 for each such claims in the United States (but for each such claim in excess of $~~1,000,000~~5,000,000 outside of the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim);

(c) Letter-of-Credit Rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in Letter-of-Credit Rights other than the filing of a UCC-1 financing statement));

(d) any assets to the extent the grant of a Lien on such assets is prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any Governmental Authority unless such consent has been obtained (and it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization)) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(e)(i) Margin Stock and (ii) minority interests or Equity Interests in joint ventures and non-wholly-owned Subsidiaries, in any such case of this subclause (ii), to the extent the grant of a Lien on such interest would require a consent, approval, license or authorization from any Governmental Authority or any other Person (other than a Credit Party or Restricted Subsidiary);

(f)(i) any Credit Party’s right, title or interest in any lease, license, contract, or agreement to which such Credit Party is a party or any of its right, title or interest thereunder and (ii) any property subject to a Lien permitted by Section 7.2(i) or any other permitted purchase money Lien, Capitalized Lease Obligation or similar arrangement, in each case to the extent, but only to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that no Credit Party shall have any obligation to procure any such consent, approval, license or authorization)) or create a right of termination in favor of any other party thereto (other than a Borrower or a Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(g) any assets to the extent the grant of a security interest in such assets would result in material adverse tax consequences to the Company or any Restricted Subsidiary as reasonably determined by the Company in good faith (with written notice to the Administrative Agent and the Common Security Agent);

(h)(i) any United States trademark or service mark application filed on the basis of a Credit Party’s “intent-to-use” such trademark or service mark pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, et seq., unless and until evidence of use of such trademark or service mark has been filed with, and accepted by, the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. §1051, et seq.), in each case, to the extent (and solely during the period in which) the inclusion in the Collateral of, or granting a security interest in, any such application prior to such filing would impair the enforceability or validity, or invalidate, any such application or any resulting registration, (ii) any United States intellectual property that is not material to the conduct of the Credit Parties’ business, as a whole and (iii) any intellectual property registered in any jurisdiction other than the United States;

(i) any assets as to which the Administrative Agent and the Company shall reasonably agree in writing that the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the Secured Parties (as defined in the Intercreditor Agreement) afforded thereby;

(j) any after-acquired property (including property acquired through acquisition or merger of another entity) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any enforceable contract or other agreement (in each case, binding on the assets at the time of such consummation and not created or entered into in contemplation thereof), solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) validly prohibits such security interest or pledge;

(k) the Equity Interests of (i) Unrestricted Subsidiaries and (ii) Excluded Subsidiaries (other than, in the case of this clause (k)(ii), any Discretionary Guarantor and any Restricted Subsidiary that becomes an Excluded Subsidiary solely by virtue of its being an Immaterial Subsidiary, in any such case, to the extent a Lien on such Equity Interests may be created pursuant to a customary composite “all assets” security document governed by the laws of the applicable Subject Jurisdiction);

(l) any Excluded Rig;

(m) the Excluded Accounts described in clauses (a), (b), (c) or (g) and all funds and other property held in or maintained in any Excluded Account; and

(n) any other asset that is otherwise excluded from the requirement to become Collateral pursuant to the Agreed Security Principles.

“Excluded Rig” means (a) each Rig listed on Schedule 1.1(e) hereto as of the Amendment No. 2 Effective Date and (b) any Rig acquired or constructed after the Amendment No. 2 Effective Date in connection with Indebtedness incurred, issued or assumed pursuant to Section 7.3(g) or Section 7.3(h), but solely to the extent and for so long as the terms of the applicable Indebtedness prohibit the mortgaging of such Rig hereunder.

“Excluded Subsidiary” means:

(a) any Subsidiary that (i) would be prohibited or restricted by any Governmental Authority with authority over such Subsidiary, applicable law or regulation or analogous restriction or contract (including (1) any requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party, unless such consent, approval, license or authorization has been received and (2) any restriction or requirement contained in any organizational documents to comply with local jurisdictional requirements or customs (subject, in each case, to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree), but excluding any other restriction in any organizational documents of such Subsidiary for purposes of this clause (a)(i)) so long as (x) in the case of Subsidiaries of the Borrower existing on the Effective Date, such contractual obligation is in existence on the Effective Date and (y) in the case of Subsidiaries of the Company acquired (or formed) after the Effective Date, such contractual obligation is in existence at the time of such acquisition or formation and was not created or entered into in contemplation thereof; or (ii) would result in a risk to the officers or directors (or equivalent) of such Subsidiary of personal, civil or criminal liability, in either case as a result of such Subsidiary becoming a Guarantor or granting Liens pursuant to this Agreement;

(b) any Subsidiary (other than an Amendment No. 2 Effective Date Guarantor) to the extent its Guaranty would result in a material adverse tax consequence to the Company or any of its Subsidiaries or any of their Subsidiaries (or any direct or indirect beneficial owners of any of the foregoing) as determined by Company in good faith (with written notice to the Administrative Agent);

(c) any non-wholly owned Subsidiaries, other than Eligible LCEs (provided that no Restricted Subsidiary that is wholly owned and a Guarantor as of the Effective Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (c) solely because a portion (but not a majority) of the Equity Interests in such Subsidiary are sold or otherwise transferred to any Person that is not a Credit Party, and, notwithstanding such sale or other transfer of a portion (but not a majority) of the Equity Interests in such Subsidiary, such Subsidiary shall remain a Guarantor (to the extent it does not otherwise constitute an Excluded Subsidiary));

(d) any Immaterial Subsidiary;

(e) any Unrestricted Subsidiary;

(f) any Subsidiary if the burden or cost of providing the Guaranty would outweigh the benefit afforded as reasonably determined by the Borrower and the Administrative Agent; and

(g) any Subsidiary that is otherwise excluded from the requirement to provide a Guaranty of the Obligations pursuant to the Agreed Security Principles;

provided that in no event shall any Subsidiary that is an obligor under the Second Lien Notes constitute an Excluded Subsidiary.

“Excluded Swap Obligations” means, with respect to any Guarantor, (a) as it relates to all or a portion of any Guaranty of such Guarantor, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a Lien, any Specified Swap Agreement Obligation if, and to the extent that, such Specified Swap Agreement Obligation (or such Lien in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Lien of such Guarantor becomes effective with respect to such Specified Swap Agreement Obligation. If a Specified Swap Agreement Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Agreement Obligation that is attributable to swaps for which such Guaranty or Lien is or becomes illegal.

“Existing Credit Agreements” means the Existing Term Agreement and the Existing Term/RCF Credit Agreement.

“Existing Letters of Credit” means each Letter of Credit listed in Schedule 2.12(h).

“Existing Note Purchase Agreement” means that certain Note Purchase Agreement, dated February 22, 2022, entered into by the Company and Hemen Holding Limited, as purchaser.

“Existing Term/RCF Credit Agreement” means that certain Super Senior Term and Revolving Credit Agreement, dated as of February 22, 2022 (as amended, amended and restated, supplemented or otherwise modified prior to the Effective Date), entered into by the Company, the Borrower, the other credit parties party thereto, the lenders and agents from time to time party thereto, pursuant to which the lenders party thereto have made certain credit available to the Company and the Borrower.

“Existing Term Agreement” means that certain Senior Secured Credit Agreement, dated as of February 22, 2022 (as amended, amended and restated, supplemented or otherwise modified prior to the Effective Date), entered into by the Company, the Borrower, the other credit parties party thereto, the lenders and agents from time to time party thereto, pursuant to which the lenders party thereto have made certain credit available to the Company and the Borrower.

“Facility Termination” means the first date on which all of the following shall have occurred: (a) all Commitments, and all obligations of the Issuing Banks to issue any Letters of Credit hereunder, have terminated or expired, (b) all Obligations have been paid in full in cash (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time), and (c) all Letters of Credit have terminated or expired (other than any Letter(s) of Credit which have been Cash Collateralized in an amount equal to 105% of the face amount of such outstanding Letter(s) of Credit in accordance with the terms of this Agreement or other arrangements with respect thereto satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Credit Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain fee letter, dated May 25, 2023, between the Company and J.P. Morgan Securities PLC.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or any other officer or director of such Person who is primarily responsible for matters relating to such Person’s financial affairs. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Fleet Status Certificate” means either of the following (at the option of the Company) (a) a certificate delivered by a Responsible Officer to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by any Credit Party prepared on substantially the same basis, and in substantially the same form, substance, and level of detail (subject to deletion of pricing information), as the Company would provide in a published fleet status report posted to the Company’s website and indicating the name and fleet status of each such Rig or (b) an updated published fleet status report posted to the Company’s website.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the ~~Adjusted~~ Term SOFR Rate or the ~~Adjusted~~ Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for the ~~Adjusted~~ Term SOFR Rate and the ~~Adjusted~~ Daily Simple SOFR shall be 0.00%.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by the Company or any foreign Subsidiary of the Company which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Free Cash Flow” means, as of the last day of any Test Period, an amount equal to:

(a) Adjusted EBITDA for such Test Period (and will include, to the extent not already included in Adjusted EBITDA, Net Cash Proceeds of Asset Sales that are not required to be applied to any mandatory prepayments of the Loans during the Test Period but shall be reduced by such Net Cash Proceeds if such amounts are later required to be prepaid pursuant to the mandatory prepayment provisions herein); minus

(b) the sum, in each case without duplication, of the following amounts paid during such Test Period: (i) voluntary and scheduled cash prepayments and repayments of Indebtedness (other than the Loans) which cannot be reborrowed pursuant to the terms of such Indebtedness (other than any Redemptions of Junior Indebtedness pursuant to Section 7.5(b)(v)); provided that any voluntary cash prepayment of Indebtedness shall not reduce Free Cash Flow pursuant to this clause (b)(i) for the applicable period to the extent that the Consolidated Total Net Leverage Ratio after giving effect to such prepayment and any other borrowings of Loans during such Test Period does not exceed the Consolidated Total Net Leverage Ratio immediately prior to such prepayment; (ii) unfinanced capital expenditures (other than maintenance capital expenditures) paid in cash; (iii) maintenance capital expenditures paid in cash; (iv) Cash Interest Expense; (v) taxes paid in cash; (vi) (A) unfinanced Investments made in cash (other than to any Credit Party or Restricted Subsidiary thereof, including any entity that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) substantially contemporaneously with such Investment) during such Test Period (other than those made in reliance on clause (p) of the definition of “Permitted Investment”) and (B) Restricted Payments made in cash (other than to any Credit Party or Restricted Subsidiary thereof) during such period (other than those made in reliance on Section 7.5(a)(iii)) and (vii) to the extent not included in the foregoing and added back in the calculation of Adjusted EBITDA, any other cash charge that reduces the earnings of the Company and its Restricted Subsidiaries; plus

(c) the sum, in each case without duplication, of any non-cash amounts that were deducted from or otherwise served to decrease Adjusted EBITDA for such Test Period; minus

(d) the sum, in each case without duplication, any non-cash amounts that were added to or otherwise served to increase Adjusted EBITDA for such Test Period.

“Free Cash Flow Utilizations” means, for any period, the aggregate amount of each of the following transactions during such period: (a) Restricted Payments made pursuant to Section 7.5(a)(iii); (b) Redemptions of Junior Indebtedness made pursuant to Section 7.5(b)(v); and (c) Investments made pursuant to clause (p) of the definition of “Permitted Investment”.

“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to, with respect to Letters of Credit, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof (or as to which other arrangements satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made).

“Funded Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) Capitalized Lease Obligations of such Person; (c) purchase money Indebtedness; (d) all obligations of such Person evidenced by bonds, promissory notes, debentures, indentures, credit agreements or other similar instruments of such Person; and (e) drawn but unreimbursed obligations under letters of credit or similar instruments issued for such Person’s account (to the extent not Cash Collateralized); provided that Funded Indebtedness shall not include (i) contingent reimbursement obligations with respect to undrawn amounts under letters of credit, performance guarantees, surety or performance bonds or similar arrangements, (ii) obligations under any Swap Agreement, (iii) any intercompany claims or (iv) obligations in respect of any agreement providing for treasury, depositary, purchasing card, credit cards or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Agreement” means the New York law guarantee agreement, dated as of the Effective Date substantially in the form attached as Exhibit 1.1(g), among each Credit Party thereto from time to time and the Administrative Agent.

“Guarantor” means, collectively, (a) each Amendment No. 2 Effective Date Guarantor, (b) each Required Guarantor and (c) each Discretionary Guarantor, in each case unless and until such party is released from such Guaranty under the Guarantee Agreement pursuant to Section 11.30. ~~Notwithstanding anything to the contrary in this Agreement, the defined term “Guarantor” shall not include any Harsh Environment Subsidiary.~~

“Guaranty” and “Guaranties” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or (ii) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; (c) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (d) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

~~“Harsh Environment Rig” means each Rig listed on Schedule 1.1(r).~~

~~“Harsh Environment Subsidiaries” means each Subsidiary listed on Schedule 1.1(r), which are designated as Restricted Subsidiaries as defined and under the Second Lien Notes Indenture as in effect on the Effective Date~~.

~~“Harsh Environment Subsidiary Release Condition” means with respect to a Harsh Environment Subsidiary, when such Harsh Environment Subsidiary ceases to be a Restricted Subsidiary as defined in and under the Second Lien Notes Indenture.~~

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Company or any of the Restricted Subsidiaries.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from a Borrower in connection with the Loans.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Company which, as of the last day of the Test Period most recently ended on or prior to such date of determination, (a) directly contributed less than 7.5% of Adjusted EBITDA for such Test Period or (b) directly contributed less than 7.5% of Total Assets for such Test Period; provided that as of the last day of such Test Period, the combined (i) Adjusted EBITDA directly contributed by all Immaterial Subsidiaries shall not exceed 15.0% of Adjusted EBITDA for such Test Period and (ii) the portion of “Total Assets” directly contributed by all Immaterial Subsidiaries shall not exceed 15.0% of Total Assets for such Test Period, in each case, as determined in accordance with GAAP (each of Adjusted EBITDA and Total Assets to be determined after eliminating intercompany obligations and the Excluded Rigs); provided that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary (x) owns one or more Rigs (other than an Excluded Rig), (y) is integral to the operation and maintenance of one or more Rigs (other than an Excluded Rig), including, intercompany operators of the Collateral Rigs, material cash pooling entities, and entities which hold insurance for Collateral Rigs or (z) is the Local Content Entity Seadrill Owner of Equity Interests in a Local Content Entity which owns a Rig other than an Excluded Rig.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lender” has the meaning set forth in Section 2.14(c).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (c) all obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (d) all obligations of other Persons, whether or not assumed, secured by Liens upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (e) all Capitalized Lease Obligations of such Person;

(f) net obligations under Swap Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; and (g) all obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided that the definition of “Indebtedness” shall not include: (i) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller of such asset; (ii) customary cash pooling and cash management practices and other intercompany indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extension of terms) incurred in the ordinary course of business; (iii) trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under drilling contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds, performance guaranties, and pre-paid hire under vessel time charters or similar contracts which have not yet been earned), or obligations in respect of Equity Interests that do not constitute Disqualified Capital Stock; (iv) liabilities resulting from endorsements of instruments for collection in the ordinary course of business; and (v) any indebtedness with respect to which cash or Cash Equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance or satisfaction of such indebtedness pursuant to the applicable agreement governing such indebtedness pursuant to a transaction not prohibited by Section 7.5(b). For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Parties” has the meaning set forth in Section 11.14.

“Indemnified Taxes” has the meaning set forth in Section 3.3(a).

“Ineligible LCE” means, as of any time of determination, any Local Content Entity which is not an Eligible LCE.

“Ineligible LCE Available Excess Cash” means, as of any date of determination with respect to any Ineligible LCE, an amount equal to the following (as reasonably determined or reasonably estimated by the Borrower in good faith), without duplication, which amount shall not be less than zero:

(a) the aggregate of all unrestricted cash and Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, such Person other than the following amounts (without duplication): (i) any cash set aside to pay in the ordinary course of business amounts then due and owing by such Person to unaffiliated third parties and for which such Person has issued checks (or similar instruments) or has initiated wires or ACH transfers in order to pay such amounts; (ii) any cash of such Person constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party; (iii) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties; (iv) cash and Cash Equivalents in deposit or securities accounts or other bank accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business; (v) petty cash; (vi) any cash or Cash Equivalents held in

Excluded Accounts; and (vii) cash and Cash Equivalents of such Person: (A) that may not be distributed (as a dividend or otherwise) to any of the Credit Parties (directly or indirectly) without a prior governmental approval (that has not been obtained) or the distribution (by dividend or otherwise) of which to a Credit Party would be prohibited by any law, rule, regulation, judgment, decree or order of any Governmental Authority with jurisdiction over such Person, its property or such transaction, (B) the distribution (by dividend or otherwise) of which is prohibited by such Person’s organizational documents or any contractual obligation applicable to such Person or its property, (C) with respect to which repatriation thereof (directly or indirectly) to a Credit Party would (x) result in a risk of personal, civil or criminal liability on the part of, or a conflict with the fiduciary duties of, any officer, director or manager (or equivalent) of such Person, (y) be restricted by corporate benefit or other principles of a type referred to in clause (e) of the definition of “Agreed Security Principles”, or (z) result in adverse tax consequences, in each case as reasonably determined by the Borrower or (D) that are otherwise not reasonably expected to be readily accessible in cash for the general corporate purposes of a Credit Party without undue administrative burden or costs during the period ending sixty (60) days after such determination date; minus

(b) cash and Cash Equivalents of such Person constituting (i) reserves of the type referred to in clause (e) of the definition of “Net Cash Proceeds” in connection with a permitted Disposition and (ii) reserves for Taxes and other liabilities to the extent such amounts are required by any applicable law or are in accordance with GAAP or other generally accepted accounting principles in effect in the jurisdiction of organization of such Person; minus

(c) the aggregate amount of expenses and disbursements projected to be paid in cash by such Person during the period ending sixty (60) days after such date of determination.

“Ineligible LCE Seadrill Owner” has the meaning assigned to such term in the definition of “Asset Sale”.

“Information” has the meaning set forth in Section 11.16.

“Initial Subject Jurisdictions” means (a) the United States (or any political subdivision thereof), (b) Bermuda, (c) the United Kingdom, (d) Brazil, (e) Hungary, (f) Panama, (g) Cayman Islands, (h) Norway and (i) the Republic of Marshall Islands.

“Intercreditor Agreement” means the Collateral Trust Agreement, dated as of the Effective Date, substantially in the form attached as Exhibit 1.1(i), between the Company, the Borrower, the other Credit Parties from time to time party thereto, the Administrative Agent, GLAS Trust Company LLC, as Trustee (as defined therein) and GLAS Trust Company LLC, as Collateral Trustee (as defined therein).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the Test Period most recently ended on or prior to such date of determination to (b) Cash Interest Expense for such Test Period. In the event that an Acquisition EBITDA Adjustment for any acquired or constructed Rig or Permitted Acquisition is included in Adjusted EBITDA for any such Test Period and any Indebtedness was incurred in connection with such transaction, then for purposes of calculating the Interest Coverage Ratio (i) the amount of Interest Expense included in Adjusted EBITDA for such Test Period and (ii) the Cash Interest Expense for such Test Period shall be calculated on a pro forma basis as if such Indebtedness so incurred had been incurred as of the first day of such Test Period with a constant interest rate per annum equal to the rate in effect on the date of incurrence.

“Interest Expense” means, with respect to any period, an amount equal to the cash and non-cash interest expense (including Commitment Fees) of the Company and its Restricted Subsidiaries, calculated on a consolidated basis for such period, in each case, after giving effect to any net payments, if any, made or received by the Company and its Restricted Subsidiaries with respect to interest rate Swap Agreements.

“Interest Payment Date” means (a) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Commitment Termination Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and the Commitment Termination Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter, as the Borrower may elect provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 9.2(e) shall be available for specification in such Borrowing Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c)(i) the entering into of (A) any Guaranty of, or other contingent payment or credit support obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness of any other Person, or (B) any other contingent obligation with respect to Indebtedness of any other Person that directly or indirectly has the economic effect of guaranteeing or providing any payment or credit support with respect such Indebtedness or otherwise is for the purpose of assuring the owner of such Indebtedness of the payment thereof or

(ii) the entering into or issuance of a Letter of Credit to support the general corporate purposes of the Local Content Entities and the Unrestricted Subsidiaries. For purposes of covenant compliance, the amount of any Investment by any Person outstanding at any time shall be the amount actually invested (measured at the time invested), net of any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means any Lender or Affiliate of a Lender that is reasonably acceptable to the Administrative Agent and the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed) and that agrees to issue Letters of Credit hereunder. As of the Amendment No. 2 Effective Date, the Issuing Bank is DNB Bank ASA, ~~Oslo~~New York Branch (including any branch or Affiliate of DNB Bank ASA through which DNB Bank ASA shall perform any of its obligations in such capacity hereunder).

“Junior Indebtedness” means (a) the Second Lien Notes, (b) any Permitted Additional Debt, (c) any Subordinated Indebtedness and (d) the Existing Note Purchase Agreement.

“L/C Disbursement” has the meaning set forth in Section 2.12(c)(i).

“L/C Documents” means the Letters of Credit, any Application with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” means, with respect to any Lender at any time, such Lender’s applicable Percentage of the Dollar Equivalent of the L/C Obligations (determined in accordance with Section 11.20).

“L/C Obligations” means as at any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit plus (b) the aggregate amount of all unpaid Reimbursement Obligations. The L/C Obligations of any Lender at any time shall be its applicable Percentage of the L/C Obligations at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Legal Reservations” means (a) any debtor relief, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles and (b) restrictions or limitations in accordance with, or exceptions pursuant to, the Agreed Security Principles.

“Lender” and “Lenders” have the meaning set forth in the introductory paragraph hereof.

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan and/or currency of Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Letter of Credit” has the meaning set forth in Section 2.12(a), and “Letters of Credit” means two (2) or more of any such Letters of Credit.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.12(a)(iii).

“Letter-of-Credit Right” has the meaning set forth in the U.S. Collateral Agreement.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Limited Condition Transaction” mean any acquisition of the Equity Interests, assets and/or line of business of any other Person or any other Investment, in any such case, the consummation of which is not conditioned on availability of any funds, financing or other Indebtedness.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) Availability on such date and (b) Specified Group Cash on such date.

~~“Liquidity Early Termination Date” means the fourth anniversary of the Effective Date if, as of the last Business Day of the forty-fifth (45th) calendar month after the Effective Date, either the Stated Maturity Liquidity Test is not satisfied or the Collateral Coverage Ratio is less than 2.50:1.00.~~

“Loan” means (a) a RFR Loan or (b) a Term Benchmark Loan, as the case may be, and “Loans” means two (2) or more of any such Loans.

“Loan Transactions” means the execution, delivery and performance by the Company and the Borrower of this Agreement and the execution, delivery and performance by each Credit Party of the Credit Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Local Content Entity” means any Affiliate of the Company (a) that owns or is contemplated to own a Rig or that is party to or contemplated to be party to a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of a Rig owned by it or by the Company, any Restricted Subsidiary or another Local Content Entity and (b) the capital stock or other Equity Interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) that is(are) required or necessary under local law or custom to own capital stock or other Equity Interests in the Local Content Entity as a condition for (i) the operation of a Rig in such jurisdiction, (ii) the ownership of any asset owned, or contemplated to be acquired, by such entity in such jurisdiction or (iii) the business transacted, or contemplated to be transacted, by such entity in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.

“Local Content Entity Seadrill Owner” means the Company and/or a Restricted Subsidiary that is the direct owner of any Equity Interests in a Local Content Entity.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means any material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) the Credit Parties’ ability, taken as a whole, to perform their payment obligations under the Credit Documents or (c) the validity or enforceability in any material respect of the Credit Documents or the rights and remedies of the Agents and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one or more of the Company and its Restricted Subsidiaries in the aggregate principal amount exceeding the Dollar Equivalent of $50,000,000.

“Material Subsidiary” means, as of any time of determination, any Restricted Subsidiary of the Company which is not an Immaterial Subsidiary.

“Maximum L/C Issuance Amount” means, with respect to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.12(a) (as may be amended from time to time by, the Company and each Issuing Bank affected thereby with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)).

“Mexican Pesos” means the lawful currency of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and to which any Credit Party or ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years of such Multiemployer Plan, has made or had an obligation to make such contributions.

“Net Cash Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents actually received by the Company or any of the Restricted Subsidiaries in respect of any Asset Swap, any Event of Loss or any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received in any such Asset Swap, or any such Asset Sale, but only as and when so received), net of (a) the direct costs relating to such transaction and the sale or Disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, transactional fees, brokers’ fees and other professional fees, severance costs and any relocation expenses incurred as a result of such transaction, (b) amounts actually paid or payable or distributed or required to be distributed in cash in respect of, or for the purposes of, total federal, state, local and foreign income, value added and similar taxes as a result of such transaction, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such transaction, or which must by its terms, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid out of the proceeds from such transaction, (d) payments (or arrangements for payments made) of unassumed liabilities (not constituting Indebtedness) relating to any of the assets so Disposed of at the time of, or within thirty (30) days after the date of, such transaction, and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company or any of the Restricted Subsidiaries in connection with such transaction or for other liabilities associated with such transaction and retained by the Company or any of the Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount of cash actually returned to the Company or the Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Core Rigs” means each Rig listed on ~~part A of~~ Schedule 1.1(e).

“Non-Defaulting Lender” means any Lender that is not a Defaulting Lender.

“Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary in respect of which the holder or holders thereof have no recourse (including by way of guaranty, support, security or indemnity) to the Company or any Restricted Subsidiary or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Equity Interests of any Unrestricted Subsidiary.

“Norwegian Krone” means the lawful currency of Norway.

“Note” has the meaning set forth in Section 2.8(e).

“Notes Early Termination Date” means 91 days prior to the Scheduled Commitment Termination Date if, as of such date, any Second Lien Notes remain outstanding that have not been repaid, defeased or satisfied in accordance with the Second Lien Notes Indenture.

“Notified Event of Default” means an Event of Default that has occurred and is continuing in respect of which the Administrative Agent or the Required Lenders have served a notice on the Borrower and the Common Security Agent; provided that no such notice shall be required with respect to a Specified Bankruptcy Event of Default.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Restricted Subsidiary arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Credit Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Company or any Restricted Subsidiary under any Credit Document and (b) the obligation of the Company or any Restricted Subsidiary to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Company or such Restricted Subsidiary.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Original Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Loans and participate in Letters of Credit pursuant to Section 2.1 and Section 2.12, respectively, initially in the amount and percentage set forth opposite such Lender’s name on Schedule 1.1(c) or later set forth on any updated version of Schedule 1.1(c), any Assignment Agreement pursuant to Section 11.11 or any amendment or supplement hereto, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement.

“Other Connection Taxes” means, with respect to any Lender, Issuing Bank or Agent, Taxes imposed as a result of a present or former connection between such Lender, Issuing Bank or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender, Issuing Bank or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Participant” has the meaning set forth in Section 11.11(a).

“Participant Register” has the meaning set forth in Section 11.11(a).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment” has the meaning assigned to it in Section 10.11(a).

“Payment Notice” has the meaning assigned to it in Section 10.11(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” means, with respect to each Lender, the percentage of the Revolving Credit Commitment Amount (or, if the Commitments have been terminated, the aggregate Revolving Credit Exposure of all Lenders) represented by the amount of such Lender’s Commitment (or, if such Lender’s Commitment has been terminated, such Lender’s Revolving Credit Exposure).

“Perfection Requirements” shall mean the making or the procuring of registrations, filings, endorsements, notarizations, stampings and/or notifications of the registrations, filings, endorsements, notarizations, stampings and/or notifications of the Credit Documents (and/or the security interests created thereunder) necessary for the validity or enforceability thereof.

“Permitted Acquisition” means any acquisition of the Equity Interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:

(a) no Change of Control exists immediately after giving effect thereto;

(b) the requirements set forth in any of the following clauses (i), (ii) or (iii) below are satisfied with respect thereto (it being understood and agreed that (x) only the requirements in one such clause shall be required to be satisfied for any such transaction(s), (y) in the case of substantially concurrent transactions or a series of related transactions, such satisfaction may be determined with respect to each such transaction on an individual basis or, at the Company’s option, with respect to such substantially concurrent transactions or series of related transactions, as the case may be, on an aggregate basis, and (z) in the event any such transaction(s) would satisfy the requirements in more than one such clause, the Company shall have the option to determine which clause is being relied upon for such transaction(s)):

(i) immediately after giving pro forma effect to such transaction(s), both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio are less than or equal to the Consolidated Total Net Leverage Ratio and Consolidated Secured Net Leverage Ratio, respectively, immediately before giving effect to such transaction(s); provided that, for purposes of this clause (i) the calculations of the Consolidated Total Net Leverage Ratio before and after giving effect to such transaction(s) shall exclude any adjustments pursuant to clause (II)(h) of the definition of “Adjusted EBITDA” and any other adjustments pursuant to clause (II) of the definition of “Adjusted EBITDA” otherwise attributable to cost savings initiatives; or

(ii) immediately after giving pro forma effect to such transaction(s), Liquidity is greater than or equal to $350,000,000; or

(iii) such transaction(s) is consummated with cash constituting Collateral that is being reinvested pursuant to Section 2.10(c);

(c) the assets, including Equity Interests, acquired pursuant to such transaction(s) will become Collateral and each newly acquired or created Subsidiary (including each Subsidiary thereof) shall become a Guarantor (unless such Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 7.9 or is an Excluded Subsidiary), in each case of this clause (c), to the extent required by the Collateral and Guaranty Requirements (within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13); and

(d) immediately before and immediately after the consummation of any such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom (or, if such acquisition is a Limited Condition Transaction, (i) as of the date on which the definitive agreement for such acquisition is entered into, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately before and immediately after the consummation of such acquisition, no Event of Default under Section 8.1(a), 8.1(b), 8.1(h), 8.1(i) or 8.1(n) shall have occurred and be continuing or would result therefrom).

“Permitted Acquisition Issuing Bank” means any issuing bank with respect to standby letters of credit issued under any Indebtedness of a Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) (such letters of credit, the “Acquired Letters of Credit”) that is designated in writing by the Borrower to the Administrative Agent as a “Permitted Acquisition Issuing Bank”; provided that such issuing bank is a Lender or an Affiliate of a Lender at the time of such designation or becomes a Lender or an Affiliate of a Lender in accordance with the terms of this Agreement concurrently with such designation.

“Permitted Additional Debt” means any Indebtedness that is incurred or issued by the Company or any Guarantor and is either (a) unsecured or (b) that is secured by the Collateral on a junior lien basis to the Liens pursuant to the Collateral Documents securing the Secured Obligations, with such priority being on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (including Guaranties of the foregoing that are unsecured or secured by Collateral on a junior lien basis to the Liens pursuant to the Collateral Documents securing the Secured Obligations in accordance with the foregoing clause (b)); provided that (i) such Indebtedness (A) shall be incurred or issued only by the Company or a Guarantor, (B) if secured, shall be secured only by assets constituting the Collateral, (C) shall not be guaranteed by any Person that is not a Credit Party or does not otherwise guarantee the Obligations, (D) if secured, shall be subject to the Intercreditor Agreement and (E) shall not have a maturity date prior to the date that is ninety-one (91) days after the Scheduled Commitment Termination Date or have terms which provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is ninety-one (91) days after the Scheduled Commitment Termination Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default); (ii) the covenants, events of default, guarantees and other material terms of such Indebtedness (other than (x) terms referred to in clause (i) above and (y) interest rates, interest rate margins, rate floors, fees, original issue discounts, funding discounts and redemption, prepayment or make-whole terms (including premiums) determined by the Borrower to be “market” rates, margins, rate floors, fees, discounts, terms and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be not materially more restrictive on the Company and its Restricted Subsidiaries, taken as a whole, in the good faith judgment of a Responsible Officer, than the terms of this Agreement, when taken as a whole (as in effect at the time of such issuance or incurrence); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least one (1) Business Day prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements, and (iii) if such Indebtedness is Subordinated Indebtedness ~~(it being understood that Permitted Additional Debt is not required to be contractually subordinated to the Secured Obligations)~~, the terms of such Indebtedness provide for subordination of such Indebtedness to the Secured Obligations on terms substantially similar to those set forth in Exhibit 7.3 or on such other terms as the Administrative Agent may reasonably agree.

“Permitted Business Investments” means Investments in any Unrestricted Subsidiary (or any Person that will become an Unrestricted Subsidiary upon the consummation of such Investment) (x) to fund a Permitted Acquisition that includes any Rig with any debt existing at the time of such acquisition that is retained as part of the purchase price for such Permitted Acquisition, and (y) as a follow-on investment in any existing or future Unrestricted Subsidiary made in the ordinary course of conducting a permitted business (including, without limitation, parent company guarantees of drilling contracts, intercompany loans and cash pooling arrangements, but for avoidance of doubt excluding any follow-on investment by way of contribution of rigs or charters to any Unrestricted Subsidiary).

“Permitted Investment” means:

(a) any Investment (other than, for purposes of this clause (a), any Investments in any Ineligible LCE) by (i) the Company in a Restricted Subsidiary, (ii) any Restricted Subsidiary in the Company or (iii) any Restricted Subsidiary in another Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents;

(c) any Investments received (i) from trade creditors or customers in the ordinary course of business, in the form of accounts receivable or notes receivable, if payable or dischargeable in accordance with customary trade terms of the Company or the applicable Restricted Subsidiary, (ii) in compromise, settlement or resolution of (including upon satisfaction of judgments with respect to) (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes; or (iii) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment in default;

(d) Investments represented by Swap Agreements to the extent permitted by Section 7.3(d);

(e) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of the Restricted Subsidiaries;

(f) any Guaranty of Indebtedness permitted by Section 7.3;

(g) Guaranties by the Company or any of the Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(h) any Investment existing on, or made pursuant to binding commitments existing on, the Effective Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted hereunder;

(i) Investments received or acquired as consideration for any Disposition not prohibited by Section 7.11;

(j) any Permitted Acquisition;

(k) Investments in lieu of, and not in excess of the amount of (after giving effect to any other Investments, Redemptions of Junior Indebtedness or Restricted Payments in respect thereof) Restricted Payments permitted by Section 7.5(a)(ii) at the time such Investment is made; provided that any such Investment shall reduce the amount of such applicable Restricted Payments thereafter permitted by Section 7.5(a)(ii) by a corresponding amount;

(l) Investments in any Ineligible LCE (other than, for purposes of this clause (l), any Disposition of a Rig to any such Ineligible LCE); provided that, (i) at the time of and immediately after giving effect to any such Investment, the aggregate principal amount of all outstanding Investments at such time pursuant to this clause (l) shall not exceed the lesser of (x) $25,000,000 and (y) the aggregate amount of all accounts receivable owed by third parties to all such Ineligible LCEs at such time pursuant to any charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of a Rig to which any such Ineligible LCE is a party, (ii) promptly after any such Ineligible LCE’s receipt of a payment of any such accounts receivable, such Ineligible LCE shall apply such amount (to the extent constituting

Ineligible LCE Available Excess Cash) to make, directly or indirectly, to one or more Credit Parties a repayment or return on, or distribution with respect to, outstanding Investments made in such Ineligible LCE pursuant to this clause (l), (iii) to the extent not prohibited by any applicable contractual obligations relating to the applicable Rig or applicable law, any such Investment shall be evidenced by a promissory note or similar instrument that is payable on demand by the relevant Ineligible LCE in which such Investment is made and (iv) such promissory note or similar instrument shall constitute Collateral pledged by the Company or by the applicable Restricted Subsidiary making such Investment pursuant to the Guaranty and Collateral Agreement or other applicable Collateral Document;

(m) additional Investments in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(n) Permitted Business Investments; provided that, immediately after giving pro forma effect to any such Permitted Business Investment, the Company is in pro forma compliance with the financial covenants set forth in Section 7.7 and the Liquidity is equal to or greater than $350,000,000;

(o) Investments in an amount not to exceed 100% of Distributable Free Cash Flow as of the time such Investment is made, so long as (i) immediately after giving pro forma effect thereto and any concurrent incurrence of Indebtedness, (x) the Consolidated Total Net Leverage Ratio is less than or equal to ~~2.00~~2.50 to 1.00 and (y) Liquidity is greater than or equal to $350,000,000 and (ii) immediately before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(p) Investments existing on the Effective Date, set forth on Schedule 1.1(p);

(q) to the extent constituting an Investment, any transaction permitted by Section 7.1, any Indebtedness permitted by Section 7.3 and any Disposition not prohibited by Section 7.11; and

(r) Investments made to consummate any transaction pursuant to clause (s) of the definition of “Asset Sale” and to comply with the applicable requirements set forth therein, including the issuance of any Specified Rig Intercompany Note pursuant thereto.

“Permitted Liens” has the meaning set forth in Section 7.2.

“Permitted Maritime Liens” means, at any time with respect to a Rig:

(a) Liens for crews’ wages (including the wages of the master of the Rig) that are discharged in the ordinary course of business and have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(b) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Rig, the master of the Rig or a charterer or lessee of such Rig, which in each case have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(c) shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Rig (other than those referred to in clauses (a) and (b) above), including maritime Liens for necessaries, which in each case have accrued for not more than sixty (60) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture, or loss;

(d) Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Credit Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture, or loss;

(e) Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and

(f) Liens for charters or subcharters or leases or subleases permitted under this Agreement, including any charter, subcharter, lease or sublease described in Schedule 5.17.

“Permitted Refinancing Debt” means Indebtedness (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to purchase or refinance, other Indebtedness (the “Refinanced Debt”); to the extent that: (a) such new Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) accrued and unpaid interest, cash fees and expenses (including make-whole payments and premiums) on the Refinanced Debt and amounts to pay fees and expenses reasonably incurred, in each case, in connection with such extension, refinancing, repayment and reborrowing, renewal or replacement; (b) such new Indebtedness has a stated maturity no earlier than the stated maturity of the Refinanced Debt; (c) such new Indebtedness has a weighted average life to maturity that is equal to or longer than the remaining weighted average life to maturity of the Refinanced Debt; (d) if applicable, such new Indebtedness is subordinated in right of payment or security to the Obligations to the same extent as the Refinanced Debt; and (e) the obligors with respect to such new Indebtedness do not include any Persons that were not obligors (or would not have been (i) required to become obligors or (ii) permitted to become obligors) with respect to such Refinanced Debt, except that any Credit Party may be added as an additional obligor.

“Permitted Supply Chain Financing” means one or more non-recourse supply-chain financing transaction whereby the Company or any of its Restricted Subsidiaries sells to a third-party purchaser all or a portion of the accounts receivable owing to the Company or any of its Restricted Subsidiaries from one or more designated customer(s) of the Company or such Restricted Subsidiary (but, for the avoidance of doubt, not a sale or sales of all accounts receivable of the Borrower or any of its Subsidiaries generally); provided that:

(a) such transaction shall be evidenced by a receivables purchase agreement or other similar documentation on terms and conditions customary for supply-chain financing arrangements or as otherwise agreed by the Administrative Agent (collectively, the “Permitted Supply Financing Agreements”);

(b) the proceeds of such sales are received in cash and are in an amount equal to the face value of the sold accounts receivable, net of a commercially reasonable and customary discount rate based on then current market conditions, in each case, in the reasonable judgment of the Borrower;

(c) such sales are structured, and are intended to be treated, as true sales of accounts receivable without recourse to the Company or any Restricted Subsidiaries other than limited recourse typical of such transactions resulting from the breach of appropriate representations, warranties or covenants by the Company or any selling Subsidiary, as applicable, with respect to the sold accounts receivable; and

(d) immediately prior to and immediately after giving effect to such sale, no Default or Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, exempted limited partnership, corporation, limited liability company, company, exempted company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (in each case, other than a Multiemployer Plan) that is maintained or is contributed to by a Credit Party or an ERISA Affiliate or to which a Credit Party or an ERISA Affiliate has any actual or contingent liability.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning set forth in Section 11.8(b).

“Pledgor” means (a) the Company and (b) each Restricted Subsidiary, in each case, to the extent that such Person directly owns any Equity Interests in any Required Guarantor.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Protesting Lender” has the meaning set forth in Section 2.14(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or any of its Controlling persons or Subsidiaries while in possession of the financial statements provided by the Company pursuant to Section 6.6(a)(i) or 6.6(a)(ii).

“Purchasing Lender” has the meaning set forth in Section 11.11(b).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.29.

“Quiet Enjoyment Agreement” means, to the extent required under a charter contract or similar contract, as determined in the reasonable judgment of the Borrower, with respect to any (a) Amendment No. 2 Effective Date Collateral Rig, a quiet enjoyment agreement in form and substance reasonably satisfactory to the applicable counterparty, and entered into by the counterparty to the applicable charter contract or similar contract, the applicable Collateral Rig Owner and the applicable Agent or (b) other Collateral Rig, a quiet enjoyment agreement entered into by the counterparty to the applicable charter contract or similar contract, the applicable Collateral Rig Owner and the applicable Agent in form and substance reasonably satisfactory to the applicable counterparty and the applicable Agent (at the direction of the Required Lenders).

“Recipient” has the meaning set forth in Section 11.4(b).

“Redemption” means, with respect to any Junior Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Junior Indebtedness prior to its stated maturity. “Redeem” has the correlative meaning thereto.

“Redomestication” means:

(a) any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Company with or into any other Person, or of any other Person with or into the Company, or the sale or other Disposition (other than by lease) of all or substantially all of its assets by the Company to any other Person,

(b) any continuation, discontinuation, statutory migration, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Company, pursuant to the law of the jurisdiction of its organization or incorporation and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting Equity Interests (except for directors’ qualifying shares) of the Company (the “New Parent”), if as a result thereof

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such sale or other Disposition,

(y) in the case of any action specified in clause (b), the entity that constitutes the Company immediately thereafter, or

(z) in the case of any action specified in clause (c), the New Parent,

(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of (1) the State of Delaware or another State of the United States, (2) the Cayman Islands, (3) the United Kingdom, (4) any member state of the European Union as of the Effective Date, (5) any member of the European Economic Area (EEA) or USMCA, (6) Switzerland, (7) Singapore, (8) the British Virgin Islands, (9) Bermuda, (10) the Bailiwick of Jersey, (11) Gibraltar, (12) any territory or other political subdivision of any of the foregoing or (13) with the consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), any other jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of the Company immediately prior thereto; provided that substantially concurrently with the consummation of such Redomestication, the Surviving Person or the Company shall deliver to the Administrative Agent (i) applicable joinders to the Guarantee Agreement and the U.S. Collateral Agreement and any other applicable Collateral Documents in form, scope and substance reasonably satisfactory to the Administrative Agent, in connection with the Redomestication as the Administrative Agent may reasonably request (ii) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists and (iii) if the Surviving Person is the direct parent company of the Company, an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent may reasonably request.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days preceding the date of such setting, or (c) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned such term in the definition of “Permitted Refinancing Debt”.

“Register” has the meaning assigned such term in Section 11.11(d).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning set forth in Section 11.16.

“Reimbursement Obligation” has the meaning set forth in Section 2.12(c).

“Reinvestment Notice” has the meaning set forth in Section 2.10(c).

“Reinvestment Notice Deadline” has the meaning set forth in Section 2.10(c).

“Related Business Asset” means (a) one or more Rigs, (b) the Equity Interests of a Person owning one or more Rigs and/or (c) any other related asset that is useful in the business in which the Company and its Restricted Subsidiaries are engaged on the date of this Agreement or permitted to engage in pursuant to Section 6.8.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Collateral Rig Contract” has the meaning set forth in Section 7.12.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Party” has the meaning set forth in Section 11.4(b).

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the ~~Adjusted~~ Term SOFR Rate or (ii) with respect to any RFR Borrowing, the ~~Adjusted~~ Daily Simple SOFR, as applicable.

“Required Guarantor” means each of the following, on a joint and several basis: (a) the Company and (b) each Restricted Subsidiary of the Company (including each Eligible LCE) which is not an Excluded Subsidiary.

“Required Lenders” means, as of any time of determination, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders at such time (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars); provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders except with respect to waivers and amendments described in clauses (A) and (B) of Section 11.12(iv).

“Reset Date” has the meaning assigned to such term in Section 11.20(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, for any Person, the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, other Financial Officer, director, secretary or assistant secretary, or other similar officer or duly authorized signatory of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary organizational action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. Unless otherwise specified, all references herein to a Responsible Officer means a Responsible Officer of the Company.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent Person thereof) and any Restricted Investment.

“Restricted Subsidiary” means each Subsidiary of the Company that is not an Unrestricted Subsidiary. For the avoidance of doubt, “Restricted Subsidiary” shall also include each Local Content Entity and each such entity’s respective Subsidiaries, in each case, that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment Amount” means the ~~sum of the~~2026 Revolving Commitments ~~of all of the Lenders~~(as defined in the Amendment No. 2), which is an amount initially equal to $~~225,000,000~~300,000,000 on the Amendment No. 2 Effective Date, as such amount may be reduced or increased from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s applicable Percentage of the principal amounts of the outstanding Revolving Loans and (b) such Lender’s L/C Exposure.

“Revolving Loan” has the meaning set forth in Section 2.1.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the ~~Adjusted~~ Daily Simple SOFR.

“Rig” means any mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, as of any date of determination, with respect to any Rig (and all related equipment) owned by any Credit Party or Restricted Subsidiary, the value of such Rig (and all related equipment) as reflected in the most recent third-party appraisal (which shall not include any allowance for depreciation and obsolescence since the delivery of such appraisal and with respect to “idle” Rigs shall not include any discount for current markets and demand) delivered to the Administrative Agent for such Rig; provided that (a) the Rig Value of any Rig shall be equal to (i) 100% of such third-party appraised value, for any contracted Rig or a Rig that is idle for up to six (6) months, (ii) 75% of such appraised value, for any Rig idle for six (6) months or longer but less than nine (9) months as of such date of determination, (iii) 50% of such appraised value for any Rig idle for nine (9) months or longer but less than twelve (12) months as of such date of determination and (iv) 0% of such appraised value, for any Rig idle for twelve (12) months or longer as of such date of determination and (b) for purposes of such determination, the Rig Value of any Rig acquired after the last day of the Test Period most recently ended on or prior to such date of determination, or to be acquired on the date on which a pro forma calculation is to be determined, shall be as reasonably agreed by the Borrower and the Administrative Agent (to the extent a third-party appraisal for such Rig has not yet been delivered to the Administrative Agent pursuant to this Agreement).

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions Laws and Regulations (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including any Person named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evader” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list), the U.S. Department of State, Norway, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom (including any sanctions extended to the Cayman Islands by the Orders of His Majesty in Council), (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or, where relevant under applicable Sanctions Laws and Regulations, Controlled by any such Person or Persons described in the foregoing clause (a) or (b) or (d) any Person otherwise the subject of any Sanctions Laws and Regulations.

“Sanctions Laws and Regulations” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom or (c) the Kingdom of Norway.

“Scheduled Commitment Termination Date” has the meaning assigned to such term in the definition of “Commitment Termination Date.”

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Second Lien Notes” means the Borrower’s second lien senior secured notes issued under the Second Lien Notes Indenture, in an aggregate principal amount of up to $~~500,000,000~~575,000,000 (or such other amount permitted by Section 7.3(b) or Section 7.3(f) of the Credit Agreement), on or prior to the Effective Date.

“Second Lien Notes Indenture” means that certain Indenture, dated as of the Effective Date, among GLAS Trust Company LLC, as trustee, and the Borrower, as issuer and the guarantors party thereto.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Specified Swap Agreement Obligations (other than Excluded Swap Obligations), (c) all Specified Cash Management Obligations and (d) all Specified Bilateral Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Common Security Agent, the Lenders, the Issuing Banks, the holders of any Specified Swap Agreement Obligations, the holders of any Specified Cash Management Obligations, the holders of any Specified Bilateral Obligations and any other holder of any Secured Obligation.

“Securities Account” has the meaning set forth in the U.S. Collateral Agreement.

“Signing Date” means the first date on which all conditions precedent set forth in Section 4.1 shall be satisfied (or waived in accordance with Section 11.12). For purposes hereunder, the Signing Date occurred on July 11, 2023.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Exchange Act and shall also mean the Borrower.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will generally be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after such date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Asset Sale” means any sale or other disposition of the Non-Core Rigs, whether prior to or after the Amendment No. 2 Effective Date.

“Specified Bankruptcy Event of Default” means the occurrence of any Event of Default described in clause (i), (iv) or (v) of Section 8.1(h) or in Section 8.1(i) with respect to the Borrower or Guarantor.

“Specified Bilateral Obligations” means, collectively, all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Restricted Subsidiary arising under or otherwise with respect to any Specified Letter of Credit/Guarantee, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Credit Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding~~; provided that the aggregate amount of Specified Bilateral Obligations shall not exceed $25,000,000 at any time outstanding~~.

“Specified Cash Management Obligations” means obligations in respect of any agreement providing for cash pooling, treasury, depositary, purchasing card, credit card or other cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between (a) the Company and/or any Subsidiary, on the one hand, and (b) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such agreement or transaction or with respect to which such agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender) (any Person referred to in this clause (b), a “Specified Cash Management Provider”).

“Specified Cash Management Provider” has the meaning assigned to such term in the definition of “Specified Cash Management Obligations”.

“Specified Currency” means each of the following currencies: United States Dollars, Canadian Dollars, Euros, Pound Sterling and any other major currency as may be requested by the Borrower and agreed to by the Administrative Agent, each Issuing Bank and each Lender in its sole discretion; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.

“Specified Group Cash” means, as of any date of determination the aggregate amount of the following (without duplication): unrestricted (except to the extent permitted to be counted as Specified Group Cash in accordance with this definition) cash and Cash Equivalents of the Company or any Restricted Subsidiary that are on deposit in or held in any Deposit Account, Securities Account or other bank or securities account that (a) is subject to a perfected first priority Lien (subject to Permitted Liens that have priority by operation of law and Permitted Liens permitted by Section 7.2(b)(v)) in favor of the applicable Agent (or its designee) pursuant to an Account Control Agreement, (b) is subject to, other than with respect to any U.S. account, any other appropriate security arrangement in the relevant jurisdiction that is required by or effective pursuant to applicable law to perfect the applicable Agent’s (or its designee’s) first priority Lien (subject to Permitted Liens that have priority by operation of law and Permitted Liens permitted by Section 7.2(b)(v)) on such account or (c) does not satisfy either of the foregoing clauses (a) and (b), but solely to the extent and for so long as (i) such account is an Excluded Account described in clause (f) or (g) of the definition thereof and (ii) in the case of any cash or Cash Equivalents on deposit in or held in any such account that is a non-U.S. account, such cash or Cash Equivalents on deposit or held therein may be freely repatriated to a U.S. account that is subject to an Account Control Agreement in accordance with the foregoing clause (a) without any restrictions arising under applicable law or otherwise.

“Specified Letters of Credit/Guarantee” means, collectively, each Bilateral Letter of Credit/Guarantee Facility. No Specified Letter of Credit/Guarantee ~~Facility~~ shall constitute a Letter of Credit hereunder.

“Specified Rig” means any Rig that is to be or has been transferred to an Ineligible LCE in compliance with and pursuant to clause (s) of the definition of “Asset Sale”.

“Specified Rig Intercompany Mortgage” has the meaning set forth in the definition of “Asset Sale”.

“Specified Rig Intercompany Note” has the meaning set forth in the definition of “Asset Sale”.

“Specified Swap Agreement” means (a) any Swap Agreement that is entered into between (i) the Company and/or any Restricted Subsidiary, on the one hand and (ii) any Person that is a Lender or an Affiliate of a Lender, on the other hand, at the time such Person enters into such Swap Agreement or with respect to which such Swap Agreement existed at the time such Person became a Lender or an Affiliate of a Lender (in any such case, regardless of whether such Person subsequently ceases to be a Lender or an Affiliate of a Lender) and (b) any Swap Agreement identified by the Borrower to the Administrative Agent and existing on the Effective Date.

“Specified Swap Agreement Obligations” means any and all obligations of any Credit Party or Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (other than in the case of clause (b), including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

~~“Stated Maturity Liquidity Test”means, as of the last day of the forty-fifth (45th) calendar month after the Effective Date, no Default or Event of Default shall exist and (x) the sum of (i) projected Available Cash, plus (ii) projected Free Cash Flow, in each case, excluding any account receivable sold by the Company and/or any Restricted Subsidiary in connection with a Permitted Supply Chain Financings, of the Company and its Restricted Subsidiaries from such date to the Scheduled Commitment Termination Date, as determined in good faith by the Borrower and certified to by a Financial Officer of the Company, plus (iii) the unused Commitments on such date shall be greater than (y) the sum of (i) the total Commitments as of such date plus (ii) $300,000,000.~~

“Subject Jurisdiction” means each Initial Subject Jurisdiction and any Additional Subject Jurisdiction; provided that references to the Subject Jurisdictions shall only include a reference to any non-U.S. Subject Jurisdiction for so long as one or more Required Guarantors (a) are organized, incorporated or formed in such jurisdiction and/or have material operations or own assets in such jurisdiction and (b) the fair market value (as determined in good faith by the Borrower) of all assets (excluding (i) Rigs, (ii) intercompany claims, (iii) Deposit Accounts, Securities Accounts and other bank accounts and assets deposited in or credited to any such account, (iv) spare part equipment, and (v) any assets which are (x) in transit or temporarily located in such jurisdiction, or (y) being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, repair station, mechanic, or similar Person, for purposes of repair, improvements, service or refurbishment in the ordinary course of business) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds $15,000,000 for such jurisdiction.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Company or any of the Restricted Subsidiaries that is contractually subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent (other than intercompany Indebtedness incurred pursuant to Section 7.3(c)). For the avoidance of doubt, “Subordinated Indebtedness” does not include any Indebtedness that is pari passu with the Obligations in right of payment and only structurally subordinated to the Obligations or subordinated in the lien priority to the Obligations.

“Subsidiary” means, for any Person (the “parent”), any corporation, limited liability company, exempted company, partnership, exempted limited partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which more than fifty percent (50%) of the outstanding stock or comparable Equity Interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such entity, is at the time directly or indirectly owned by the parent or by one or more of its other Subsidiaries or (c) that is, as of such date, otherwise Controlled, by the parent or one or more of its other Subsidiaries. For the avoidance of doubt, “Subsidiary” shall also include each Local Content Entity and each such entity’s respective Subsidiaries. Unless the context expressly provides otherwise, references to a Subsidiary mean a Subsidiary of the Company.

“Subsidiary Credit Party” means the Credit Parties other than the Company.

“Supplier” has the meaning set forth in Section 11.4(b).

“Supported QFC” has the meaning set forth in Section 11.29.

“Surviving Person” has the meaning set forth in the definition of “Redomestication.”

“Swap Agreement” means any swap, forward, future or derivative transaction or option or similar transaction involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions entered into in the ordinary course of business and not for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Swap Agreement.

“Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the ~~Adjusted~~ Term SOFR Rate.

“Term Benchmark Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(b).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 am Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (~~London~~New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means the most recently ended four-fiscal quarter period of the Company, for which financial statements have been delivered (or were required to be delivered) to the Administrative Agent pursuant to Section 6.6(a)(i) or Section 6.6(a)(ii), as applicable, provided however, that until the first delivery of financials pursuant to Section 6.6(a)(i) or Section 6.6(a)(ii), this definition shall refer to the most recent financial statements delivered to the Lenders prior to the Effective Date.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Transactions” means (a) the Loan Transactions and (b) all other related transactions, including the payment of fees and expenses in connection with all of the foregoing.

“Trust Indenture Act” has the meaning set forth in Section 10.2.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the ~~Adjusted~~ Daily Simple SOFR or the ~~Adjusted~~ Term SOFR Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the creation, perfection or priority of security interests in any Collateral or as otherwise may be required to apply to any asset.

“UK Credit Party” means any Credit Party (if any) incorporated, organized or formed under the laws of England and Wales.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Relevant Entity” means any UK Credit Party or any other Credit Party or Material Subsidiary capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a Credit Party or any ERISA Affiliate to the PBGC or such Plan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company ~~designated as such on Schedule 1.1(u) as of the Effective Date or that thereafter~~that has been or is designated in writing to the Administrative Agent after the Amendment No. 2 Effective Date to be an Unrestricted Subsidiary pursuant to Section 7.9 (unless and until such Subsidiary is thereafter designated as a Restricted Subsidiary pursuant to Section 7.9) and (b) each of such entity’s Subsidiaries. As of the Amendment No. 2 Effective Date, no Subsidiary of the Company has been designated as an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Collateral Agreement” means the collateral agreement dated as of the Effective Date among the Credit Parties party thereto in favor of the Common Security Agent for the benefit of the Secured Parties (as defined in the Intercreditor Agreement).

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.29.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover tax of a similar nature imposed in the United Kingdom (including, for the avoidance of doubt, any tax imposed pursuant to the United Kingdom Value Added Tax Act 1994) or any country that is not a member of the European Union together with all penalties or interest thereon or any tax of a similar nature which may be substituted for or levied in addition to it.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party, the Administrative Agent or the Common Security Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to ~~London~~New York City time.

Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, and subject to the provisions of Section 11.21, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (b) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.4. Terms Generally; Rules of Construction . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “or” is not exclusive. The word “shall” shall be construed to have the same meaning and effect as the word “will”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Credit Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Credit Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, and (f) any reference herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. The use of the phrase “subject to” as used in connection with Permitted Liens or otherwise and the permitted existence of any Permitted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the applicable Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the applicable Agent and the other Secured Parties. No provision of this Agreement or any other Credit Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.5. Interest Rates; Benchmark Notifications . The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 9.2(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6.Divisions . For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.1. Commitments for Revolving Loans . Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each, a “Revolving Loan”) to the Borrower from time to time on and after the Effective Date and prior to the Commitment Termination Date on a revolving basis; provided, however, that no Lender shall be required to make any Revolving Loan if, immediately after giving effect thereto, (a) the aggregate Revolving Credit Exposure of all Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (b) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, from time to time before the Commitment Termination Date, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in U.S. Dollars.

Section 2.2. Types of Revolving Loans and Minimum Borrowing Amounts . Borrowings of Revolving Loans may be outstanding as either RFR Loans or Term Benchmark Loans, as selected by the Borrower pursuant to Section 2.3. Each Borrowing of RFR Loans shall be made in an amount of not less than $1,000,000 and each Borrowing of Term Benchmark Loans shall be made in an amount of not less than $2,500,000 and in an integral multiple of the Borrowing Multiple.

Section 2.3. Manner of Revolving Loan Borrowings; Continuations and Conversions of Revolving Loan Borrowings.

(a) Notice of Revolving Loan Borrowings. To request any Borrowing of Revolving Loans, the Borrower shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 11:00 a.m. (~~London~~New York City time) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Term Benchmark Loans, and (ii) 11:00 a.m. (~~London~~New York City time) three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of RFR Loans.

(b) Notice of Continuation or Conversion of Outstanding Borrowings. The Borrower may from time to time elect to change or continue the type of interest rate borne by all or, subject to the minimum amount requirements in Section 2.2, any portion of, any Borrowing of Revolving Loans of the Borrower as follows: (i) if such Borrowing is of Term Benchmark Loans, the Borrower may continue part or all of such Borrowing as Term Benchmark Loans for an Interest Period specified by the Borrower or convert part or all of such Borrowing into RFR Loans on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into RFR Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of RFR Loans, the Borrower may convert all or part of such Borrowing into Term Benchmark Loans for an Interest Period specified by the Borrower on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Borrower may select multiple Interest Periods for the Term Benchmark Loans constituting any particular Borrowing of the Borrower, provided that at no time shall the number of different Interest Periods for outstanding Term Benchmark Loans exceed ten (10) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Term Benchmark Loans for an additional Interest Period or of the conversion of part or all of such Term Benchmark Loans into RFR Loans or of such RFR Loans into Term Benchmark Loans must be given by no later than (A) 12:00 p.m. (~~London~~New York City time) at least three (3) Business Days prior to the date of such continuation of, or conversion to, Term Benchmark Loans and (B) 12:00 p.m. (~~London~~New York City time) ~~on~~at least three (3) Business Days prior to the date of any conversion of Term Benchmark Loans to RFR.

(c) Manner of Notice. The Borrower shall give notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by facsimile or email (which notice shall be irrevocable once given) pursuant to a Borrowing Request, which shall specify, as applicable, the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Term Benchmark Loans and the Interest Period applicable thereto, the Borrower and the location and number of the Deposit Account or other bank account to which the proceeds of the requested Borrowing are to be disbursed. The Borrower agrees that the Administrative Agent may rely on any such facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation.

(d) Notice to the Lenders. The Administrative Agent shall give prompt email or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Revolving Loan Borrowing. The Administrative Agent shall give notice to the Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Term Benchmark Loans promptly after the Administrative Agent has made such determination.

(e) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of Term Benchmark Loans or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 p.m. (~~London~~New York City time) at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Term Benchmark Loans or (B) the day such Reimbursement Obligation becomes due, as the case may be, that it intends to repay such Borrowing or Reimbursement Obligation, the Borrower shall be deemed to have requested for the Borrower, as applicable, (x) the continuation of such Borrowing as a Term Benchmark Borrowing with an Interest Period of one (1) month or (y) the advance of a new Borrowing of RFR Loans (after converting, if necessary, the Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.2. If so directed by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Borrower, each Term Benchmark Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a RFR Loan.

(f) Type Conversion. If the Borrower shall elect to convert any particular Borrowing of the Borrower pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Term Benchmark Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Term Benchmark Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) RFR Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of RFR Loans. If the Borrower shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Term Benchmark Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement, be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Term Benchmark Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period. For the avoidance of doubt, in the event that the Borrower makes the elections described in the two preceding sentences at the same time, then the two preceding sentences of this clause (f) shall be applied simultaneously with respect to the same particular Borrowing.

Section 2.4. Interest Periods . As provided in Section 2.3, at the time of each request for a Borrowing of Term Benchmark Loans or for the continuation or conversion of any Borrowing of Term Benchmark Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that the Borrower may not select an Interest Period that extends beyond the Scheduled Commitment Termination Date.

Section 2.5. Funding of Revolving Loans.

(a) Disbursement of Revolving Loans. Not later than 12:00 p.m. (~~London~~New York City time) with respect to Borrowings of Term Benchmark Loans, and 2:00 p.m. (~~London~~New York City time) with respect to Borrowings of RFR Loans, on the date of any requested advance of a new Borrowing of Revolving Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Revolving Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the Borrower (or as directed in writing by the Borrower) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by the Borrower of any such late amount shall not be deemed a waiver by the Borrower of any rights it may have against such Lender. No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to such Loan, but the Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.6. Applicable Interest Rates.

(a) RFR Loans. Each RFR Loan shall bear interest (computed on the basis of a 360-days, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Term Benchmark Loan or a Base Rate Loan pursuant to Section 9.1 or 9.2 hereof, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the ~~Adjusted~~ Daily Simple SOFR from time to time in effect plus the Applicable Margin. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b) Term Benchmark Loans. Each Term Benchmark Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Revolving Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a RFR Loan or a Base Rate Loan pursuant to Section 9.1 or 9.2 hereof at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the ~~Adjusted~~ Term SOFR Rate from time to time in effect plus the Applicable Margin. The Borrower agrees to pay such interest on each Interest Payment Date for such Revolving Loan and at maturity (whether by acceleration or otherwise) or, in the case of any Term Benchmark Loan that is converted to a RFR Loan on a day prior to the end of the then-current Interest Period therefor, on the date of such conversion.

(c) Base Rate Loans. To the extent applicable pursuant to the terms of Article 9, each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366 day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Term Benchmark Loan or RFR Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Base Rate from time to time in effect. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of ~~Adjusted~~ Daily Simple SOFR, Daily Simple SOFR, the ~~Adjusted~~ Term SOFR Rate, the Term SOFR Rate or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of the ~~Adjusted~~ Term SOFR Rate, with respect to each Term Benchmark Loan.

Section 2.7. Default Rate . If an Event of Default has occurred and is continuing as a result of any Reimbursement Obligation, any principal or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Credit Document not being paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower agrees to pay on demand, interest on such overdue amounts at a rate per annum equal to:

(a) for any Loan, the lesser of (i) the Highest Lawful Rate and (ii) the sum of (x) two percent (2%) per annum and (y) a rate per annum equal to (A) until the end of the Interest Period for such Loan in effect at the time of such default, the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default and (B) thereafter, the sum of the ~~Adjusted~~ Daily Simple SOFR from time to time in effect and the Applicable Margin;

(b) for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum and (x) in the case of any Reimbursement Obligations payable in Dollars, the ~~Adjusted~~ Daily Simple SOFR from time to time in effect plus the Applicable Margin for RFR Loans, or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate (inclusive of the Applicable Margin) that would otherwise then be applicable under this Agreement to a Term Benchmark Loan for an Interest Period of one (1) month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due); and

(c) for any fee or other amount payable by any Credit Party hereunder or under any other Credit Document, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum and the ~~Adjusted~~ Daily Simple SOFR from time to time in effect plus the Applicable Margin.

It is the intention of the Agents and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower).

Section 2.8. Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to the Borrower then outstanding.

(b) Record of Loans by Lenders. Subject to Section 2.8(d), each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made to the Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) and the records maintained pursuant to Section 2.8(f), as applicable, shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the Borrower’s reasonable written request from time to time, the Administrative Agent and each Lender will provide to the Borrower copies of such records maintained by such Person pursuant to Section 2.8(b) or (c), as applicable.

(e) Notes. The Revolving Loans outstanding to the Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender substantially in the form of Exhibit 2.8 (each, a “Note”). The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Note, an original of each such Note, appropriately completed, to evidence the respective Revolving Loans made by such Lender to the Borrower hereunder, within ten (10) Business Days after the Borrower receives a written request therefor (or such longer period of time as such Lender may agree).

(f) Recording of Loans and Payments on Notes. Subject to Section 2.8(d), each Lender holding a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the maker thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a Term Benchmark Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a Lender holding a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender holding a Note to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to the Borrower hereunder together with accrued interest thereon. At the request of any Lender holding a Note and upon such Lender tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.9. Optional Prepayments of Loans . The Borrower shall have the right to prepay RFR Loans without premium or penalty at any time and from time to time, in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000 or such smaller amount as needed to prepay a particular Borrowing in full); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 10:00 a.m. (~~London~~New York City time) three (3) Business Days prior to the date of such prepayment. The Borrower shall have the right to prepay any Term Benchmark Loans at any time and from time to time without premium or penalty, in whole or in part (but, if in part, then in an amount which is equal to or greater than $2,500,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full), subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. (~~London~~New York City time) at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such prepayment; provided that upon any such rescission the Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Term Benchmark Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the Borrower.

Section 2.10. Mandatory Prepayments of Loans.

(a) If, at any time, the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment Amount then in effect, including after giving effect to any mandatory commitment reductions under Section 2.13(b), then the Borrower shall promptly (i) prepay Loans in an aggregate amount sufficient to eliminate such excess and (ii) if any such excess remains after prepaying all of the Borrowings as a result of any L/C Exposure, pay to the Administrative Agent, on behalf of the Lenders, Cash Collateral, as provided in Section 8.4(b), in respect of L/C Exposure existing at such time in an aggregate amount sufficient to eliminate such remaining excess.

(b) If, as of the last Business Day of any calendar month or the fifth (5th) Business Day after a borrowing, as applicable (each such date, an “Excess Cash Test Date”), (i) Loans or Reimbursement Obligations are outstanding and (ii) Available Cash exceeds $250,000,000, then the Borrower shall notify the Administrative Agent thereof pursuant to Section 6.6(e) and the Borrower shall prepay, or cause to be prepaid, within five (5) Business Days after such Excess Cash Test Date, Loans in an aggregate amount equal to the lesser of (x) the amount sufficient to eliminate such excess Available Cash as of such Excess Cash Test Date and (y) the principal amount of Loans then outstanding.

(c) If, immediately after giving pro forma effect to an Asset Sale of any Rig (other than an Excluded Rig) or an Event of Loss (other than an Event of Loss with respect to an Excluded Rig), (i) the Collateral Coverage Ratio is less than 3.50 to 1.00 or (ii) the Additional Collateral Rig Test is not satisfied (any such Asset Sale, an “Asset Sale Prepayment Trigger Event”), then no later than the date that is ten (10) Business Days after receipt of the Net Cash Proceeds of such Asset Sale or Event of Loss, as applicable, by the Company or any Restricted Subsidiary (the “Reinvestment Notice Deadline”), the Borrower shall prepay, or cause to be prepaid, Loans in an aggregate amount equal to 100% of such Net Cash Proceeds (or, if less, the aggregate amount of outstanding Loans and Reimbursement Obligations), unless on or prior to the applicable Reinvestment Notice Deadline, the Borrower (A) notifies the Administrative Agent in writing of the intent of one or more Credit Parties and Restricted Subsidiaries to reinvest all or a portion of such Net Cash Proceeds (it being understood that such description shall not be binding) (a “Reinvestment Notice”) in (I) one or more Related Business Assets or (II) an Investment constituting a Permitted Acquisition within the relevant Designated Reinvestment Period following receipt of such Net Cash Proceeds; provided that (x) no Event of Default shall have occurred and be continuing at the time of the application of such Net Cash Proceeds for such reinvestment and (y) any such Net Cash Proceeds not actually reinvested within the relevant Designated Reinvestment Period in accordance with the foregoing shall be promptly applied by the Borrower to prepay the Loans immediately upon the expiration of such Designated Reinvestment Period and/or (B) delivers an Additional Collateral Rig Election; provided, further, that if the Borrower has made an Additional Collateral Rig Election on or prior to the applicable Reinvestment Notice Deadline, but has failed to cause both (I) the Additional Collateral Rig Test to be satisfied and (II) the Collateral Coverage Ratio to be equal to or greater than 3.50 to 1.00 on or prior to the applicable Additional Collateral Rig Deadline, then on the applicable Additional Collateral Rig Deadline, the Borrower shall prepay, or cause to be prepaid, on or prior to such Additional Collateral Rig Deadline, Loans in an aggregate amount equal to the positive difference, if any, between (1) 100% of such Net Cash Proceeds and (2) the portion of such Net Cash Proceeds that are the subject of a Reinvestment Notice with respect to such Asset Sale (if any) and that are not required to be applied to prepay the Loans pursuant to this Section 2.10(c) as a result of such Reinvestment Notice.

(d) If the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that any prepayment is required under Section 2.10(a), the Borrower shall make such prepayment no later than the second (2nd) Business Day following the Borrower’s receipt of such notice from the Administrative Agent. Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.9. Except as set forth in Section 2.13(b), any prepayment or Cash Collateralization pursuant to this Section 2.10 shall be made without a corresponding reduction to the Revolving Credit Commitment Amount. Each such prepayment under this Section 2.10 shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.

Section 2.11. Breakage Fees . If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Term Benchmark Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Section 9.1 or Section 9.2:

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b) any failure to make a principal payment of any such Loan on the due date therefor; or

(c) any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall have no obligation to pay such claim.

Section 2.12. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions hereof and in reliance on the Lenders’ obligations under this Section 2.12, each Issuing Bank agrees to issue, from time to time on and after the Effective Date and prior to the Commitment Termination Date, at the request of the Borrower, one or more standby letters of credit (or, as may be agreed by an Issuing Bank, any other type of letter of credit or similar instrument, including financial letters of credit) (each, a “Letter of Credit”) for the account of the Company, any Local Content Entity or any other Subsidiary of the Company in a face amount in each case of at least $25,000 or, if denominated in a Specified Currency, the Dollar Equivalent of $25,000 (or, in either case, such lesser amount as the applicable Issuing Bank may agree to in its sole discretion); provided that an Issuing Bank shall not be obligated to issue or amend a Letter of Credit pursuant to this Section 2.12 if (i) immediately after giving effect to the issuance or amendment thereof, the aggregate Revolving Credit Exposure of all Lenders would exceed the Revolving Credit Commitment Amount then in effect, (ii) the issuance of such Letter of Credit would violate any legal or regulatory restriction or any internal policies then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit, (iii) immediately after giving effect to such issuance or amendment thereof, the Dollar

Equivalent of the outstanding L/C Obligations would exceed $100,000,000 (the “Letter of Credit Sublimit”), or (iv) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank would exceed its Maximum L/C Issuance Amount; and provided, further, that, if there exists a Defaulting Lender, no Issuing Bank shall be required to issue a Letter of Credit unless the Borrower shall have complied with Section 2.12(g) with respect to any Fronting Exposure that exists at the time of such issuance or would exist immediately after giving effect to such issuance. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of Dollars or any Specified Currency.

(b) Issuance Procedure.

(i) To request that an Issuing Bank issue a Letter of Credit, at least three (3) Business Days prior to the date of the requested issuance (or such shorter period of time as such Issuing Bank may agree to in its sole discretion), the Borrower shall deliver to such Issuing Bank (x) a duly executed application for such Letter of Credit substantially in such Issuing Bank’s customary form or in such other form as may be approved by the Borrower and such Issuing Bank or complete such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and agreed to by the Borrower (each, an “Application”), including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, in each case, completed to the reasonable satisfaction of such Issuing Bank and (y) such other information or documents as such Issuing Bank may reasonably request in accordance with its customary letter of credit issuance procedures. Upon the receipt by the applicable Issuing Bank of a properly completed and, if applicable, executed Application and any other reasonably requested information in accordance with the terms of the preceding sentence, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and an Application, the provisions of this Agreement shall govern, and in the event that any Application contains provisions that impose obligations on the Borrower or grant rights to such Issuing Bank beyond those imposed or granted under this Agreement and the other Credit Documents, such provisions shall be of no force or effect and shall not be binding on the Borrower. Unless the applicable Issuing Bank has received notice from the Administrative Agent prior to the requested issuance that any of the conditions to issuance (whether set forth herein, in Section 4.2 or otherwise) have not been satisfied, the applicable Issuing Bank may assume that all such conditions have been satisfied. The Borrower may cancel any request to issue a Letter of Credit at any time prior to the actual issuance thereof by providing the applicable Issuing Bank with written notice thereof. An Issuing Bank that issues a Letter of Credit will notify the Administrative Agent of the account party, amount, currency, and expiration date of such Letter of Credit promptly following the issuance thereof. Each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)). Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Borrower, subject to the conditions precedent set forth in Section 4.2 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent in accordance with this Section 2.12(b)) and the other terms and conditions of this Section 2.12.

(ii) If the Borrower so requests in any applicable Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that (i) any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and such Issuing Bank shall give such notice of non-renewal to the beneficiary if so directed by the Borrower) and (ii) such Issuing Bank will not permit the renewal of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)). Unless otherwise notified in writing to the Borrower by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that is five (5) Business Days prior to the Scheduled Commitment Termination Date (subject to Section 2.12(b)(iii)); provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.12 or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this Section 2.12(b)(ii), from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 are not then satisfied.

(iii) Notwithstanding anything to the contrary herein, any Letter of Credit (including an Auto-Renewal Letter of Credit) may have an expiration date later than five (5) Business Days before the Scheduled Commitment Termination Date, if (x) the Borrower shall provide or cause to be provided, no later than the Scheduled Commitment Termination Date, (1) Cash Collateral in an amount equal to 105% of the undrawn face amount of such Letter of Credit or (2) a back-to-back letter of credit in an amount equal to 105% of the undrawn face amount of such Letter of Credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit or (y) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided that each Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Scheduled Commitment Termination Date, and no Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after the Scheduled Commitment Termination Date. Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Borrower, subject to the conditions precedent set forth in Section 4.2 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent) and the other terms and conditions of this Section 2.12.

(c) The Borrower’s Reimbursement Obligations.

(i) The Borrower hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank (each, an “L/C Disbursement”) to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) not later than 2:00 p.m., ~~London~~New York City time, on the date that such L/C Disbursement is made, if the Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., ~~London~~New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., ~~London~~New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt (the “Reimbursement Deadline”). If the Reimbursement Obligation is not paid by the Reimbursement Deadline, such Reimbursement Obligation will, subject to the conditions set forth in Section 4.2 (other than Section 4.2(a)(i)), be deemed to be a Borrowing of a RFR Loan for the amount of the Reimbursement Obligation, which Borrowing of such Revolving Loan is not subject to the requirements in Section 2.2 with respect to the amount of a borrowing. As set forth in Section 3.2(a), if the Borrower does not, or is unable for any reason to, effect payment of a Reimbursement Obligation owing to an Issuing Bank with respect to a Letter of Credit issued in a Specified Currency in such Specified Currency or if the Borrower shall default in the payment when due of any payment in a Specified Currency, such payment shall be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 11.20.

(ii) In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Letter of Credit that contains a non-documentary condition, including any determination as to whether the Borrower or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.

(iii) The Borrower assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. Neither an Issuing Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any proceeds therefrom or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances (whether or not similar to any of the foregoing) whatsoever in making or failing to make payment under any Letter of Credit, including such Issuing Bank’s own negligence but not for such Issuing Bank’s gross negligence or willful misconduct.

(iv) The Borrower agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Borrower under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):

(1) any lack of validity or enforceability of any of the L/C Documents;

(2) any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(3) any exchange, change, waiver or release of any Collateral for, or any Person’s guarantee of or other liability for, any of the Secured Obligations;

(4) the existence of any claim, set-off, defense or other right the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(5) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(6) payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(7) any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application;

provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct.

(d) The Participating Interests . Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and such Issuing Bank hereby agrees to sell to each Lender, an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Borrower to pay any Reimbursement Obligation in connection with a Letter of Credit issued by an Issuing Bank at the time required in Section 2.12(c) and Section 2.3(e), or if such Issuing Bank is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Borrower of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation. Each Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Lender) shall pay to such Issuing Bank an amount equal to such Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation (after converting, if necessary, such Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 p.m. (~~London~~New York City time), or not later than the following Business Day if such notice is received after such time. If a Lender fails to pay timely such amount to an Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the ~~Adjusted~~ Daily Simple SOFR in effect for each such day and only after such payment shall such Lender be entitled to receive its Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The several obligations of the Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Borrower, any Issuing Bank, any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit, the legality, validity, regularity or enforceability of such Letter of Credit or force majeure and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(f) Letters of Credit Issued for Company; Subsidiaries; Local Content Entities. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Company, any Local Content Entity or any other Subsidiary of the Company, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of the Company or any of its Subsidiaries or Local Content Entities inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of the Company and such Subsidiaries and Local Content Entities.

(g) Letter of Credit Fronting Exposure. If, at any time there shall exist any Fronting Exposure with respect to Letters of Credit, then the Borrower shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.15(a)(iv), promptly upon the request of the Administrative Agent or the applicable Issuing Bank, take one or more of the following actions as the Borrower may elect: (i) deliver to the Administrative Agent Cash Collateral to secure such unallocated Fronting Exposure in accordance with Section 8.4(b) and/or (ii) enter into other arrangements satisfactory to such Issuing Bank (in such Issuing Bank’s sole discretion) with the Issuing Bank to eliminate such Fronting Exposure.

(h) Existing Letters of Credit. On the Effective Date, the Existing Letters of Credit shall be deemed issued as Letters of Credit under this Agreement. Any cash collateral posted by the Company with respect to any Existing Letter of Credit shall be released to the Company.

(i) Acquired Letters of Credit. Upon the designation of any Permitted Acquisition Issuing Bank in accordance with the definition thereof (i) such Permitted Acquisition Issuing Bank shall constitute an Issuing Bank with respect to the Acquired Letters of Credit issued by it for all purposes hereunder, (ii) the Acquired Letters of Credit issued by such Permitted Acquisition Issuing Bank shall constitute Letters of Credit issued under this Agreement for all purposes hereunder (without regard to the satisfaction of the conditions precedent in Section 4.2 at such time) to the extent mutually agreed between the applicable Permitted Acquisition Issuing Bank and the Borrower and set forth in the applicable designation and (iii) such Permitted Acquisition Issuing Bank’s Maximum L/C Issuance Amount shall be increased by the amount of such Acquired Letter of Credit at such time; provided that, notwithstanding the foregoing, no

Acquired Letters of Credit shall constitute Letters of Credit hereunder and no Permitted Acquisition Issuing Bank’s Maximum L/C Issuance Amount shall be increased to the extent, in each case, in accordance with this Section 2.12(i) to the extent that, immediately after giving effect thereto, the aggregate Maximum L/C Issuance Amount of all Issuing Banks would exceed the Letter of Credit Sublimit then in effect (after giving effect to any modification of any existing Issuing Bank’s Maximum L/C Issuance Amount at such time in accordance with the terms hereof).

Section 2.13. Reductions and Terminations of the Commitments.

(a) Voluntary Reductions and Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to in its sole discretion), to terminate or reduce the Commitments without premium or penalty, in whole or in part, provided that any such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination. Any partial reduction of the Commitments shall be (i) in an amount not less than $5,000,000 as determined by the Borrower and in integral multiples of $100,000 in excess thereof and (ii) as to the Commitments, allocated ratably among the Lenders in proportion to their respective Percentages; provided that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Revolving Credit Exposure of all Lenders, after converting, if necessary, any outstanding L/C Obligations to their Dollar Equivalent amounts in accordance with Section 11.20 and after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (A) Cash Collateral for the purpose of securing such L/C Obligations and (B) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(a) is permanent and may not be reinstated.

(b) Mandatory Reductions in Connection with Asset Sale Prepayments. If any prepayment is required to be made under Section 2.10(c), then the Commitments (whether or not any Loans are outstanding) then in effect shall be reduced by an amount (rounded to the nearest $1,000,000) such that, after giving effect to such Commitment reduction, the Collateral Coverage Ratio is 3.50 to 1.00. Any reduction of the Commitments pursuant to this Section 2.13(b) shall occur automatically upon the date such prepayment is made in accordance with Section 2.10(c) (or, if earlier, the date such prepayment is required to be made pursuant to Section 2.10(c)) and shall be allocated ratably among the Lenders in proportion to their respective Percentages. The Administrative Agent shall give prompt notice to each Lender of any such reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.13(b) is permanent and may not be reinstated.

Section 2.14. Incremental Revolving Credit Commitments.

(a) Incremental Revolving Credit Commitments. The Borrower may, at any time prior to the Commitment Termination Date, by written notice to the Administrative Agent (an “Incremental Loan Request”), request (such request to be received by the Administrative Agent ten (10) Business Days before the date on which the Commitment Increase is to take effect or Incremental Revolving Credit Commitments are established, as applicable) (i) that the amount of the Revolving Credit Commitments Amount be increased by an amount of $20,000,000 or an integral multiple of $5,000,000 above such amount (each a “Commitment Increase”) or (ii) the establishment of one or more new revolving credit commitments amount (any such new revolving commitments, collectively with any Commitment Increases, the “Incremental Revolving Credit Commitments”); provided, however, that (i) in no event shall the aggregate amount of the Incremental Revolving Credit Commitments pursuant to this Section 2.14 exceed $100,000,000, (ii) on the proposed increase date, the conditions set forth in Section  ~~4.2~~4.3(c) and (d) shall be satisfied, both before and after giving effect to such Incremental Revolving Credit Commitments, (iii) the Collateral and Guaranty Requirements shall be satisfied on and as of the date of the Incremental Revolving Credit Commitments, immediately after giving pro forma effect to such increased Commitments and (iv) the terms and conditions applicable to such additional Commitments shall be on substantially the same terms and conditions applicable to the Commitments immediately prior to the Incremental Facility Closing Date.

(b) Incremental Loans. Any Incremental Revolving Credit Commitments effected through the establishment of one or more new revolving commitments on an Incremental Facility Closing Date shall be designated for all purposes of this Agreement as either (x) a new Class of Incremental Revolving Credit Commitments or (y) an increase to an existing Class of the Revolving Credit Commitment Amount. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments are effected through the establishment of one or more new revolving commitments (including through any Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Lender shall make its Incremental Revolving Credit Commitment available to the Borrower (when borrowed, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Lender shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall specify the requested amount and proposed terms of the relevant Incremental Revolving Credit Commitment. Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Revolving Credit Commitment, nor the Borrower have any obligation to approach any existing Lenders to provide any Incremental Revolving Credit Commitment) or by any other bank or other financial institution (any such bank or other financial institution being called an “Additional Lender”) (each such Lender or Additional Lender providing such Incremental Revolving Credit Commitment, an “Incremental Lender”); provided that the Administrative Agent and each Issuing Bank, if applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 11.10 for an assignment of Loans to such Lender or Additional Lender.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and Incremental Revolving Credit Commitment thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of the conditions set forth in clause (a) and such other conditions as the Borrower, each Incremental Lender providing such Incremental Revolving Credit Commitment and the Administrative Agent shall agree, provided that any outstanding fees and reasonable expenses of the Agents shall have been paid as of such date.

(e) Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Revolving Credit Commitments shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Revolving Credit Commitments, and except as otherwise set forth herein, to the extent not identical to Revolving Commitment Amounts existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent (provided that the terms of any Incremental Loans and Incremental Revolving Credit Commitments established pursuant to a Commitment Increase shall be identical to the terms of the Loans and Revolving Credit Commitments of the applicable Class being so increased). Additionally, notwithstanding anything to the contrary in this Section 2.14:

(i) any such Incremental Revolving Credit Commitments or Incremental Loans shall rank pari passu in right of payment and of security with the Loans and shall not be secured by assets not constituting Collateral or guaranteed by any person other than the Guarantors;

(ii) any such Incremental Revolving Credit Commitments or Incremental Loans shall not mature earlier than the Commitment Termination Date of any Loans or Commitments outstanding at the time of incurrence of such Incremental Revolving Credit Commitments;

(iii) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to this Section 2.14(e))) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Commitments;

(iv) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Revolving Credit Exposure;

(v) the permanent termination of Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments; and

(vi) the establishment of Incremental Revolving Commitments and Incremental Loans shall be subject to the limitations set forth in the last sentence of the definition of “Class”.

(f) Incremental Amendment.

(i)  ~~(i)~~ Incremental Revolving Credit Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, amendments to the other Credit Documents, executed, in the case of an amendment to this Agreement, by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent, as applicable. The Incremental Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement.

(ii) ~~(ii)~~ The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or Commitments made or established pursuant to this Section 2.14 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.14.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which a Commitment Increase is effected pursuant to this Section 2.14, (i) each of the existing Lenders of the applicable Class shall assign to each of the Incremental Lenders in respect of such Commitment Increase, and each of such Incremental Lenders shall purchase from each of such existing Lenders, at the principal amount thereof, such interests in the Loans and participation in outstanding L/C Obligations, as applicable of such Class outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans and L/C Obligations, as applicable will be held by existing Lenders of such Class and Incremental Lenders in respect of such Commitment Increase ratably in accordance with their Revolving Credit Commitments after giving effect to such Commitment Increase, (ii) each Incremental Revolving Credit Commitment resulting from such Commitment Increase shall be deemed for all purposes a Revolving Credit Commitment of the applicable Class and each Loan made thereunder shall be deemed, for all purposes, a Loan or a L/C Obligation of such Class and (iii) each such Incremental Lender shall become a Lender with respect to the Revolving Credit Commitments of such Class and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) The provisions of this Section 2.14 shall supersede any provisions in Section 11.12 to the contrary.

Section 2.15. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 11.12.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as Cash Collateral with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or any other Credit Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section 2.15 shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section 2.15, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.

(iii) Certain Fees. Commitment Fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any letter of credit fees under Section 3.1(b), in each case for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.12, the “Percentage” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of such Non-Defaulting Lender minus (2) the Revolving Credit Exposure of such Non-Defaulting Lender. Subject to Section 11.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.15 are in addition to, and cumulative and not in limitation of, all other rights and remedies that any Agent, any other Lender, any Issuing Bank, the Borrower or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE 3

FEES AND PAYMENTS

Section 3.1. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Commitment Fee Rate then in effect on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date in the case of each Lender on the Effective Date and from the effective date specified in the relevant Assignment Agreement pursuant to which it became a Lender in the case of each other Lender, in each case, to but excluding the date on which such Lender’s Commitment terminates (such fees payable pursuant to this Section 3.1(a), “Commitment Fees”). Accrued Commitment Fees shall be payable in arrears on the day that is fifteen (15) days after the last day of March, June, September and December of each year, commencing on October 15, 2023, and on the Commitment Termination Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. With respect to each Letter of Credit, the Borrower shall pay (i) a fronting fee to the applicable Issuing Bank in an amount equal to 0.125% per annum (or such other percentage per annum agreed to in writing between the Borrower and such Issuing Bank at or before the time such Letter of Credit is issued by such Issuing Bank) on the face amount of such Letter of Credit and (ii) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) of the rate per annum equal to the Applicable Margin in effect for Term Benchmark Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, which shall accrue on the daily maximum stated amount available to be drawn on such Letter of Credit from the date of issuance until the expiration thereof, during the immediately preceding quarter, payable quarterly in arrears on the day that is fifteen (15) days after the last day of March, June, September and December of each year (commencing on October 15, 2023) and on the Commitment Termination Date; provided that if any Lender shall become a Defaulting Lender, then without prejudicing any right or remedy that the Borrower may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no such letter of credit fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender until such time as such Lender is no longer a Defaulting Lender. For any Letter of Credit issued with a face amount in any Specified Currency, the fees shall be payable in the currency of that Letter of Credit. In addition, the Borrower shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, customary issuance and administrative fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

(c) Agent and Arrangement Fees. The Borrower shall pay (i) the fees set forth in the Fee Letter and the Common Security Agent Fee Letter to the Persons entitled thereto in the amounts and at the times set forth therein and (ii) all other fees from time to time agreed to by the Borrower and the Administrative Agent, the Common Security Agent and/or the Arrangers.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Persons entitled thereto.

Section 3.2. Place and Application of Payments.

(a) All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the applicable Issuing Bank), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 p.m. (~~London~~New York City time) in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Borrower (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the account of the applicable Issuing Bank as designated in writing to the Borrower by the applicable Issuing Bank). Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. If the Borrower does not, or is unable for any reason to, effect payment of a Reimbursement Obligation owing to an Issuing Bank with respect to a Letter of Credit issued in a Specified Currency in such Specified Currency or if the Borrower shall default in the payment when due of any payment in a Specified Currency, such payment shall be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 11.20. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b) If any payment received by any Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Agents and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order set forth in Section 8.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.3. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of the Credit Parties to any Lender, Issuing Bank, or Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any Taxes. If any such withholding is so required by law (as determined in the reasonable discretion of an applicable Withholding Agent), the applicable Withholding Agent shall be entitled to make the withholding and shall pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon. Moreover, in the case of any such Taxes, excluding, in the case of each Lender, Issuing Bank, and Agent, the following Taxes (whether imposed on or with respect to such Lender, Issuing Bank, or Agent or required to be withheld or deducted from any payment by or on account of any obligation of any Credit Party under any Credit Document):

(i) Taxes imposed on, based upon, or measured by net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar Taxes, in each case, (x) imposed as a result of such Lender, Issuing Bank or Agent being organized under the laws of, or having a principal office or, in the case of any Lender (or Issuing Bank), its applicable lending office (or issuing office) located in, the jurisdiction that imposed such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes;

(ii) Taxes imposed (other than pursuant to FATCA) by the United States (or any political subdivision thereof or Tax authority therein) on or with respect to a Lender, Issuing Bank, or Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such Tax is imposed as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any “anti-treaty shopping,” “limitation of benefits,” or similar provision applicable to a treaty) (x) after the date hereof, in the case of each Lender, Issuing Bank, or Agent originally a party hereto, (y) in the case of any Purchasing Lender (as defined in Section 11.11(b)) or other Issuing Bank or Agent, after the date on which it becomes a Lender, Issuing Bank or Agent, as the case may be (unless such Purchasing Lender or Issuing Bank acquired its interest following a request by the Borrower under Section 9.6) or (z) after the designation by such Lender, Issuing Bank, or Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 9.3(c)); except in each case to the extent that, pursuant to this Section 3.3(a), amounts with respect to such Taxes were payable either to such Lender’s, Issuing Bank’s, or Agent’s assignor immediately before such Lender, Issuing Bank, or Agent became a party hereto or to such Lender, Issuing Bank, or Agent immediately before it changed its Lending Office;

(iii) Taxes imposed pursuant to FATCA on or with respect to a Lender, Issuing Bank, or Agent organized under the laws of a jurisdiction outside of the United States;

(iv) Taxes which would not have been imposed but for (x) the failure of such Lender, Issuing Bank, or Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) and Section 3.3(d), or (II) any other form, certification, documentation or proof which is reasonably requested by any Credit Party or the Administrative Agent or (y) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, Issuing Bank, or Agent to establish an exemption from such Tax, assessment or other governmental charge is false or not properly completed;

(v) Taxes consisting of any Bank Levy;

(vi) any documentary, stamp or similar taxes, including interest and penalties, or VAT which shall be dealt with in accordance with Section 11.3 and Section 11.4;

(all such Taxes, other than the Taxes described in the preceding clauses (i) through (vi), imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under a Credit Document, “Indemnified Taxes”), the applicable Credit Party shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, Issuing Bank, and Agent is free and clear of any such Taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, Issuing Bank or Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If any Credit Party deducts or withholds any Taxes from any payments to a Lender, Issuing Bank or Agent or pays any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by such Credit Party (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, Issuing Bank or Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days after being actually received, provided that such Credit Party will not be in breach of this Section 3.3(a) if it delivers such evidence as soon as reasonably practicable after the expiry of such period. If any Agent, any Issuing Bank or any Lender pays any Indemnified Taxes, including in the event that any Withholding Agent has failed to withhold or pay such Indemnified Taxes to the appropriate Governmental Authority, or any penalties or interest in connection therewith, the applicable Credit Party shall indemnify that Agent, that Issuing Bank or that Lender for the full amount of such Indemnified Taxes (including any Indemnified Taxes imposed on payments made pursuant to this Section 3.3(a)) in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender, Issuing Bank, or Agent shall make written demand on the Borrower for reimbursement hereunder no later than ninety (90) days after the earlier of (x) the date on which such Lender, Issuing Bank or Agent makes payment of the Indemnified Taxes, penalties and interest and (y) the date on which the relevant taxing authority or other Governmental Authority makes written demand upon such Lender, Issuing Bank or Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, Issuing Bank or Agent, as the case may be. In the event that such Lender, Issuing Bank or Agent fails to give the Borrower timely notice as provided herein, no

Credit Party shall have any obligation to pay such claim for reimbursement to the extent that such claim exceeds the amount which would have been claimed if such notice had been timely given. If a Credit Party is or will be required to pay an additional amount to a Lender, an Issuing Bank or Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee or result in any unreimbursed cost or expense to such payee. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender, Issuing Bank, or Agent in connection with any such measures requested by the Company.

(b) U.S. Withholding Tax Exemptions.

(i) Each Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8BEN-E (or any successor form) wherein such Lender or Issuing Bank either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments of interest to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided that in the case of subclause (y) above, such Lender or Issuing Bank also shall submit a certificate substantially in the form of the applicable Exhibit 3.3 to the effect that such Lender or Issuing Bank (and/or the relevant beneficial owner of the Loan) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

(ii) Each Agent or Arranger shall, (A) if such Agent or Arranger is a United States person (as such term is defined in Section 7701(a)(30) of the Code), submit to the Borrower and the Administrative Agent two copies of a properly completed and duly executed certification on Internal Revenue Service Form W-9 certifying to the effect that such Agent or Arranger, as applicable, is a United States person and is exempt from U.S. withholding tax, or (B) if such Agent or Arranger is not a United States person, submit to the Borrower and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8BEN-E (or any successor form) certifying that such Agent or Arranger, as applicable, is not a United States person. If any Agent or Arranger does not deliver an Internal Revenue Service Form W-9 or W-8ECI (or successor form), or any Lender or Issuing Bank that receives or is entitled to be paid fees under any Credit Document or related fee letter (including the Fee Letter) does not deliver an Internal Revenue Service Form W-9 or W-8ECI (or successor form) hereunder, then such Agent, Arranger, Lender or Issuing Bank hereby represents and warrants on behalf of itself that any fees received by or payable to it under any Credit Document or related fee letter (including the Fee Letter) are not for personal services performed in the United States (within the meaning of Section 861 of the Code or U.S. Treasury regulations promulgated thereunder).

(iii) Upon the request of the Borrower or the Administrative Agent, each Lender, Issuing Bank, Agent or Arranger that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent properly completed and duly executed copies of any additional forms of the United States Internal Revenue Service (or any such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) that the Borrower believes to be reasonably necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable U.S. law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement; provided that the submission of such documentation shall not be required if in such Lender’s, Issuing Bank’s, Agent’s or Arranger’s reasonable judgment, such submission would subject such Lender, Issuing Bank, Agent or Arranger to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, Issuing Bank, Agent or Arranger.

(iv) Each Lender or Issuing Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent two copies of a properly completed and duly executed certification on Internal Revenue Service Form W-9 certifying to the effect that it is a United States person and is exempt from U.S. withholding tax.

(v) Each Lender, Issuing Bank, Agent and Arranger agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(c) Inability of Lender to Submit Forms. If any Lender or Issuing Bank determines in good faith, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that (i) it is not legally able to submit to the Borrower or Administrative Agent any form or certificate that such Lender or Issuing Bank is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or Issuing Bank shall promptly notify the Borrower and Administrative Agent of such fact, and such Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) FATCA Compliance. If any payment required to be made to any Lender or Issuing Bank under this Agreement or any other Credit Document or L/C Document would be subject to taxes imposed by the United States pursuant to FATCA as a result of such Lender or Issuing Bank failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall submit to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.3(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) Miscellaneous.

(i) Refund of Taxes. If any Lender, Issuing Bank or Agent receives a refund of any Indemnified Tax or any Tax referred to in Section 11.3 or Section 11.4 with respect to which any Credit Party has paid any amount pursuant to this Section 3.3, Section 11.3 or Section 11.4, such Lender, such Issuing Bank, or Agent shall pay the amount of such refund, net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company shall, upon the request of any Lender, Issuing Bank, or Agent, repay to such Lender, Issuing Bank, or Agent the amount paid over pursuant to this paragraph (e)(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender, Issuing Bank, or Agent is required to repay such refund to such Governmental Authority. A Lender, Issuing Bank or Agent shall provide, at the sole cost and expense of the Credit Parties, such assistance as the Company or such Credit Party may reasonably request in order to obtain such a refund; provided, however, that no Agent, Lender, or Issuing Bank shall in any event be required to disclose any information to any Credit Party with respect to the overall Tax position (or any other information relating to Taxes that such Person reasonably determines to be confidential) of such Agent, Issuing Bank or Lender. Notwithstanding anything to the contrary in this Section 3.3(e)(i), in no event will any Lender or Issuing Bank be required to pay any amount to a Credit Party pursuant to this Section 3.3(e)(i) the payment of which would place such Lender or Issuing Bank in a less favorable net after-Tax position than such Lender or Issuing Bank would have been in if the applicable tax giving rise to such refund had not been deducted, withheld or otherwise imposed.

(ii) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of any Agent, any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and repayment, satisfaction or discharge of all obligations under any Credit Document or L/C Document.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1. Signing Date . The Signing Date shall not occur, until the first date on which each of the following conditions is satisfied (or waived by all the Lenders in accordance with Section 11.12):

(a) The Administrative Agent shall have received, from each party hereto, either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and

(b) (i) Certificate of a Responsible Officer of the Company and the Borrower containing specimen signatures of the Persons authorized to execute Credit Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such entity, authorizing the execution and delivery of the Credit Documents to which such entity is a party, (B) copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable, and such entity’s bye-laws/bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable and (C) where applicable and customary, copies of such entity’s statutory registers and (ii) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization.

Section 4.2. Effective Date. The Effective Date shall not occur, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective, until the first date after the Signing Date on which each of the following conditions is satisfied (or waived by all the Lenders in accordance with Section 11.12) (the “Effective Date”):

(a) The Administrative Agent shall have received, subject to the Agreed Security Principles and Schedule 6.15 hereof, (I) each of the following agreements, duly executed by each party thereto: (A) the Guarantee Agreement, (B) the U.S. Collateral Agreement, (C) the Intercreditor Agreement, (D) Collateral Rig Mortgages, in form and substance reasonably satisfactory to the Administrative Agent and the Common Security Agent and (E) each of the other Credit Documents and deliverables identified on Schedule 4.1-1 hereto that is contemplated to be entered into on the Effective Date, (II) a true and complete copy of the Second Lien Notes Indenture, in form and substance reasonably satisfactory to the Administrative Agent and (III) each of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) Certificates of Officers/Directors of the Credit Parties; Good Standing Certificates. (x) Certificates of a Responsible Officer of each Credit Party containing specimen signatures of the Persons authorized to execute Credit Documents to which such entity is a party on such entity’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such entity, authorizing the execution and delivery of the Credit Documents to which such entity is a party, (B) in respect of the Company, copies of the resolutions of the managers of the Company authorizing the execution and delivery of the Credit Documents to which the Company is a party, (C) copies of such entity’s memorandum of association, articles of association or other publicly filed (if applicable) organizational, incorporation or constitutional documents in its jurisdiction of incorporation, as applicable, and such entity’s bye-laws/bylaws or limited liability company agreement (or other comparable governing documents, if any), as applicable and (D) where applicable and customary, copies to such entity’s statutory registers and (y) a certificate of good standing (if applicable and if a requirement to obtain such a certificate would be customary or consistent with market practice in the relevant jurisdiction) for such entity from the appropriate governing agency of such entity’s jurisdiction of incorporation or organization;

(ii) Rig Matters. (A) a Fleet Status Certificate, (B) a ~~recent~~ confirmation of class certificate for each Effective Date Collateral Rig (as defined in the Credit Agreement as in effect immediately prior to the Amendment No. 2 Effective Date), (C) certificates of registration showing the registered ownership of each Effective Date Collateral Rig (as defined in the Credit Agreement as in effect immediately prior to the Amendment No. 2 Effective Date) and (D) the results of maritime lien registry searches with respect to each Effective Date Collateral Rig (as defined in the Credit Agreement as in effect immediately prior to the Amendment No. 2 Effective Date), indicating in each case no record liens other than Permitted Liens;

(iii) Lien Searches. Subject to the Agreed Security Principles, customary UCC or equivalent lien, tax and judgment lien searches for the Credit Parties indicating the absence of liens and security interests other than Permitted Liens and Liens being released on or prior to the Effective Date;

(iv) Opinions of Counsel. The opinions of counsel to either the Company or the Administrative Agent listed on Schedule 4.1-2, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement, and on which each Agent can conclusively rely;

(v) Solvency Certificate. A certificate from a Financial Officer of the Company certifying that the Company and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the Transactions contemplated to occur on the Effective Date, are Solvent; and

(vi) Closing Certificate. A certificate of a Responsible Officer of the Company certifying (A) the satisfaction of all conditions set forth in Sections 4.2(e) and (f), (B) that all material governmental and third party approvals necessary in connection with the consummation of the Transactions, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect and (C) that since December 31, 2022, no event or effect has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

~~(vii) Harsh Environment Subsidiaries. (A) The Guarantee Agreement and the U.S. Collateral Agreement, executed by each Harsh Environment Subsidiary that owns or operates a Harsh Environment Rig and that, if it was a Restricted Subsidiary, would be a Required Guarantor and (B) with respect to each Harsh Environment Rig, mortgages substantially similar to Collateral Rig Mortgages and other collateral documents of the type provided for the Collateral Rigs, in form and substance reasonably satisfactory to the Administrative Agent and the Common Security Agent.~~

(b) The Administrative Agent, the Common Security Agent, the Arranger and the Lenders, as applicable, shall have received or, to the extent the initial funding under this Agreement shall occur on the Effective Date, shall have been authorized to deduct from the proceeds of the initial funding under this Agreement, all fees and reasonable and documented out-of-pocket expenses due and payable by the Credit Parties on the Effective Date pursuant to the Fee Letter, the Common Security Agent Fee Letter, the Engagement Letter or this Agreement (in the case of any such expenses, to the extent invoiced at least two (2) Business Days prior to the Effective Date (or such later date as the Borrower may reasonably agree)).

(c) The Administrative Agent, the Common Security Agent and each Lender who has requested the same shall have received, at least three (3) Business Days prior to the Effective Date, (i) all documentation and other information regarding the Borrower in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) to the extent applicable, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, in the case of clauses (i) and (ii) above, to the extent reasonably requested in writing at least eight (8) Business Days prior to the Effective Date.

(d) The Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for fiscal year ended December 31, 2022 (together with the corresponding comparative period from the prior fiscal year), (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended on or prior to the date that is seventy (70) days prior to the Effective Date; provided that the Arrangers hereby acknowledge they have received the financial statements required to be provided pursuant to clause (i) above.

(e) Immediately after giving effect to the Transactions contemplated to occur on the Effective Date, each of the representations and warranties of the Credit Parties set forth herein (other than Section 5.10) and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date.

(f) Immediately after giving effect to the Transactions contemplated to occur on the Effective Date, no Default or Event of Default shall have occurred and be continuing, as of the Effective Date.

(g) Subject to the Agreed Security Principles and Schedule 6.15 hereof, the Company shall have delivered to Agents, or cause to be delivered, all documents and instruments reasonably necessary to establish that the applicable Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral.

(h) To the extent the initial funding under this Agreement shall occur on the Effective Date, the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c). To the extent any Letter of Credit is to be issued under this Agreement on the Effective Date, the Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Second Lien Notes have been, or, substantially concurrently with the effectiveness of this Agreement, will be, issued and the Company has received gross cash proceeds from the issuance thereof in an aggregate amount of not less than $400,000,000.

(j) The Administrative Agent shall have received insurance certificates, dated not more than ten (10) business days prior to the Effective Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Credit Documents.

(k) The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations outstanding under the Existing Credit Agreements are being repaid substantially concurrently with the entering into the Credit Documents or otherwise satisfied in full and terminated. The Administrative Agent shall have received (i) evidence reasonably satisfactory to it that the Company, the Credit Parties and their Restricted Subsidiaries are concurrently entering into release instruments as a result of which all Liens on the assets of the Company, the Credit Parties and their Restricted Subsidiaries (other than Permitted Liens) have been or will be released or terminated or assigned to, or in favor of, the Common Security Agent for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), (ii) agreed forms of recordable releases, satisfactions and terminations reasonably acceptable to the Administrative Agent with respect thereto, and (iii) evidence reasonably satisfactory to it that the recordable releases, satisfactions and terminations in forms reasonably acceptable to the Administrative Agent will be duly executed and filed as soon as practicable after the Effective Date.

For purposes of determining compliance with the conditions specified in this Section 4.2, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4.2 to be consented to or approved by or acceptable or satisfactory to any Lender, the Arranger or any Agent, unless (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Person specifying its objection thereto at least one (1) day prior to the proposed Effective Date and (ii) in the case of any such Lender, such Lender shall not have made available to the Administrative Agent any portion of its initial Loan contemplated to be funded on the Effective Date.

Section 4.3. All Credit Extensions after the Effective Date . The obligation of each Lender to make any Revolving Loan after the Effective Date and of each Issuing Bank to issue, renew, extend the expiration date of or increase the face amount of any Letter of Credit hereunder after the Effective Date is subject to satisfaction (or waived in accordance with Section 11.12) of the following conditions precedent:

(a) Notices. (i) In the case of any Revolving Loan, the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c) and (ii) in the case of the issuance, renewal, extension (other than any automatic extension) or increase of a Letter of Credit, the relevant Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).

(b) Available Cash. In the case of any Revolving Loan after the Effective Date, after giving pro forma effect thereto and any transactions anticipated to occur in the period of five (5) Business Days following the date thereof, the aggregate amount of Available Cash shall not exceed $250,000,000.

(c) Warranties True and Correct. In the case of any advance of a Revolving Loan or any such issuance, renewal, extension or increase of any Letter of Credit, respectively, outstanding immediately after giving effect to such advance of such Loan or such issuance, renewal, extension or increase of such Letter of Credit, as applicable, (and any prepayments or reimbursements made substantially concurrently therewith), each of the representations and warranties of the Company and its Restricted Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the time of such advance or issuance, renewal, extension or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date.

(d) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such advance of a Loan or issuance, extension or increase of a Letter of Credit.

Each acceptance by the Borrower of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit after the Effective Date shall be deemed to be a representation and warranty by the Company on the date of such acceptance, as to the matters specified in Section 4.3(b) through Section 4.3(d) (except to the extent the satisfaction of such matters have been waived in accordance with this Agreement).

For purposes of determining compliance with the conditions specified in this Section 4.3, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 4.3 to be consented to or approved by or acceptable or satisfactory to any Lender or Agent, unless (i) an officer of the Administrative

Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender specifying its objection thereto prior to such a Loan being made or such Letter of Credit being issued, extended or increased after the Effective Date and (ii) in the case of such Loan being made after the Effective Date, such Lender shall not have made available to the Administrative Agent any portion of such Loan.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Unless otherwise specified, each of the Company and the Borrower represents and warrants to each Lender, each Issuing Bank, and the Administrative Agent (a) as of the Effective Date and (b) as of each other date as may be expressly required by the terms of any Credit Document, as follows:

Section 5.1. Corporate Organization. Each Credit Party: (a) is duly organized or incorporated and existing in good standing (as applicable) under the laws of the jurisdiction of its organization or incorporation; (b) has all necessary corporate or other organizational or constitutional (as applicable) power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (c) is duly licensed or qualified and in good standing (as applicable) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing (as applicable), as the case may be, would not have a Material Adverse Effect.

Section 5.2. Power and Authority; Validity. Each Credit Party has the corporate or other organizational or constitutional power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other company action to authorize the execution, delivery and performance of such Credit Documents. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, in each case subject to the Legal Reservations and the Agreed Security Principles.

Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (a) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Restricted Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Restricted Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject or (c) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, bye-laws/by-laws, or other applicable governance documents of such Credit Party or any of its Restricted Subsidiaries.

Section 5.4. Litigation and Environmental Matters

(a) As of the Effective Date, there are no actions, suits, investigations, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against the Company or any of the Restricted Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Credit Document or the Transactions.

(b) As of the Effective Date, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Restricted Subsidiaries (i) has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Claim, (iii) has received any unresolved written notice of any Environmental Claim or (iv) knows of any basis for any Environmental Claim.

Section 5.5. Use of Proceeds; Margin Regulations~~.~~ .

(a) Use of Proceeds. Subject to Section 2.10(b), the proceeds of the 2026 Revolving Loans (as defined in Amendment No. 2) shall only be used (i) on the Amendment No. 2 Effective Date to refinance ~~all outstanding Indebtedness under the Existing Credit Agreements on the~~and permanently replace on a dollar-for-dollar basis the Commitments in effect immediately prior to the Amendment No. 2 Effective Date, (ii) for working capital and other general corporate purposes of the Company and its Restricted Subsidiaries and Local Content Entities, including for Investments, acquisitions and capital expenditures and (iii) Permitted Acquisitions. Letters of Credit will be issued only to support the general corporate purposes of the Company, Local Content Entities, Restricted Subsidiaries, and Unrestricted Subsidiaries (to the extent an Investment in such Unrestricted Subsidiary would be permitted at such time hereunder). The Company, its Subsidiaries and Local Content Entities shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, in their capacity as such, respectively, of the Company or any of its Subsidiaries), shall not, directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or Sanctioned Country to the extent that such activities, business or transaction would be prohibited by applicable Sanctions Laws and Regulations, (B) in any other manner that would result in a violation of any applicable Sanctions Laws and Regulations by any Credit Party or its Subsidiaries or (C) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws.

(b) Margin Stock. Neither the Company nor any of the Restricted Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans or the Letters of Credit will be used by the Company or the Restricted Subsidiaries for a purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 5.6. Investment Company Act. Neither the Company nor any of the Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7. Anti-Corruption Laws; Sanctions Laws and Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects and are not knowingly subject to any complaint, claim, proceeding, formal notice, investigation or other action, in each instance formally initiated in writing by a regulatory or enforcement authority concerning material violation of any Sanctions Laws and Regulations. Neither the Company nor any of its Subsidiaries or, to their knowledge, any of their respective directors, officers, or agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Sanctioned Person. The foregoing representations in this Section 5.7 with respect to Sanctions Laws and Regulations, will not apply to any Lender or Secured Party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (x) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (y) any similar blocking or anti-boycott law in the United Kingdom.

Section 5.8. True and Complete Disclosure. All factual information (taken as a whole) furnished by (or on behalf of) the Company or any of the Restricted Subsidiaries in writing to the Administrative Agent, or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided that with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (a) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, the Company has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent, or any Lender in order to assist the Administrative Agent, or such Lender in maintaining compliance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 5.9. Financial Statements. The financial statements heretofore delivered to the Lenders for the most recently ended fiscal year and fiscal quarter ended prior to the Effective Date and required by Section 4.2(d) have been furnished to the Administrative Agent, and such financial statements have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with the Company’s financial statements for the previous fiscal year. Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of the Company as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to adjustments that are, in the opinion of management, necessary for a fair statement of the financial position and results of operations for the interim periods, on a basis consistent with the annual audited consolidated financial statements and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, the Company and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet or notes thereto of the Company that were not included in the consolidated balance sheet delivered pursuant to Section 4.2(d) or disclosed in writing to the Administrative Agent.

Section 5.10. No Material Adverse Change. Since December 31, 2022, there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.11. Taxes. Each Credit Party has filed all material tax returns required to be filed, whether in Bermuda, the United States or in any other jurisdiction, and has paid all taxes, levies, rates, assessments, fees, duties, deductions, withholdings (including backup withholding) and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, imposed upon such Credit Party and its Subsidiaries’ properties, income or assets or which are otherwise due and payable (other than any of the foregoing which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

Section 5.12. Consents. As of the Effective Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents that are delivered as of the Effective Date (subject to the Agreed Security Principles and Schedule 6.15 hereof) to which it is a party and with respect to the Company, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.13. Insurance. The Company and its Restricted Subsidiaries currently maintain in effect insurance in compliance with the requirements set forth in Schedule 6.5.

Section 5.14. Intellectual Property. The Company and its Restricted Subsidiaries own or hold valid licenses (or have other valid rights) to use all the copyrights, patents, trademarks, service marks, trade secrets, know-how and trade names that are necessary to the operation of the business of the Company and its Restricted Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses (or have other valid rights) to use, such copyrights, patents, trademarks, trade secrets, know-how, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect and the use thereof by each such Person in the operation of the business of the Company and its Restricted Subsidiaries as presently conducted does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Ownership of Property. Other than with respect to Rigs, the Company and its Restricted Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other tangible property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Existing Indebtedness. As of the Effective Date (after giving effect to the use of proceeds of Secured Obligations and the Second Lien Notes), neither the Company nor any of the Restricted Subsidiaries has any outstanding Indebtedness for borrowed money in an outstanding principal amount of $5,000,000 or more (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $5,000,000) other than (a) the Secured Obligations, (b) the Second Lien Notes, (c) Indebtedness under the Existing Note Purchase Agreement and (d) intercompany Indebtedness.

Section 5.17. Existing Liens. Schedule 5.17 contains a complete and accurate list of all Liens outstanding as of the Effective Date (after giving effect to the use of proceeds of Secured Obligations and the Second Lien Notes), with respect to each Credit Party and its Restricted Subsidiaries where the Indebtedness or other obligations secured by such Lien is in an outstanding principal amount of $5,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $5,000,000) or more (other than the Liens permitted by Section 7.2 (excluding Section 7.2(a))), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

Section 5.18. Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

Section 5.19. Compliance With Laws. The Company and its Restricted Subsidiaries are in compliance with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 5.20. Subsidiaries. As of the Amendment No. 2 Effective Date, Schedule 5.20 (a) sets forth the legal name of the Company and each Subsidiary of the Company, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person, (b) sets forth the direct owner and percentage ownership of each such Subsidiary on the ~~Effective Date, (c) identifies the Subsidiaries of the Company as Restricted Subsidiaries or Unrestricted Subsidiaries as of the~~Amendment No. 2 Effective Date and (~~d~~c) identifies the Subsidiaries of the Company that are Guarantors as of the Amendment No. 2 Effective Date.

Section 5.21. Rigs.

(a) As of the Amendment No. 2 Effective Date, the name and official number, and jurisdiction of registration and flag of each Amendment No. 2 Effective Date Collateral Rig are set forth on Schedule 5.21. As of (i) the Amendment No. 2 Effective Date, the Company and/or each applicable Credit Party is the true, lawful and registered owner of the whole of each Amendment No. 2 Effective Date Collateral Rig stated to be owned by it on Schedule 5.21 and (ii) any date thereafter, the Company and/or each applicable Credit Party is the true, lawful and registered owner of the whole of each Collateral Rig stated to be owned by it in the applicable Collateral Rig Mortgage (other than any Collateral Rig that has been Disposed of pursuant to a transaction permitted by this Agreement), in each case of clauses (i) and (ii) above, subject to no Liens except Permitted Liens. Each Collateral Rig owned by the Company or a Restricted Subsidiary is operated in compliance with all applicable law, rules and regulations (applicable to such Collateral Rig and as required by the American Bureau of Shipping, Det Norske Veritas or such other internationally recognized classification society acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)), except where failure to comply with such law, rules, regulations or other requirements could not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party that owns or operates one or more Collateral Rigs is qualified to own and operate such Collateral Rig under the laws of such Credit Party’s jurisdiction of incorporation and the jurisdiction in which such Collateral Rig is flagged, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

Section 5.22. Collateral Documents.

(a) Subject to the Legal Reservations and the Perfection Requirements, each Collateral Document to which a Credit Party is a party is effective to create in favor of the Common Security Agent or other applicable Agent party thereto or specified therein (for the benefit of the Secured Parties (as defined in the Intercreditor Agreement)) a legal, valid and enforceable security interest in, and lien on, such Credit Party’s right, title and interest in the Collateral described therein. Subject to the Legal Reservations, when all Perfection Requirements in respect of the Collateral Rig Mortgages are (to the extent required in accordance with the Agreed Security Principles and Schedule 6.15 hereof) completed, and upon the taking of possession or control by the applicable Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which control shall be given to such Agent to the extent required by any Collateral Document (the “Control Collateral”)), the Common Security Agent or other applicable Agent shall have fully perfected (to the extent perfection is required pursuant to the Agreed Security Principles) Liens on, and security interests in, all right, title and interest of the Credit Parties in the Collateral secured by the Collateral Rig Mortgages and the Control Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens which are permitted to attach to such Collateral under the terms of this Agreement.

(b) Each Collateral Rig Mortgage is or, when executed, will be in proper legal form under the laws of the jurisdiction of the flag under which the Rig the subject thereof is registered in the name of the applicable Collateral Rig Owner for the enforcement thereof under such laws and the laws of the jurisdiction of organization of the applicable Collateral Rig Owner party thereto, subject as to enforceability, to the Legal Reservations. To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Rig Mortgage in the jurisdiction in which such Rig is flagged or the jurisdiction of the applicable Credit Party party thereto, it is not necessary that any Collateral Rig Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except for those filings as have been, or will be, made.

~~The provisions of this Section 5.22 shall mutatis mutandis apply to any mortgages with respect to the Harsh Environment Rigs until they are released in accordance with Section 10.8(a).~~

Section 5.23. No Immunity. Neither the Company nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty from setoff or any legal process under the laws of any jurisdiction.

Section 5.24. Senior Obligations~~Senior Obligations~~. The Obligations under this Credit Agreement are the senior secured Obligations of the Company and other Credit Parties.

Section 5.25. Solvency. Immediately, after giving effect to the consummation of the Transactions, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.26. RISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan and (b) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

ARTICLE 6

AFFIRMATIVE COVENANTS

Unless otherwise specified, each of the Company and the Borrower covenants and agrees until Facility Termination as follows:

Section 6.1. Corporate Existence. The Company shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its organizational or constitutional existence, except (a) for the dissolution, liquidation or reorganization of any Restricted Subsidiaries whose assets are transferred to the Company or any of its Restricted Subsidiaries, (b) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary could not reasonably be expected to have a Material Adverse Effect or (c) as otherwise expressly permitted in this Agreement, including any merger, amalgamation, consolidation, liquidation or dissolution otherwise permitted under Section 7.1.

Section 6.2. Maintenance of Properties, including Rigs; Rig Contracts.

(a) Other than with respect to Rigs, the Company shall, and shall cause each of its Material Subsidiaries to, maintain, preserve and keep its tangible properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Company or any Restricted Subsidiary from (i) discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Company or such Restricted Subsidiary, as applicable, desirable in the conduct of its business or (ii) entering into or consummating any transaction permitted by Article 7.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect:

(i) the Company shall, and shall cause each Collateral Rig Owner to, at all times, and without cost or expense to any Agent, maintain and preserve, or cause to be maintained and preserved, each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service;

(ii) the Company shall, and shall cause each Collateral Rig Owner to, with respect to each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”), at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Collateral Rig is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith;

(iii) the Company shall, and shall cause each Collateral Rig Owner to, keep each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”) in such condition as will entitle such Rig to maintain its classification, as is applicable for Rigs of comparable age and type, by the American Bureau of Shipping, Det Norske Veritas or another internationally recognized classification society acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); and

(iv) the Company shall, and shall cause each Collateral Rig Owner to, with respect to each Collateral Rig owned by such Collateral Rig Owner (except for any Collateral Rig that is “cold stacked”), comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Collateral Rig Owner, the Company, the Company’s Subsidiaries or such Collateral Rig with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Rig is from time to time engaged.

(c) On an annual basis, no later than substantially concurrently with the delivery of the financial statements required by Section 6.6(a)(ii), the Company shall, and shall cause each Collateral Rig Owner to, promptly furnish the Administrative Agent with copies of all currently available material survey reports with respect to each Collateral Rig.

(d) The Company shall, and shall cause each Collateral Rig Owner to, promptly (i) notify the Administrative Agent of any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect) and (ii) furnish the Administrative Agent and the Common Security Agent with any information reasonably requested by the Administrative Agent or the Common Security Agent with respect thereto (promptly after becoming available), including copies of any reports and surveys so requested.

(e) The Company shall, and shall cause each applicable Collateral Rig Owner to, use commercially reasonable efforts to, perform any and all charter contracts which are, or may be, entered into with respect to each Collateral Rig, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.

Section 6.3. Taxes. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge (a) all present or future taxes, levies, rates, assessments, fees, duties, deductions, withholdings (including backup withholding) and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, upon or against it or its properties or other assets within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid taxes and other liabilities and (b) all other lawful claims (including, without limitation, ERISA obligations) which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of any Credit Party or any of the Restricted Subsidiaries not otherwise permitted under this Agreement, in any such case, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in accordance with GAAP or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

Section 6.4. ERISA. The Company shall, and shall cause each other Credit Party to, timely pay and discharge all obligations and liabilities arising under ERISA in all material respects or otherwise with respect to each Plan or Multiemployer Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a material Lien against any properties or assets of such Credit Party and will promptly notify the Administrative Agent upon a Responsible Officer of such Credit Party becoming aware of (a) the occurrence of any reportable event (as defined in 4043(c) of ERISA) relating to a Plan (other than a Multiemployer Plan), so long as the event thereunder would reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (c) such Credit Party or an ERISA Affiliate’s intention to terminate or withdraw from any Plan or Multiemployer Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal would not reasonably be expected to have a Material Adverse Effect and (d) the incurrence of any liability, fine or penalty by any Credit Party, or any plan amendment that increases the contingent liability of any Credit Party in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such liability, fine or penalty, or increase in contingent liability, could not reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each other Credit Party to, also promptly notify the Administrative Agent upon a Responsible Officer becoming aware of: (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) would reasonably be expected to have a Material Adverse Effect; and (iii) the receipt by such Credit Party or its Subsidiaries of notice of any material change anticipated or made to any Foreign Plan that would reasonably be expected to have a Material Adverse Effect.

Section 6.5. Insurance. The Company shall, and shall cause each of its Material Subsidiaries and each Collateral Rig Owner, as applicable, to comply with the requirements set forth in Schedule 6.5.

Section 6.6. Financial Reports and Other Information.

(a) Periodic Financial Statements and Other Documents. The Borrower shall furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Company and its Subsidiaries as any Lender may reasonably request (acting through the Administrative Agent) (subject to the last paragraph of this Section 6.6(a)); and, without any request (other than in the case of clause (vii) below), shall furnish to the Administrative Agent:

(i) within seventy (70) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and equity and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by a Financial Officer of the Company that they fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Company’s Form 10-Q or 6-K, as applicable, with the SEC in any event will satisfy the requirements of this clause (i), subject to any applicable requirement to provide the information described in Section 6.6(b)(i), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and equity and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Company’s Form 10-K or 20-F, as applicable, with the SEC in any event will satisfy the requirements of this clause (ii), subject to any applicable requirement to provide the information described in Section 6.6(b)(i), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(iii) within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that the Company sends to its stockholders generally or publicly files with the SEC or any similar Governmental Authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto;

(iv) together with the financial statements delivered pursuant to Section 6.6(a)(i) and Section 6.6(a)(ii), a Fleet Status Certificate;

(v) together with the financial statements required by Section 6.6(a)(i) and Section 6.6(a)(ii), a list of each jurisdiction (other than any jurisdiction that is a Subject Jurisdiction at such time) in which any Required Guarantor (A) is organized, incorporated or formed and/or (B) has material operations or owns any assets, but only if, in the case of any such jurisdiction referred to in subclause (A) or (B) above, (x) the fair market value (as determined in good faith by the Borrower) of all assets (excluding (1) Rigs, (2) intercompany claims, (3) Deposit Accounts, Securities Accounts, Commodities Accounts and other bank accounts and assets deposited in or credited to any such account, (4) spare part equipment and (5) any assets which are (I) in transit or temporarily located in such jurisdiction or (II) being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, repair station, mechanic, or similar Person, for purposes of repair, improvements, service or refurbishment in the ordinary course of business) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds $15,000,000 for such jurisdiction and (y) the designation of such jurisdiction as an “Additional Subject Jurisdiction” would not conflict with the Agreed Security Principles;

(vi) within ninety (90) days after the beginning of each fiscal year, (A) an annual budget for the Company and its Subsidiaries and (B) revenue, cost and other similar information with respect to the Rigs owned by any Unrestricted Subsidiaries (bifurcated by Rigs), in each case, as approved by its board of directors (or other governing body) of the Company; and

(vii) such other information as the Administrative Agent, the Common Security Agent or any Lender (through the Administrative Agent) may reasonably request (subject to the last paragraph of this Section 6.6(a)).

Subject to the last paragraph of this Section 6.6(a), the Administrative Agent will forward promptly to the Lenders (or the applicable requesting Lender in the case of clause (vii) above) the information provided by the Borrower pursuant to the foregoing clauses (i) through (vii).

The Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 6.6(a)(i) and (ii) above, along with the Credit Documents, available to Public-Siders (subject to Section 11.16, to the extent applicable) and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been, or are concurrently, publicly filed or made available to holders of any SEC registered or unregistered, publicly traded securities outstanding of the Company.

(b) Compliance Certificates. Within the seventy (70) day or one hundred twenty (120) day time periods set forth in Section 6.6(a)(i) or (ii), respectively, for furnishing financial statements, the Borrower shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of, subject to the last paragraph of Section 6.6(a)) (i) additional information setting forth calculations excluding the effects of any Unrestricted Subsidiary and (ii) (A) a written certificate signed by a Responsible Officer of the Borrower, in such Person’s capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same and (B) a Compliance Certificate (I) showing the Company’s compliance with the financial covenants (to the extent then applicable) set forth in Section 7.7, (II) to the extent the approved annual budget most recently delivered pursuant to Section 6.6(a)(vi) has been updated, an updated quarterly internal budget showing projected Liquidity for the remaining year, and (III) certifying that either (x) the Additional Collateral Rig Test is satisfied as of such date or (y) the Additional Collateral Rig Test is not satisfied as of such date.

(c) Notice of Events Relating to Environmental Laws and Claims. Promptly after any Responsible Officer of any Credit Party or any of its Restricted Subsidiaries obtains actual knowledge of any of the following, the Borrower shall, or shall cause such Credit Party to, provide the Administrative Agent (who will in turn provide notice to the Lenders) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or, to the knowledge of any Credit Party, threatened Environmental Claim against any Credit Party, any of its Subsidiaries or any property owned or operated by any Credit Party or any of its Subsidiaries;

(ii) any condition or occurrence on any property owned or operated by any Credit Party or any of its Subsidiaries that results in noncompliance by such Credit Party or any of its Subsidiaries with any Environmental Law; and

(iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by any Credit Party or any of its Subsidiaries other than in the ordinary course of business.

(d) Notices of Default, Litigation, Etc. Each Credit Party (or the Borrower on behalf thereof) shall promptly, and in any event within five (5) Business Days, after any Responsible Officer of such Credit Party has knowledge thereof, give written notice to the Administrative Agent (who will in turn provide notice to the Lenders of, subject to the last paragraph of Section 6.6(a)) of: (i) the occurrence of any Default or Event of Default (including the occurrence of any event which has resulted in a breach of Section 7.7); provided that it is understood and agreed that any delivery of a notice of Default or Event of Default shall automatically cure any Default or Event of Default then existing solely arising from any failure to deliver such notice; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Restricted Subsidiary from the holder(s) of Material Indebtedness of such Credit Party or any Restricted Subsidiary, where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(e) Excess Cash. For any Excess Cash Test Date on which Loans or Reimbursement Obligations were outstanding and Available Cash exceeded $250,000,000, no later than substantially concurrently with the prepayment required pursuant to Section 2.10(b), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer certifying the amount required to be prepaid with respect to such Excess Cash Test Date, as reasonably determined or reasonably estimated by the Borrower in good faith.

(f) Rig Appraisals. Substantially concurrently with, or no later than, the delivery of financial statements pursuant to Section 6.6(a)(i) for the fiscal quarter ending June 30 of each fiscal year (commencing with the fiscal quarter ending June 30, 2024) and the delivery of annual financial statements pursuant to Section 6.6(a)(ii), commencing with December 31, 2023, the Borrower shall deliver to the Administrative Agent an appraisal report as of a recent date from an Approved Appraiser, stating the then-current fair market value (and each current fair market value used in such determination) of each of the Rigs of the Company and its Restricted Subsidiaries (other than Excluded Rigs) on an individual charter-free basis, provided, however, that if the fair market value of a Rig in such appraisal report is expressed as a numerical range of a high and low score, the fair market value for such Rig shall be deemed to be the mathematical average of such scores. All such appraisals shall be arranged by, and made at the expense of, the Company.

(g) Insurance Consultant’s Report. As promptly as practicable, upon request from the Administrative Agent, but no more often than once per calendar year, a customary report of an insurance consultant (such consultant to be selected by the Borrower and reasonably acceptable to the Administrative Agent) confirming that the insurance policies of the Company and its Restricted Subsidiaries satisfy the minimum coverage requirements required by Section 6.5 (it being agreed that the scope of any such report may be limited to such confirmation).

~~(h) Stated Maturity Liquidity Test. On the last Business Day of the forty-fifth (45th) calendar month after the Effective Date, deliver a Stated Maturity Liquidity Test certificate, certified by a Financial Officer of the Company in the form set out in Exhibit 1.1(s).~~ Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender and no more than once in the aggregate for the Administrative Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing, to the extent reasonably requested by the Administrative Agent or any Lender), the Borrower shall, and shall cause each Credit Party to, permit the Administrative Agent, the Common Security Agent or any Lender (and such Persons as the Administrative Agent, the Common Security Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at such Credit Party’s expense, to visit and inspect any of the Rigs of the Company or of any of its Restricted Subsidiaries, subject to any confidentiality restrictions with third parties or attorney-client privilege, to visit and inspect any of the properties of such Credit Party or any of its Restricted Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Credit Party authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the such Credit Party and its Subsidiaries); provided that any inspection of any Rig and its papers shall be subject to the requirements of any operators of such Rig and any applicable Governmental Authority and shall not interfere with the day to day operation of such Rig. The principal financial officer of such Credit Party and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8 Conduct of Business. The Company shall, and shall cause each of its Restricted Subsidiaries to, at all times remain primarily engaged in any of (a) the contract drilling business, (b) the provision of services to the energy industry, (c) other existing businesses described in the Company’s most recent SEC annual and quarterly reports prior to the Signing Date or (d) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complimentary or ancillary to any of the foregoing.

Section 6.9 Compliance with Laws. Without limiting any of the other covenants of the Credit Parties in this Article 6, the Company shall, and shall cause each of its Restricted Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, rules, regulations, ordinances and orders of any governmental or judicial authorities (including, without limitation, Environmental Laws and ERISA), except where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and applicable Sanctions Laws and Regulations by the Company, its Subsidiaries and their respective directors, officers, employees and agents (to the extent acting for or on behalf of the Company or such Subsidiary).

Section 6.10 Use of Property and Facilities; Environmental Laws . The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the properties or business operations of such Credit Party or any Subsidiary of such Credit Party, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

Section 6.11 PSC Regime. With respect to each UK Credit Party (if any) whose Equity Interests constitute Collateral, the Company shall cause such UK Credit Party to, and cause each of its Subsidiaries to, within the relevant timeframe, comply with any warning notice it receives pursuant to Part 21A of the Companies Act 2006 of the United Kingdom from any company incorporated in the United Kingdom whose Equity Interests are the subject of the Collateral.

Section 6.12 Collateral and Guaranty Requirements. Subject to the Agreed Security Principles:

(a) If (x) the Company forms or acquires any Restricted Subsidiary after the Effective Date that is not an Excluded Subsidiary or (y) any existing Restricted Subsidiary that was an Excluded Subsidiary ceases to be an Excluded Subsidiary (including by becoming a Discretionary Guarantor), then the Borrower will promptly notify the Administrative Agent thereof and within thirty (30) days (provided that such initial 30-day period shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Borrower is diligently pursuing the applicable steps required by this Section 6.12(a)) (or such longer period as consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) after such Restricted Subsidiary is formed or acquired (in the case of clause (x) above) or ceases to be an Excluded Subsidiary (in the case of clause (y) above):

(i) cause such Restricted Subsidiary to become a Guarantor hereunder and under the other Credit Documents and duly authorize, execute and deliver to the applicable Agent joinders to the Guarantee Agreement, U.S. Collateral Agreement and any other applicable Collateral Documents to the extent such Restricted Subsidiary is not already a party thereto;

(ii) pledge all of the Equity Interests of such Restricted Subsidiary that are owned by any Credit Party (and deliver the original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof);

(iii) cause such Restricted Subsidiary to take such actions to create, grant, establish, preserve and perfect Liens in favor of the applicable Agent on all property of such Restricted Subsidiary;

(iv) execute and deliver such other additional documents and certificates as shall reasonably be requested by the Administrative Agent or the Common Security Agent (and, to the extent relating to the Collateral, to the extent required pursuant to the Agreed Security Principles); and

(v) in the case of any Required Guarantor, deliver (or cause to be delivered), if requested by the Administrative Agent or the Common Security Agent, a customary legal opinion of counsel, with respect to the matters described in clauses (i) through (iv) of this Section 6.12(a), in each case in form and substance reasonably satisfactory to the Administrative Agent and the Common Security Agent (it being agreed that any such opinion substantially in the form of a comparable opinion previously delivered to an Agent for any specific jurisdiction shall be deemed reasonably acceptable for such purposes).

(b) Upon (w) delivery of any Rig under construction to the Company or any of its Restricted Subsidiaries as owner thereof after the Effective Date, (x) the acquisition by the Company or any of its Restricted Subsidiaries of any Rig after the Effective Date, to the extent such Rig is not an Excluded Rig or already subject to a Collateral Rig Mortgage, (y) any Rig ceasing to be an Excluded Rig as a result of the repayment, termination, cancellation or other extinguishment in full of all Indebtedness with respect to such Excluded Rig referred to in the definition of “Excluded Rig” or (z) the re-flagging of a Collateral Rig in an Acceptable Flag Jurisdiction after the Effective Date (other than in connection with a registration as a “foreign bareboat,” a temporary bareboat registration or a temporary re-flagging (or equivalent) of a Rig permitted by Section 7.12(a), in which event the Borrower shall be required to provide a customary legal opinion of counsel in a form and substance reasonably acceptable to the Administrative Agent opining that, after giving effect to any such “foreign bareboat,” a temporary bareboat registration or temporary re-flagging (or equivalent), the existing Collateral Rig Mortgage on such Rig remains a legal, valid and binding obligation in full force and effect under the law of the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms), if (1) the Collateral Coverage Ratio is less than 3.50 to 1.00 or (2) the Additional Collateral Rig Test is not satisfied, in each case, at such time, then the Borrower shall within thirty (30) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) (provided that with respect to a reflagging, the initial 30-day period shall be automatically extended by an additional thirty (30) days at the expiration thereof if the Borrower is diligently pursuing the applicable steps required by this Section 6.12(b)):

(i) execute and deliver, or cause such Restricted Subsidiary(ies) to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Administrative Agent, Common Security Agent or other applicable Agent for the filing for recording thereof) in the appropriate vessel or ship registry, an amendment or supplement to an existing Collateral Rig Mortgage or such other Collateral Rig Mortgage as the Administrative Agent and Common Security Agent shall deem reasonably necessary or advisable to grant to the Common Security Agent, for the ratable benefit of the Secured Parties (as defined in the Intercreditor Agreement), a Lien over such Rig owned by the Company or any of the Restricted Subsidiaries, as applicable; and

(ii) in connection with the execution and delivery of such Collateral Rig Mortgage (or, as applicable, such amendment or supplement to an existing Collateral Rig Mortgage) over such additional Collateral Rig, deliver, or cause the applicable Collateral Rig Owner to deliver, (x) such other instruments, certificates and documents described in Sections 4.2(a)(ii) with respect to such additional Collateral Rig, and (y) if requested by the Administrative Agent or the Common Security Agent, a customary legal opinion of counsel relating to matters governed by the laws of the jurisdiction of the flag under which the applicable additional Collateral Rig is registered in the name of the applicable Collateral Rig Owner, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent and the Common Security Agent (it being agreed that any such opinion substantially in the form of a comparable opinion previously delivered to an Agent for any specific jurisdiction shall be deemed reasonably acceptable for such purposes).

(c) If, on any date that a Compliance Certificate is delivered pursuant to Section 6.6(b)(ii), the Additional Collateral Rig Test is not satisfied (as set forth in such Compliance Certificate), then within thirty (30) days thereafter (or such later date as may be agreed to by the Administrative Agent in its sole discretion) the Borrower shall execute and deliver, or shall cause its applicable Restricted Subsidiary(ies) to execute and deliver, the documents described in Section 6.12(b)(i) and Section 6.12(b)(ii) with respect to additional Rigs that are not then Collateral Rigs to the extent necessary to cause the Additional Collateral Rig Test to be satisfied upon the execution and delivery of such documents and such additional Rigs becoming Collateral Rigs.

(d) If so requested in writing by the Borrower to the Administrative Agent or the Common Security Agent, no later than the date on which any Collateral Rig Mortgage is required to be executed and delivered with respect to any Collateral Rig in accordance with the terms of this Agreement, or in the case of a new charter contract or similar contract is entered into that, in the reasonable judgment of the Borrower, requires a new Quiet Enjoyment Agreement, no later than the date on which the charter contract or similar contract requires delivery of the Quiet Enjoyment Agreement, the Borrower shall cause the applicable Collateral Rig Owner to enter into, and thereafter maintain in full force and effect, a Quiet Enjoyment Agreement with respect to such Collateral Rig. The Administrative Agent and the Common Security Agent, as applicable, agree, at the cost of the Borrower to enter into such Quiet Enjoyment Agreement.

Section 6.13 Further Assurances.

(a) The Borrower at its sole expense shall, and shall cause each Credit Party to, subject to the Agreed Security Principles, promptly execute and deliver to the Administrative Agent or other applicable Agent all such other documents, agreements and instruments reasonably requested by such Agent to comply with, cure any defects (in regards to errors and mistakes) or accomplish the conditions precedent, covenants and agreements of the Credit Parties hereunder, or (subject in all respects to the Agreed Security Principles) further evidence and more fully describe the Collateral intended as security for the Secured Obligations or perfect (to the extent perfection is not inconsistent with the Agreed Security Principles), protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any related recordings, file any notices or obtain any consents, all of the foregoing as may be reasonably necessary or appropriate in connection therewith.

(b) The Company hereby authorizes (but does not oblige) the Common Security Agent or other applicable Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral or the Collateral Rigs without the signature of the Company or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Collateral or the Rigs or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 6.14. Change of Ownership; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; Etc.

(a) Rig Ownership. The Borrower shall notify the Administrative Agent and the Common Security Agent of any change in (i) ownership of a Collateral Rig or (ii) the jurisdiction of the flag under which any Collateral Rig is registered (in all cases to an Acceptable Flag Jurisdiction), in each case, no later than three (3) Business Days following any such change.

(b) Corporate Changes. No later than thirty (30) days (or such later date agreed to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) after any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of the Company or any Guarantor, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent and the Common Security Agent written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by any Agent to maintain the security interests of the Common Security Agent or other applicable Agent, for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect, to the extent required by the Credit Documents and subject to the Agreed Security Principles.

Section 6.15. Post-Closing Matters. Notwithstanding any provision herein or in any other Credit Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrower shall, and shall cause each applicable Restricted Subsidiary, to take such actions set forth on Schedule 6.15 by the times specified on such Schedule 6.15 with respect to such actions, or such later time as the Administrative Agent may agree in its reasonable discretion. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Credit Document shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 6.15 within the time periods required by this Section 6.15, rather than as elsewhere provided in the Credit Documents).

Section 6.16. Specified Ineligible LCE Available Excess Cash. On a quarterly basis, the Borrower shall use commercially reasonable efforts to cause each Ineligible LCE that owns a Specified Rig at such time to, directly or indirectly, dividend or otherwise distribute all Ineligible LCE Available Excess Cash of such Person to one or more Credit Parties (and/or apply such Ineligible LCE Available Excess Cash to repay loans owed by such Person to one or more Credit Parties).

~~Section 6.17. Harsh Environment Subsidiaries. With respect to each Harsh Environment Subsidiary, prior to the occurrence of the Harsh Environment Subsidiary Release Condition with respect to such Harsh Environment Subsidiary, the Revolving Loans shall have (a) a first priority Lien on any and all Harsh Environment Rig owned by such Harsh Environment Subsidiary and any other related assets pledged for the benefit of the Second Lien Notes and (b) guarantee from the applicable Harsh Environment Subsidiary that would be a Required Guarantor if it was a Restricted Subsidiary hereunder.~~

ARTICLE 7

NEGATIVE COVENANTS

The Company covenants and agrees that, from and after the Effective Date and until Facility Termination:

Section 7.1. Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with any other Person, or cause or permit any dissolution of such Credit Party or liquidation or provisional liquidation of such Credit Party or its assets, or sell, transfer or otherwise Dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries to any other Person, except that:

(a) any Restricted Subsidiary of the Company may merge or amalgamate with and into or be dissolved or liquidated into, the Company, the Borrower, any Guarantor or any other Restricted Subsidiary, so long as (i) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving the Company, the Company is the surviving Person of any such merger, amalgamation, consolidation, dissolution or liquidation, (ii) except as provided in preceding clause (i), in the case of any such merger, amalgamation, consolidation, dissolution, liquidation or provisional liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, amalgamation, consolidation, dissolution, liquidation or provisional liquidation, (iii) except as provided in the preceding clause (ii), in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, amalgamation, consolidation, dissolution, liquidation or provisional liquidation, or (iv) in all cases in connection with a merger, amalgamation, consolidation, dissolution, liquidation or provisional liquidation involving a Credit Party, the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(b) the Company may merge, amalgamate or consolidate with, or Dispose of all or substantially all of its assets to any other Person so long as (i) the Company is the surviving Person of any such merger, amalgamation or consolidation, (ii) no Default or Event of Default shall have occurred or be continuing, (iii) no Event of Default described in Section 8.1(l) would occur as a result thereof and (iv) in all cases in connection with any such merger, consolidation or Disposition of assets, the Collateral and Guaranty Requirements shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(c) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with any other Person, so long as (i) in the case of any merger or consolidation involving a Guarantor, the Guarantor is the surviving Person of any such merger or consolidation, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) the Collateral and Guaranty shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(d) any Guarantor may merge, amalgamate or consolidate with any Credit Party, or Dispose of all or substantially all of their assets to any Credit Party, and be dissolved or liquidated into, any Credit Party, so long as (i) no Default or Event of Default shall have occurred or be continuing and (ii) in all cases in connection with any such merger, amalgamation, consolidation or Disposition of assets, the Collateral and Guaranty shall be satisfied within the applicable time periods thereafter as set forth in Sections 6.12 and 6.13;

(e) any Restricted Subsidiary that is not a Credit Party may wind up, liquidate or dissolve its affairs, so long as (i) the Company determines that such action is not materially adverse to the interests of the Lenders, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) there is no material adverse impact on the value (when taken as a whole) of (x) the Collateral subject to Liens securing the Secured Obligations or (y) the Guaranties of the Secured Obligations; and

(f) Dispositions permitted by Section 7.11 (including Dispositions that are excluded from the definition of “Asset Sale”) shall be permitted.

Section 7.2. Liens. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Company or any of the Restricted Subsidiaries, except the following (collectively, the “Permitted Liens”):

(a) Liens existing on the date hereof (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate outstanding principal amount of $5,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $5,000,000) or more, being described on Schedule 5.17);

(b)(i) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, other forms of governmental insurance, taxes, assessments, public or statutory obligations, general liability or property insurance or other insurance required to be maintained pursuant to any Credit Document or other similar charges; (ii) good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit or bank guarantees in connection with) (A) bids, contracts or leases to which such Credit Party or its Subsidiaries are parties, (B) any supersedeas bonds, appeal bonds, performance bonds, return-of-money or payment bonds, and similar obligations or (C) liabilities in respect of reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance or any other insurance required to be maintained pursuant to any Credit Document; (iii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (iv) other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor; or (v) Liens (A) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (B) in favor of a banking or other financial institution or entity, or electronic payment service providers, arising as a matter of law or contract encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry, (C) attaching to pooling or commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business, (D) arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights and (E) encumbering reasonable customary initial deposits and margin deposits in the ordinary course of business and not for speculative purposes;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d) Liens for Taxes and other liabilities of the type referred to in Section 6.3(a) not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f) Liens securing the Secured Obligations;

(g) Liens arising out of judgments or awards against such Credit Party or any of its Restricted Subsidiaries which do not result in an Event of Default under Section 8.1(j);

(h) Liens securing Permitted Additional Debt permitted under Section 7.3(f)(ii);

(i) Liens securing Indebtedness permitted under Section 7.3(g) (or similar arrangements or obligations that would have been permitted under Section 7.3(g) had such obligations constituted Indebtedness); provided that such Lien shall not attach to any other property or assets (other than related contracts, intangibles, and other assets that are incidental thereto or arise therefrom, including improvements on and the proceeds or products thereof) of the Company or any Restricted Subsidiary (although individual financings of equipment may be cross-collateralized to other financings of equipment by the same lender);

(j) Liens securing Indebtedness permitted under Section 7.3(h); provided that such Liens shall not attach to (i) any property or assets (other than related contracts, intangibles, and other assets that are incidental thereto or arise therefrom, including improvements on and the proceeds or products thereof) of the Company or any Restricted Subsidiary other than the property or assets securing such Indebtedness at the time it was acquired or (ii) any Collateral Rig.

(k) additional Liens (not otherwise permitted by this Section 7.2) securing Indebtedness (or other obligations) in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided that such Lien shall not attach to any property or assets of the Company or any Restricted Subsidiary constituting Collateral;

(l) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person or encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(m) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(n) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q) Permitted Maritime Liens;

(r) (i) sales or grants of licenses or sublicenses of (or other grants of rights to use or exploit) intellectual property rights (x) existing as of the Effective Date, or (y) between or among the Company and its Restricted Subsidiaries or between or among any of the Restricted Subsidiaries, or (ii) non-exclusive licenses or sublicenses of (or other non-exclusive grants of rights to use or exploit) intellectual property rights entered into in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(s) minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Company or any Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property which they affect;

(t) any right of set-off arising under common law or by statute or customary account documentation;

(u) Liens to secure permitted Indebtedness recorded as capital leases in accordance with GAAP;

(v) Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices; provided that, at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount of obligations and other liabilities secured thereby does not exceed $~~500,000~~2,500,000;

(w) legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature not prohibited by this Agreement;

(x) Liens existing on property at the time of its acquisition (including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary) or existing on the property of, or Equity Interests in, any Person at the time such Person becomes a Subsidiary, in each case after the Effective Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than improvements on and the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder and require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) immediately after giving pro forma effect to such acquisition, (A) the Additional Collateral Rig Test is satisfied, (B) the Collateral Coverage Ratio is equal to or greater than 3.50 to 1.00 and (C) the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00;

(y) (i) Liens in favor of a banking or other financial institution or entity on accounts at such institution and assets maintained in such accounts and other customary deposits, in each case, in the ordinary course of business securing obligations described in Section 7.3(l) and (ii) ordinary course netting or set-off arrangement for netting debit and credit balances as part of any multi-account overdraft, group cash pool or group cash management arrangements;

(z) Liens granted by any Restricted Subsidiary that is not a Credit Party in favor of or for the benefit of any Credit Party to secure obligations owed by such Restricted Subsidiary to such Credit Party, including pursuant to any Specified Rig Intercompany Mortgage pursuant to clause (s) of the definition of “Asset Sale”;

(aa) Liens on cash or Cash Equivalents securing Indebtedness permitted under Section 7.3(n);

(bb) Liens securing the Second Lien Notes and other obligations under the Second Lien Notes Indenture, in each case, on a junior basis to the Liens securing the Secured Obligations; provided that such Liens are subject to the Intercreditor Agreement; and

(cc) Liens (if any) on any account (or, in the case of any judicial re-characterization of any such sale, granted as collateral to secure financing) sold pursuant to any Permitted Supply Chain Financings.

Section 7.3.Indebtedness. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness under the Second Lien Notes in an aggregate principal amount not to exceed $~~500,000,000~~575,000,000 and any Permitted Refinancing Debt in respect thereof; provided that the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement;

(c) intercompany Indebtedness made by the Company to any Subsidiary or by any Subsidiary to the Company or another Subsidiary; provided that (x) any liabilities owed by any Credit Party to a Subsidiary that is not a Credit Party (other than intercompany Indebtedness consisting of (and required by) ordinary course cash pooling arrangements) shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent pursuant to a subordination agreement on terms substantially similar to those set forth in Exhibit 7.3 or those set forth in the Intercreditor Agreement, and (y) the Investment in connection with such intercompany Indebtedness is a Permitted Investment; provided that in the case of any intercompany indebtedness owed by the Company or a Restricted subsidiary to an Unrestricted Subsidiary, such indebtedness is incurred in the ordinary course of conducting a permitted business (including, without limitation, intercompany loans and cash pooling arrangements);

(d) Indebtedness under any Swap Agreement entered into in the ordinary course of business and not for speculative purposes;

(e) Indebtedness (any such Indebtedness pursuant to this Section 7.3(e), “Assumed Acquisition Indebtedness”) of the Company, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) assumed after the Effective Date in connection with, but not created in contemplation of, any Permitted Acquisition or other similar Investment permitted hereunder (and any Permitted Refinancing Debt in respect thereof); provided that for any such Indebtedness pursuant to this Section 7.3 (e) (other than any Permitted Refinancing Debt), (i) the Company is in compliance with each of the financial covenants set forth in Section 7.7 immediately after giving pro forma effect thereto and any contemporaneous repayment of other Indebtedness and (ii) no Default or Event of Default exists at the time of such assumption or would result therefrom;

(f) any (i) Permitted Additional Debt described in clause (a) of the definition thereof and any Permitted Refinancing Debt in respect thereof; provided that for any such Permitted Additional Debt pursuant to this clause (f)(i) (other than any Permitted Refinancing Debt), (A) the Company is in compliance with each of the financial covenants set forth in Section 7.7 immediately after giving pro forma effect thereto and any contemporaneous repayment of other Indebtedness and (B) no Default or Event of Default exists at the time of such issuance or incurrence or would result therefrom and (ii) Permitted Additional Debt described in clause (b) of the definition thereof and any Permitted Refinancing Debt in respect thereof in an aggregate principal amount under this clause (f)(ii) that does not exceed the greater of (x) $~~200,000,000~~250,000,000 and (y) an amount such that the Consolidated Total Net Leverage Ratio does not exceed 2.00:1.00; provided that for any such Permitted Additional Debt pursuant to this clause (f)(ii) (other than any Permitted Refinancing Debt), (A) the Company is in compliance with each of the financial covenants set forth in Section 7.7 immediately after giving pro forma effect thereto and any contemporaneous repayment of other Indebtedness and (B) no Default or Event of Default exists at the time of such issuance or incurrence or would result therefrom;

(g) Capitalized Lease Obligations of the Company or a Restricted Subsidiary and Indebtedness issued or incurred by the Company or a Restricted Subsidiary (including purchase money Indebtedness) to (i) renovate, repair, improve, install or upgrade any Rig or any other fixed or capital property, equipment or other assets of the Company or any Restricted Subsidiary or (ii) acquire, lease, construct or otherwise finance the purchase price of any fixed or capital property, equipment or other assets (excluding any Collateral Rigs) of the Company or any Restricted Subsidiary and any Permitted Refinancing Debt in respect thereof; provided that for any such Capitalized Lease Obligations pursuant to this clause (g) (other than any Permitted Refinancing Debt), (A) no Default or Event of Default exists at the time of such issuance or incurrence or would result therefrom, (B) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, renovation, upgrade or such other activity described above or the date of commercial operation of the relevant assets referred to above (which, in the case of any Rig, shall be the applicable Commercial Operation Date), as applicable, (C) such Indebtedness does not exceed the cost of acquiring, constructing, leasing, renovating or upgrading the relevant assets referred to above or otherwise completing such other activity described above, as the case may be (plus fees and expenses related thereto) and (D) the aggregate principal amount of Indebtedness that is outstanding in reliance on this Section 7.3(g) at any time shall not exceed $25,000,000;

(h) (x) Indebtedness assumed by the Company or a Restricted Subsidiary to acquire or construct any Rig (excluding any Collateral Rigs) or (y) Indebtedness of any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary) assumed after the Effective Date in connection with, but not created in contemplation of, any Permitted Acquisition or other similar Investment permitted hereunder to acquire or construct any Rig (excluding any Collateral Rig) and, in each case, any Permitted Refinancing Debt in respect thereof; provided that, in any such case of this Section 7.3(h) (other than for Permitted Refinancing Debt), (i) no Default or Event of Default exists at the time of such assumption or would result therefrom and (ii) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction or the applicable Commercial Operation Date or exists at the time of such acquisition or construction, (iii) such Indebtedness does not exceed the cost of acquiring or constructing such Rig (plus fees and expenses related thereto), (iv) in the case of any such Indebtedness constituting seller financing with respect to any such Rig, (A) the applicable contract shall, at the time such Indebtedness is incurred, (1) have an estimated contract start date (as determined in good faith by the Company at such time) that is no later than the three-month anniversary of the date of such acquisition or the completion of such construction and (2) have a remaining term of at least one (1) year from the date of such acquisition or the completion of such construction, and (B) such Indebtedness shall not (1) have any financial maintenance covenant that is more restrictive with respect to the Credit Parties than those set forth herein (unless such financial maintenance covenant is added to this Agreement for so long as it applies to such Indebtedness) or (2) have a scheduled maturity date prior to the date that is ninety-one (91) days after the Scheduled Commitment Termination Date and (v) the Company is in compliance with each of the financial covenants set forth in Section 7.7 immediately after giving pro forma effect thereto and any contemporaneous repayment of other Indebtedness;

(i) additional Indebtedness of the Company and its Restricted Subsidiaries and any Permitted Refinancing Debt in respect thereof in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(j) Indebtedness in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case provided in the ordinary course of business;

(k) Indebtedness consisting of the financing of insurance premiums;

(l) (i) Specified Cash Management Obligations and (ii) other similar obligations created or incurred in the ordinary course of business in respect of any agreement with a bank, financial institution or other Person that is not a Specified Cash Management Provider providing for cash pooling, treasury, depositary, purchasing card, credit cards or cash and/or treasury management services, including in connection with any automated clearing house transfers of funds or any similar transactions, in the case of this subclause (ii), in an aggregate principal amount not exceeding $25,000,000 at any time outstanding for any period of five (5)

consecutive Business Days (or such longer period as may be approved from time to time by the Administrative Agent); provided that, to the extent commercially practicable and reasonable, the Credit Parties shall use commercially reasonable efforts to primarily use cash management services that have been made available to them on market terms from one or more Specified Cash Management Providers (it being understood and agreed that the foregoing proviso shall not apply to Excluded Accounts and shall be subject to such other exceptions as may be consented to by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned));

(m) Indebtedness (other than debt for borrowed money) supported by a letter of credit or bank guarantee issued hereunder or pursuant to any facility permitted hereunder, so long as such letter of credit or bank guarantee has not been terminated and such Indebtedness is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(n) Specified Bilateral Obligations in an aggregate principal amount not to exceed $~~25,000,000~~100,000,000 at any time outstanding;

(o) Guaranties or other similar obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(p) Indebtedness existing on the Effective Date and set forth on a Schedule 7.3; and

(q) to the extent constituting Indebtedness, obligations under one or more Permitted Supply Chain Financings.

Section 7.4. Transactions with Controlling Affiliates. Except as otherwise specifically permitted herein, the Company and its Restricted Subsidiaries shall not, and shall not permit their respective Restricted Subsidiaries to, (except pursuant to contracts outstanding as of (a) with respect to the Company, the Effective Date or (b) with respect to any Restricted Subsidiary of the Company, the Effective Date or, if later, the date such Restricted Subsidiary first became a Restricted Subsidiary) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger, amalgamation, or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate, unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Company or such Restricted Subsidiary than would be obtained in an arms’ length transaction with a Person that is not a Controlling Affiliate. Notwithstanding the foregoing, this Section 7.4 shall not prohibit: (i) arrangements entered in the ordinary course of business with any officer, director or employee of any Credit Party or Restricted Subsidiary; (ii) customary fees paid to members of the board of directors or similar governing body of any Credit Party or Restricted Subsidiary; (iii) any transaction not otherwise prohibited by this Agreement between or among the Company and/or any of its Subsidiaries; and (iv) any transactions and arrangements permitted by, and complying with the applicable terms of, Section 7.1, Section 7.2, Section 7.3, Section 7.5 or Section 7.11.

Section 7.5. Restricted Payments; Debt Redemptions.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment other than:

(i) Restricted Payments, so long as immediately after giving pro forma effect thereto and any concurrent incurrence of Indebtedness, (A)(x) the Consolidated Total Net Leverage Ratio is less than or equal to ~~1.00~~1.75 to 1.00 and (y) Liquidity is greater than or equal to $350,000,000 and (B) no Default or Event of Default has occurred and is continuing;

(ii) Restricted Payments in an aggregate amount not to exceed the sum of (A) the net proceeds of cash contributions to the common Equity Interests of the Company and (B) the fair market value (as determined at the time such Restricted Payment is made) of any other assets received as a capital contribution to the Company;

(iii) Restricted Payments in an aggregate amount not to exceed 100% of Distributable Free Cash Flow as of the time such Restricted Payment is made, so long as immediately after giving pro forma effect thereto and any concurrent incurrence of Indebtedness, (A) (x) the Consolidated Total Net Leverage Ratio is less than or equal to ~~2.00~~2.50 to 1.00 and (y) Liquidity is greater than or equal to $350,000,000 and (B) no Default or Event of Default has occurred and is continuing; provided that amounts available under this Section 7.5(a)(iii) shall be reduced by any Restricted Payment made pursuant to Section 7.5(a)(i) above (but will not reduce such amounts below zero),

(iv) Restricted Payments in an aggregate amount not to exceed $~~50,000,000~~75,000,000, so long as immediately after giving pro forma effect thereto and any concurrent incurrence of Indebtedness (A) Liquidity is greater than or equal to $350,000,000 and (B) no Default or Event of Default has occurred and is continuing;

(v) Restricted Payments in an aggregate amount not to exceed 100% of the Net Cash Proceeds of the Specified Asset Sale that were actually received by the Company or any of the Restricted Subsidiaries (whether such Specified Asset Sale was completed before or after the Amendment No. 2 Effective Date);

(vi) any redemption, retirement, sinking fund or similar payment, purchase, settlement or acquisition for value or services, direct or indirect, of any stock or stock equivalents of the Company (or any direct or indirect parent company thereof) or any of its Subsidiaries and repurchase, redemption, receipt or other acquisition for value or services of any stock or stock equivalents of the Company (or any direct or indirect parent company thereof) or any Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, management incentive plan, equity subscription agreement, stock option agreement, shareholders agreement, or other similar arrangement; provided that Restricted Payments pursuant to this clause (vi) pursuant to any such arrangement solely for officers, directors and/or members of management of any such Person (as compared to general arrangements of such type for employees of any such Person) shall not exceed $~~2,000,000~~5,000,000 in the aggregate in any fiscal year;

(vii) Restricted Payments by any Restricted Subsidiary to any Credit Party and other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Company and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); provided that, in the case of Restricted Payments by a non-wholly-owned Restricted Subsidiary, a Restricted Payment may also be made to any other owner of Equity Interests of such non-wholly-owned Restricted Subsidiary based on such owner’s relative ownership interests (or lesser share) of the relevant class of Equity Interests;

(viii) Restricted Payments in an aggregate amount not to exceed 100% of the Net Cash Proceeds received from Unrestricted Subsidiaries or any Disposition of any Unrestricted Subsidiary;

(ix) any payment or distribution to dissenting stockholders or shareholders of the Company pursuant to applicable law in connection with a consolidation, merger, amalgamation or transfer of assets in connection with a transaction that is not prohibited by this Agreement;

(x) the Company may make any dividends on Equity Interests or distributions, or the consummation of any repurchase or redemption, within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption or repurchase notice, as the case may be, if, on said date of declaration or redemption or repurchase notice, such dividends, distributions, repurchase or redemption, as the case may be, could have been paid in compliance with this Agreement;

(xi) the Company may make any cash payments in lieu of the issuance of fractional shares;

(xii) any (a) non-cash repurchase of Equity Interests of the Company (or any direct or indirect parent company thereof) deemed to occur upon the exercise of options to purchase shares of Equity Interests of the Company (or any direct or indirect parent company thereof), as applicable, warrants, other rights to acquire Equity Interests if such shares of Equity Interests of the Company (or any direct or indirect parent company thereof) represent a portion of the exercise price of such options, warrants or other rights and (b) net settlement of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award; and

(xiii) Restricted Payments by the Company payable solely in the form of Equity Interests (other than Disqualified Capital Stock) of the Company.

(b) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, optionally or voluntarily Redeem (whether in whole or in part) any Junior Indebtedness; provided that so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Company or its Restricted Subsidiaries may Redeem any such Junior Indebtedness by converting or exchanging any such Indebtedness into Equity Interests (other than Equity Interests constituting Disqualified Capital Stock) of the Company;

(ii) the Company or its Restricted Subsidiaries may Redeem any such Junior Indebtedness in lieu of, and not in excess of the amount of (after giving effect to any other Investments, Redemptions of Junior Indebtedness or Restricted Payments in respect thereof) Restricted Payments permitted by Sections 7.5(a)(i) or (ii) at the time such Redemption is made; provided that any such Redemption shall reduce the amount of such applicable Restricted Payments thereafter permitted by Sections 7.5(a)(i) or (ii) by a corresponding amount;

(iii) the Company and its Restricted Subsidiaries shall be permitted to make customary “AHYDO catchup” payments;

(iv) such Credit Party or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness with the net cash proceeds of any Permitted Refinancing Debt in respect of such Junior Indebtedness within ninety (90) days of the incurrence of such Permitted Refinancing Debt;

(v) such Credit Party or any of its Restricted Subsidiaries may Redeem any such Junior Indebtedness in an aggregate amount not to exceed 100% of Distributable Free Cash Flow as of the time such Redemption is made, so long as immediately after giving pro forma effect thereto and any concurrent incurrence of Indebtedness, (A) the Consolidated Total Net Leverage Ratio is less than or equal to ~~2.00~~2.50 to 1.00 and (B) Liquidity is greater than or equal to $350,000,000; and

(vi) such Credit Party or any of its Restricted Subsidiaries may Redeem the Second Lien Notes, any Permitted Additional Debt and any Permitted Refinancing Debt of the foregoing so long as immediately after giving pro forma effect thereto and any concurrent incurrence of Indebtedness (A) Liquidity is greater than or equal to $350,000,000 and (B) the Consolidated Total Net Leverage Ratio is less than or equal to 2.00 to 1.00.

(c) The provisions of this Section 7.5 will not prohibit Permitted Investments.

Section 7.6.Amendment of Material Documents. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly amend, supplement, waive or otherwise modify any of the provisions of: (a) its certificate of incorporation, bye-laws/by-laws or other organizational documents in a manner materially adverse to the Lenders or (b) any indenture, instrument or agreement evidencing any Junior Indebtedness, if the effect thereof would be to (i) shorten the stated maturity thereof, (ii) shorten the average life to maturity thereof, (iii) other than with respect to interest or fees that are paid in kind, increase the rate of interest applicable thereto or involve the payment of any consent fee with respect thereto, in any such case, in excess of then current market rates or fees, as applicable, (iv) impose any financial maintenance covenant thereunder more restrictive with respect to the Credit Parties than those set forth herein (unless such financial maintenance covenant is added to this Agreement for so long as it applies to such Junior Indebtedness) or (v) to include any other term(s) which would not have been permitted hereunder at the time the applicable Junior Indebtedness was issued or incurred or (c) any indenture, instrument or agreement evidencing any Material Indebtedness, if the effect thereof would be to cause such Indebtedness to not be permitted under Section 7.3 (tested as if such Material Indebtedness were being issued or incurred at such time).

Section 7.7. Financial Covenants

(a) Maximum Consolidated Total Net Leverage Ratio. The Company shall not permit the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter of the Company to be greater than 3.00 to 1.00.

(b) Minimum Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Company to be less than 2.50 to 1.00.

In each case of clause (a) and clause (b) above, the relevant calculations evidencing compliance shall be delivered in accordance with Section 6.6(b).

Section 7.8. Use of Proceeds. The Borrower will not use the proceeds of the Loans or the Letters of Credit for any purpose not permitted by Section 5.5.

Section 7.9. Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary after the Effective Date, subject to Section 7.9(b), any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries after the Effective Date shall be classified as a Restricted Subsidiary.

(b) The Company may designate by written notification thereof to the Administrative Agent and the Common Security Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and upon giving effect, to such designation, neither a Default nor an Event of Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Company’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 7.5. Except as provided in this clause (b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. None of the Company, the Borrower or any Subsidiary that owns (x) any Equity Interests or Indebtedness (other than Indebtedness constituting a Permitted Business Investment) of, or holds any Lien on any property of, the Company, the Borrower or any Restricted Subsidiary of the Company that is not a Subsidiary to be so designated or (y) any Collateral Rig, may be designated as an Unrestricted Subsidiary except if, solely in the case of clause (y), immediately after giving pro forma effect to such designation, (A) the Collateral Coverage Ratio is equal to or greater than 3.50 to 1.00 at such time, (B) the Additional Collateral Rig Test is satisfied and (C) no Default or Event of Default shall have occurred and is continuing or would result therefrom. No Subsidiary of the Company may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or equivalent term) for the purpose of the Second Lien Notes or any Material Indebtedness~~; provided however, that unless and until designated as a Restricted Subsidiary hereunder, the Harsh Environment Subsidiaries shall be Unrestricted Subsidiaries under this Agreement and other Credit Documents, irrespective of such Subsidiaries being Restricted Subsidiaries for the purposes of the Second Lien Notes.~~.

(c) The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default exists or would result therefrom and (ii) such designation is deemed to be the incurrence at such time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time and such Investment, Indebtedness and Liens would be permitted to be made or incurred at the time of such designation under each of Section 7.2, Section 7.3 and Section 7.5.

(d) No Unrestricted Subsidiary shall have any Indebtedness other than Non-Recourse Debt, other than Indebtedness constituting a Permitted Investment.

(e) The Company will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, any Credit Party other than Equity Interests or Indebtedness constituting a Permitted Business Investments.

Section 7.10. Negative Pledge Agreements; Dividend Restrictions. The Company shall not, and shall not permit any Credit Party or any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the other Credit Documents) that (a) prohibits or restricts the granting of any Lien on any of its property to secure the Obligations (to the extent such property (i) is, or is required to become, Collateral pursuant to the Agreed Security Principles or (ii) is a Rig (other than an Excluded Rig that is an Excluded Rig as of the Effective Date or an Excluded Rig described in clause (b) of the definition thereof)) or (b) restricts any Restricted Subsidiary from (i) paying dividends or making distributions to the Company or any of its other Restricted Subsidiaries or (ii) repaying loans and other Indebtedness or other liabilities owing by it to the Company or another Restricted Subsidiary except, in each case, (A) restrictions imposed by any Governmental Authority or by reason of applicable law, (B) any restriction on property subject to a Permitted Lien or any Investment not prohibited by Section 7.5, (C) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness or such restrictions are no more restrictive in any material respect, when taken as a whole, than such restrictions contained in the Credit Documents, (D) customary restrictions and conditions contained in any agreement relating to a Disposition, purchase, amalgamation or merger permitted hereunder pending the consummation of such Disposition, purchase, amalgamation or merger, (E) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business, (F) any agreement in effect at the time a Person becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged, amalgamated, consolidated or amalgamated with or into the Company or a Restricted Subsidiary), so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary, and (G) restrictions in a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of any Rigs subject thereto; provided that, other than any such restrictions with respect to an Excluded Rig, the Company shall promptly notify the Administrative Agent and reasonably describe any such restrictions pursuant to this clause (G) upon the creation, incurrence, assumption or existence of such restrictions.

Section 7.11. Limitation on Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless: (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom; (b) immediately after giving pro forma effect to such Asset Sale and any concurrent repayment of Indebtedness, the Collateral Coverage Ratio is equal to or greater than 2.00 to 1.00; and (c) not less than ~~80~~75% of the consideration received is cash or Cash Equivalents; provided that (i) the assumption of any obligations outstanding pursuant to Section 7.3 shall be deemed to constitute cash for purposes of this clause (c) to the extent that the Company or the relevant Restricted Subsidiary is released from further liability with respect to the obligations so assumed and (ii) any Designated Non-Cash Consideration in respect of any such Asset Sale, in an aggregate amount not to exceed $25,000,000, shall be deemed to constitute cash for purposes of this clause (c).

Section 7.12. Flag and Registry. The Company shall not, and shall not permit the owner or bareboat charterer (if any) of a Collateral Rig to, change the flag or the vessel registry and/or ship registry of any Collateral Rig; provided that any of the following shall be permitted: (a) in connection with a bareboat charter of a Collateral Rig to a Restricted Subsidiary, as charterer, a registration as a “foreign bareboat”, a temporary bareboat registration or a temporary re-flagging (or equivalent) of such Collateral Rig in the name of such Restricted Subsidiary that is the bareboat charterer thereof in an Acceptable Flag Jurisdiction (and an extension or renewal of any such “foreign bareboat,” temporary bareboat registration or temporary re-flagging (or equivalent)) to the extent and for so long as such “foreign bareboat” or temporary registration or temporary re-flagging (or equivalent) is required for such Collateral Rig in order to comply with local jurisdictional requirements or customs in connection with a charter party agreement, drilling contract or any demise, bareboat, time, voyage, other charter, lease or other right to use of such Collateral Rig (any of the foregoing, a “Relevant Collateral Rig Contract”) (provided that, in the event that the Relevant Collateral Rig Contract has expired or terminated and such Collateral Rig is not subject to, or scheduled to become subject to another Relevant Collateral Rig Contract within the next 270 days (or such later date as may be approved by the Administrative Agent), the Company shall, or shall cause any applicable Restricted Subsidiary to, promptly take such actions necessary to terminate or delete such “foreign bareboat,” temporary bareboat registration or temporary re-flagging (or equivalent) for such Collateral Rig and return or re-flag such Collateral Rig to an Acceptable Flag Jurisdiction), so long as (i) such action is not prohibited by the laws of the jurisdiction of the vessel or ship registry or flag (x) under which such Collateral Rig is then currently registered in the name of the applicable Collateral Rig Owner and (y) under which such Collateral Rig is to have a foreign bareboat or temporary bareboat registration or a temporary flag (or equivalent) pursuant to this clause (a), (ii) the Collateral Rig Mortgage over such Collateral Rig is not prohibited by the laws of such jurisdictions or required to be released in connection therewith and (iii) such Collateral Rig Mortgage shall remain as a legal, valid and binding obligation in full force and effect under the existing flag jurisdiction in which such Collateral Rig is registered in the name of the applicable Collateral Rig Owner and enforceable according to its terms; (b) in connection with any such “foreign bareboat,” temporary bareboat registration or temporary re-flagging (or equivalent) referred to in clause (a) above, a temporary or provisional suspension (or similar) of registration issued by the vessel or ship registry of the Acceptable Flag

Jurisdiction in which the relevant Collateral Rig is registered in the name of the applicable Collateral Rig Owner or of the right to fly the flag of such Acceptable Flag Jurisdiction; and (c) any other change of flag or vessel and/or ship registry to an Acceptable Flag Jurisdiction (including a termination or deletion of any “foreign bareboat,” temporary bareboat registration or temporary re-flagging (or equivalent) referred to in clause (a) above and return or re-flagging to an Acceptable Flag Jurisdiction).

Section 7.13. Sanctions and Anti-Corruption Laws.

Neither the Company nor any of its Restricted Subsidiaries shall be in material breach of any Anti-Corruption Laws, Sanctions Laws and Regulations or has received notice of a claim, action, suit, proceeding or investigation against it, in each instance formally initiated in writing by a regulatory or enforcement authority with respect to a material violation of Anti-Corruption Laws, Sanctions Laws and Regulations, in each case that would reasonably be expected to have a Material Adverse Effect.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default by any Credit Party in the payment of any principal amount of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 8.1(a)) payable under any Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) the Company or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1 (solely with respect to the legal existence of the Company or any Required Guarantor), Section 6.6(d)(i), Section 6.8, Section 6.12(c), Section 6.16 or in Article 7;

(d) any representation or warranty made or deemed made herein or in any other Credit Document (except any Application or any Letter of Credit) by the Company or any of its Subsidiaries proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) the Borrower, the Company or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 8.1(a) through (d)) or any other Credit Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default;

(f) the Company or any other Credit Party shall fail to make any payment of principal or interest in respect of any Material Indebtedness as and when due (beyond any applicable grace periods);

(g) any event of default in respect of Material Indebtedness shall occur (with all applicable grace periods having expired) that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or permits the holder or holders thereof (or any trustees or agents on its or their behalf) (with the giving of notice or the lapse of time or both) to accelerate the maturity of such Indebtedness or (ii) requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity, other than a usual and customary asset sale tender offer;

(h) the Company, the Borrower, any Credit Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country and such action remains undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States), (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator, provisional liquidator or similar official for it or any substantial part of its property under the Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, provisional liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 8.1(h);

(i) a custodian, receiver, trustee, liquidator, provisional liquidator or similar official is appointed for the Company, the Borrower, any Credit Party or any Significant Subsidiary or any substantial part of its property under the Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(h)(v) is instituted against the Company, the Borrower, any Credit Party or any Significant Subsidiary in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed (i) in respect of any UK Credit Party or any Significant Subsidiary incorporated in the United Kingdom, or any such event occurring in the United Kingdom, for a period of thirty (30) days, and (ii) in respect of any other Credit Party or any other Significant Subsidiary, or any such event occurring in the United States for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States or United Kingdom) for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States or United Kingdom);

(j) there is entered against any Credit Party or any Material Subsidiary one or more final judgments or orders in the United States or in a court of competent jurisdiction in any other jurisdiction for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not paid or not covered by insurance (subject to customary deductible)) and such judgment(s) or order(s) shall not have been satisfied, vacated, discharged or stayed, bonded pending an appeal or are otherwise being appropriately contested in good faith in a manner that stays execution, in any such case, for a period of (i) with respect to any judgments or orders that are rendered in the United States or in the United Kingdom, thirty (30) consecutive days after the entry thereof and (ii) with respect to any other judgments or orders, sixty (60) consecutive days after the entry thereof;

(k)(i)(A) a Credit Party or an ERISA Affiliate fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Credit Party or an ERISA Affiliate in excess of the Dollar Equivalent of $50,000,000 (a “Material Plan”) is filed under Title IV of ERISA; (B) the PBGC institutes proceedings under Title IV of ERISA to terminate, or to cause a trustee to be appointed to administer, any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against a Credit Party or an ERISA Affiliate to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (C) the occurrence of an ERISA Event; and (ii) the occurrence of one or more of the matters in the preceding clause (i) could reasonably be expected to result in liabilities in excess of the Dollar Equivalent of $50,000,000.

(l) a Change of Control shall occur;

(m)(i) any Credit Document after delivery thereof shall for any reason (except to the extent permitted by the terms hereof or thereof) ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Company or a Guarantor party thereto or shall be repudiated by any of them, or (ii) the Collateral Documents shall cease to create valid and perfected Liens of the priority required thereby on any Collateral Rig or any other Collateral purported and required to be covered thereby to secure the Obligations having a fair market value in excess of the Dollar Equivalent of $50,000,000 and such failure shall continue unremedied for a period of sixty (60) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default (in any such case of this clause (ii), except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guaranty Requirements or results from the failure of any Agent to maintain possession of Collateral actually delivered to it or to file Uniform Commercial Code continuation statements (or other similar filings in the relevant jurisdiction)), or the Company or any other Credit Party or any of their Affiliates shall so state in writing; or

(n) any party to the Intercreditor Agreement (other than the Administrative Agent, the Common Security Agent or any Lender) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or a representation or warranty given by such party in the Intercreditor Agreement is incorrect in any material respect, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Company and (B) a Responsible Officer otherwise becoming aware of such default.

Section 8.2. Non-Bankruptcy Defaults. When any Event of Default (other than a Specified Bankruptcy Event of Default) has occurred and is continuing, the Administrative Agent shall, by notice to the Company: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower; and (c) if so directed by the Required Lenders, demand that the Company immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Company agrees to immediately make such payment, and the Borrower acknowledges and agrees that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders and the Issuing Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3.Bankruptcy Defaults. When any Specified Bankruptcy Event of Default has occurred, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all obligations of the Lenders and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Company shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Lenders, the Issuing Banks and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, the Issuing Banks and the Administrative Agent shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

Section 8.4.Collateral Account~~.~~ .

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.2 or Section 8.3, the Borrower shall forthwith pay the amount required to be so prepaid to be held by the Administrative Agent as provided in Section 8.4(b) below.

(b) All amounts prepaid pursuant to Section 8.4(a) above or pursuant to Section 2.12(g) shall be held as Cash Collateral by the Administrative Agent in a separate collateral account (such account, the “Collateral Account”) as security for, and for application to (i) the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, (ii) any unallocated Fronting Exposure or (iii) the payment of any Revolving Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Common Security Agent, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Borrower, the Administrative Agent shall invest and reinvest cash held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Borrower, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. At such time when (A) (x) the Borrower shall have made payment of all Collateralized Obligations then due and payable and (y) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Borrower any remaining amounts and assets held in the Collateral Account; provided that if the Collateral Account is being released pursuant to clause (A) of this sentence and any Letter of Credit then remains outstanding, the Borrower, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the Required Lenders in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that an Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Borrower. In addition, if the aggregate amount on deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Borrower.

Section 8.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 8.6. Expenses. The Borrower agrees to pay to each Agent, each Issuing Bank and each Lender all reasonable and documented out-of-pocket expenses incurred or paid by such Agent, Issuing Bank or such Lender, including reasonable and documented attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents; provided that in the case of out-of-pocket attorneys’ fees, such expenses shall be limited to the reasonable and documented fees and disbursements of (i) a single primary counsel for the Administrative Agent, (ii) a single primary counsel for the Common Security Agent, (iii) a single primary counsel for all of the Issuing Banks and the Lenders in the aggregate, (iv) one special counsel or local counsel as reasonably necessary in any relevant jurisdiction for all of the Agents, the Issuing Banks and the Lenders in the aggregate and (v) solely in the case of actual or bona fide perceived conflict of interest in the case of clause

(iv) above (a) as between the Administrative Agent, on one hand, and the Common Security Agent, on the other hand, one separate special counsel or local counsel, as applicable, as reasonably necessary in any relevant jurisdiction for the Administrative Agent and the Common Security Agent, or (b) as between the Agents, on one hand, and the Issuing Banks and/or the Lenders, on the other hand, one separate special counsel or local counsel, as applicable, as reasonably necessary in any relevant jurisdiction for the Issuing Banks and the Lenders in the aggregate.

Section 8.7. Distribution and Application of Proceeds . After the occurrence of and during the continuance of an Event of Default, any payment to any Agent, any Issuing Bank or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent, the Common Security Agent, all Issuing Banks and all Lenders and subject to the provisions of the Intercreditor Agreement in the case of proceeds of Collateral other than the Collateral Account):

(a) first, to the payment of that portion of the Secured Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Agents, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Agents, the Issuing Banks or the Lenders under this Agreement or any other Credit Document or otherwise arising out of or in connection with this Agreement or any other Credit Document;

(b) second, to the payment of that portion of the Secured Obligations constituting any and all reasonable out-of-pocket costs and expenses of the Issuing Banks and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses (subject to the limitations set forth in Section 8.6), as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c) third, to the payment of that portion of the Secured Obligations constituting any due and unpaid fees to any Agent, any Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to each Agent, each Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Agents, all Lenders and all Issuing Banks collectively, until all such fees have been paid in full;

(d) fourth, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(e) fifth, to the payment of that portion of the Secured Obligations constituting the outstanding due and payable principal amount of each of the Loans and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 8.4(a) has not been complied with)), any amounts owed in respect of Specified Swap Agreement Obligations, the amount of the outstanding Specified Cash Management Obligations and the amount of the outstanding Specified Bilateral Obligations, pro rata in the proportion in which the outstanding principal amount of such Loans and Obligations and the amount of such outstanding Reimbursement Obligations owing to each applicable Secured Party, together (if Section 8.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, any amounts owed in respect of Specified Swap Agreement Obligations, the amount of such outstanding Specified Cash Management Obligations and the amount of such outstanding Specified Bilateral Obligations, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 8.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit, any amounts owed in respect of Specified Swap Agreement Obligations, outstanding Specified Cash Management Obligations and outstanding Specified Bilateral Obligations. In the event that any such Letters of Credit, or any portions thereof, terminate or expire without any pending drawing thereon, any Cash Collateral therefor shall be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

(f) sixth, to the payment of that portion of the Secured Obligations constituting any other outstanding Secured Obligations then due and payable until all such Secured Obligations have been paid in full; and

(g) seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification or similar obligations not then due and payable and Letters of Credit that have been Cash Collateralized), to Borrower or as the Borrower may direct unless otherwise directed by a court of competent jurisdiction.

ARTICLE 9

CHANGE IN CIRCUMSTANCES

Section 9.1. Change in Law~~.~~ .

(a) Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain any Loans, or any Issuing Bank to issue any Letter of Credit or to provide payment thereunder in any Specified Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower, and such Lender’s or Issuing Bank’s obligations to fund any affected Loans or make, continue or convert such Loans under this Agreement, or to issue any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue such Letters of Credit.

(b) Upon the giving of the notice to the Borrower referred to in Section 9.1(a) above in respect of any such Loan, and provided the Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Loan of such Lender shall be automatically converted to a RFR Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and if ~~Adjusted~~ Daily Simple SOFR is not available, such outstanding Loan of such Lender shall be automatically converted to a Base Rate Loan and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a RFR Loan, and if ~~Adjusted~~ Daily Simple SOFR is not available, as a Base Rate Loan, which RFR Loan or Base Rate Loan, as applicable, shall, for all other purposes, be considered part of such Borrowing.

(c) Any Lender or Issuing Bank that has given any notice pursuant to Section 9.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans or issue such Letters of Credit, give prompt written notice thereof to the Borrower and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans or issue such Letters of Credit shall be reinstated.

Section 9.2.Alternate Rate of Interest .

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 9.2, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the ~~Adjusted~~ Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable ~~Adjusted~~ Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the ~~Adjusted~~ Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, ~~Adjusted~~ Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing.

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Request in accordance with the terms of Section 2.3, any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be a Borrowing Request for an RFR Borrowing so long as the ~~Adjusted~~ Daily Simple SOFR is not also the subject of Section 9.2(a)(i) or (ii) above (or a Base Rate Borrowing if Daily Simple SOFR is not available); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 9.2(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Request in accordance with the terms of Section ~~2.2~~2.3, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an RFR Borrowing so long as the ~~Adjusted~~ Daily Simple SOFR is not also the subject of Section 9.2(a)(i) (or a Base Rate Borrowing if Daily Simple SOFR is not available).

(b) Notwithstanding anything to the contrary herein or in any other Credit Document (and any Swap Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 9.2), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (~~London~~New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Credit Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 9.2(e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 9.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 9.2.

(e) Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an RFR Borrowing so long as the ~~Adjusted~~ Daily Simple SOFR is not the subject of a Benchmark Transition Event (or a Base Rate Borrowing if Daily Simple SOFR is not available). Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the ~~Adjusted~~ Term SOFR Rate for such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 9.2, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute an RFR Borrowing so long as the ~~Adjusted~~ Daily Simple SOFR is not the subject of a Benchmark Transition Event (or a Base Rate Borrowing if Daily Simple SOFR is not available).

Section 9.3. Increased Cost and Reduced Return~~.~~ .

(a) If, a Change in Law, or compliance by any Agent, any Lender or Issuing Bank (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date such Agent, such Issuing Bank, or such Lender becomes an Agent, an Issuing Bank or a Lender):

(i) subjects any Lender or Issuing Bank to any Tax related to any Term Benchmark Loan, Reimbursement Obligation, or its obligation to advance or maintain Term Benchmark Loans or issue any Letter of Credit (in each case other than (a) Taxes described in Sections 3.3(a)(i) through (vi), (b) Indemnified Taxes, or (c) any taxes governed by Section 11.3 or Section 11.4);

(ii) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Federal Reserve Board) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its Term Benchmark Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participations in any thereof, or its obligation to advance or maintain Term Benchmark Loans, issue Letters of Credit or participate in any thereof; or

(iii) imposes on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or Issuing Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its applicable Lending Office) (whether of principal, interest or any other amount) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Borrower shall be obligated to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.

(b) If, after the date hereof, any Agent, any Lender or any Issuing Bank reasonably determines that a Change in Law affecting such Agent, Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s capital or on the capital of such Lender’s, Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company) by an amount reasonably deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such reduction suffered or the Borrower may prepay all Term Benchmark Loans of such Lender or obtain the cancellation of all such Letters of Credit.

(c) Each of the Agents, the Lenders and the Issuing Banks that determines to seek compensation under this Section 9.3 shall give written notice to the Borrower and, in the case of a Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Agent, such Lender or such Issuing Bank to such compensation no later than ninety (90) days after such Agent, such Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth (90th) day preceding such written demand; provided that if the basis or circumstances in respect of this Section 9.3 giving rise to such compensation is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Agents, the Lenders and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of such Agent, such Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender or any Issuing Bank or the obligations of the Borrower under this Section 9.3. A certificate of any Agent, any Lender or any Issuing Bank, as applicable, claiming compensation under this Section 9.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by such Agent, such Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof. In determining such amount, such Lender or such Issuing Bank may use any reasonable averaging and attribution methods.

Section 9.4. Lending Offices. The Administrative Agent, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Loan or Letter of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Borrower, no Borrower shall be responsible for the costs arising under Section 3.3 or Section 9.3 resulting from any such transfer to the extent not otherwise applicable to such Lender or such Issuing Bank prior to such transfer.

Section 9.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender and each Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.

Section 9.6. Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or given notice of its intention to demand compensation under Section 9.3, (b) a Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender or Issuing Bank gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (e) any Lender or Issuing Bank is a Defaulting Lender or a Protesting Lender or has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any Taxes referred to in Section 3.3, Section 11.3 or Section 11.4 have been levied or imposed so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender or Governmental Authority, or other reimbursement or indemnification of any Lender or Issuing Bank as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Borrower, or shall fail to give its consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication”, (i) an Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or (j) any Lender or Issuing Bank ceases to be entitled to complete exemption from U.S. federal withholding Tax under FATCA with respect to payments to be received pursuant to any Credit Document or L/C Document (as if such payments were U.S. source) or so notifies the Borrower under Section 3.3(b), then and in such event, upon request from the Borrower delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.11 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Borrower, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Section 2.11, Section 3.3, Section 9.3 and Section 11.14.

ARTICLE 10

THE AGENTS; ISSUING BANKS; RELEASE OF GUARANTIES AND LIENS

Section 10.1. Appointment and Authorization of the Agents. Each of the Lenders, and the Issuing Banks (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby irrevocably appoints ~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A. as the Administrative Agent under the Credit Documents. Each of the Lenders, the Issuing Banks and the Administrative Agent (and, by its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any of the Credit Documents, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each other Person for whose benefit any Agent is granted a Lien on Collateral pursuant to the terms of the Collateral Documents) hereby irrevocably appoints GLAS Trust Company LLC as the Common Security Agent under the Credit Documents. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes each Agent to take such actions as agent, security agent or collateral trustee, as applicable, on each of its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby grants to each Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes each Agent to execute and deliver, and to perform its obligations under, each of the Credit Documents to which such Agent is a party, and to exercise all rights, powers and remedies that such Agent may have under such Credit Documents. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) hereby authorizes the Administrative Agent and the Common Security Agent (as applicable) to enter into any other subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each Lender each Issuing Bank hereby authorizes acknowledges that the Intercreditor Agreement and any other such intercreditor agreement (or amendment, modification, supplement or joinder) is binding upon such Lender and each Issuing Bank, as applicable. Each Lender and each Issuing Bank (including, in each case, in its capacity as a holder of any Specified Swap Agreement Obligations and/or Specified Cash Management Obligations) agrees that (a) no Secured Party (other than an Agent acting upon the direction of the Required Lenders) shall have the right individually to seek to realize upon or enforce the security granted by, or to exercise rights or remedies under, any Collateral Document or any Guaranty provided under any Credit Document, it being understood and agreed that such rights and remedies may be exercised solely by an Agent (acting at the direction of the Required Lenders) for the benefit of the Secured Parties upon the terms of the Credit Documents and (b) in the event that any Collateral is now or hereafter pledged by or otherwise subject to a Lien granted by any Person as collateral security for the Secured Obligations, each Agent is hereby authorized (but not obliged), and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of such Agent on behalf of the Secured Parties, including each holder of any Specified Swap Agreement Obligations and each holder of any Specified Cash Management Obligations. Each of the Arranger and the Lenders (collectively, “Finance Parties”) hereby exempts each Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify each Agent accordingly and, upon request of such Agent, either act in accordance with the terms of this Agreement and/or any other Credit Document as required pursuant to this Agreement and/or such other Credit Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

Section 10.2. Rights and Powers. Each Agent, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent, and each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliates as if it were not an Agent under the Credit Documents. The term “Lender” as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, each Agent in its individual capacity as a Lender. In the event that ~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of ~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A. in its capacity as the Administrative Agent for the benefit of any Lender, the Common Security Agent or any Issuing Bank under any Credit Document (other than ~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A. or an Affiliate of ~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act. In addition to any other rights and remedies granted to each Agent and the Lenders in the Credit Documents, each Agent on behalf of the Lenders and other Secured Parties may exercise all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or any notice required by any Credit Document) to or upon any Credit Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Credit Party of any cash collateral arising in respect of the Collateral on such terms as any Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise Dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. Any Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Credit Party, which right or equity is hereby waived and released by the Company on behalf of itself and its Subsidiaries. The Company further agrees on behalf of itself and the other Credit Parties, at the Administrative Agent’s or other applicable Agent’s reasonable request (acting at the direction of the Required Lenders), to assemble the Collateral and make it available to the applicable Agent at places which such Agent shall reasonably select, whether at the premises of a Borrower, another Credit Party or elsewhere. The Administrative Agent or other applicable Agent shall apply the net proceeds of any action taken by it pursuant to this Article 10, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agents and the Lenders hereunder, including reasonable attorneys’ fees and disbursements (subject to the limitations set forth in Section 11.14), to the payment in whole or in part of the obligations of the Credit Parties under the Credit Documents (in any such case, to the extent such amounts were required to be paid or reimbursed by any Credit Party pursuant to the Credit Documents), in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Credit Party. To the extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, waives all Liabilities it may acquire against any Agent arising out of the exercise by them of any rights hereunder, in any such case, except to the extent arising out of such Person’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder or under any other Credit Document, as determined pursuant to a judgment of a court of competent jurisdiction. If any notice of a proposed sale or other Disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other Disposition. Action by any Agent. The obligations of each Agent under the Credit Documents are only those expressly set forth therein. Neither the Arrangers nor any other Agent shall have any duties, responsibilities, or obligations hereunder in such capacity. Without limiting the generality of the foregoing, no Agent shall be required to take any action concerning any Default or Event of Default, except as expressly provided in Section 8.2 and Section 8.5. Unless and until the Required Lenders (or, if required by Section 11.12, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 8.1(c)), any Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall any Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action. Each Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Credit Documents do not require an Agent to take specific action, such Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders.

Section 10.4. Consultation with Experts. Any Agent may consult with legal counsel (which may be counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5. Indemnification Provisions; Credit Decision.

(a) No Agent or any of its Related Parties shall be (i) liable for any action taken or not taken by them in connection with the Credit Documents (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Credit Documents), or (y) in the absence of their own gross negligence, violation of law, or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recital, statement, warranty or representation made in connection with this Agreement, any other Credit Document, any Borrowing or any issuance of a Letter of

Credit or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document (including, for the avoidance of doubt, in connection with any Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations hereunder or thereunder.

(b) No Agent shall be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 6.6(d) unless and until written notice thereof is given to the Administrative Agent and the Common Security Agent by the Borrower stating that it is a “notice under Section 6.6(d)” in respect of this Agreement and identifying the specific clause under Section 6.6(d) in respect of which such notice is given, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent and the Common Security Agent by the Borrower, a Lender or an Issuing Bank. Further, no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Credit Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c) Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Credit Document ~~by or through~~ by or through any one or more sub-agents appointed by the such Agent. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence, violation of law, or willful misconduct in the selection of such sub-agent.

(d) No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Agents may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such owner in form satisfactory to the Administrative Agent. Each of the Lenders acknowledges that it has independently, and without reliance on any Agent, any Arranger, any other Agent, any other Lender or any of their respective Related Parties, obtained such information and made such investigations and inquiries regarding the Company and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, and the Agents and any Arranger shall have no liability whatsoever to any Lender or their respective Related Parties for such matters. The Agents and the Arrangers shall have no duty to disclose to the Lenders or their respective Related Parties information that is not required by any Credit Document to be furnished by the Company or any Subsidiaries to the Agents and the Arrangers but is voluntarily furnished to any of the Agents (either in its capacity as an Agent or in its individual capacity) or the Arrangers.

(e) No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 10.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold each Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.

Section 10.7. Resignation.

(a) Resignation of Agents; Successor Agents.

(i) The Administrative Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower

(which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(ii) Notwithstanding clause (i) of this Section 10.7(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (A) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents; provided that solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Lenders and the Issuing Bank, the retiring Administrative Agent shall continue to be vested with such security interest as gratuitous agent for the benefit of the Lenders and the Issuing Bank, and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 10.7 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (B) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (1) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (2) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article 10, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (A) above.

(b) Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 11.11(b), such Issuing Bank may, upon thirty (30) days’ prior written notice to the Borrower, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Borrower may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

(c) Resignation of Common Security Agent. The Common Security Agent may resign in accordance with the terms of the Intercreditor Agreement.

Section 10.8. Collateral and Guaranty Matters; Holders of Specified Swap Agreement Obligations, Specified Cash Management Obligations and Specified Bilateral Obligations .

(a) Subject to the terms of the Intercreditor Agreement, each of the Lenders and the Issuing Banks (and, by its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any Credit Document, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each other Person for whose benefit any Agent is granted a Lien on Collateral pursuant to the terms of the Collateral Documents) hereby authorizes and directs (a) GLAS Trust Company LLC to act as Common Security Agent under each Collateral Document, (b) the Common Security Agent, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to Collateral Documents, as contemplated by Section 4.2, Section 6.12, Section 6.13, the terms of the Collateral Documents and/or the Agreed Security Principles or as necessary or advisable in connection with (x) transfers of, or changes of flag, owner, vessel registry and/or ship registry of, any Collateral Rig permitted by Section 6.14 or Section 7.12 (including to execute and deliver any consents or Lien releases or satisfactions that any relevant vessel registry and/or ship registry requires from any Agent in connection therewith) and/or (y) any other actions or transactions permitted by any such Section or Collateral Document, (c) the Common Security Agent and/or any other Agent to (i) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors from their respective obligations under any Collateral Document at any time and from time to time in accordance with the provisions of the Collateral Documents, the Agreed Security Principles and Section 11.30, (ii) ~~release any and all Harsh Environment Subsidiaries from the Lien created by the Collateral Documents, and/or release any and all Harsh~~

~~Environment Subsidiaries from their respective guarantees under the Guarantee Agreement upon the occurrence of the Harsh Environment Subsidiary Release Condition~~[reserved], (iii) take the actions contemplated by Section 11.30(d) with respect to the Existing Credit Agreement (and the Borrower and each Lender that was a Lender under the Existing Credit Agreement hereby agrees that each Agent shall be entitled to all exculpations, indemnities, rights, privileges and immunities set forth in each Credit Document (as defined in the Existing Credit Agreement) in connection therewith) and (iv) execute and deliver, and take any action referred to in Section 11.30, to evidence any such release or subordination and (d) the Common Security Agent to receive, hold, administer and enforce the Collateral Rig Mortgages covering the Collateral Rigs.

(b) None of the holders of any Specified Swap Agreement Obligations, any Specified Cash Management Obligations or any Specified Bilateral Obligations shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of any Guaranty under any Credit Document or the Collateral (including the release or impairment of any Guaranty under any Credit Document or any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article 10 or Section 8.7 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any of the Specified Swap Agreement Obligations, any Specified Cash Management Obligations and/or any Specified Bilateral Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Specified Swap Agreement Obligations, Specified Cash Management Obligations or Specified Bilateral Obligations, as the case may be. By its acceptance of the benefit of any Lien on Collateral pursuant to the terms of the Collateral Documents and/or any Guaranty provided under any of the Credit Documents, each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each holder of any Specified Bilateral Obligations not a party to this Agreement shall, by such acceptance, be deemed to have acknowledged and accepted the appointment of each of the Agents pursuant to the terms of this Article 10 for itself and its Affiliates as if a “Lender” party hereto.

(c) Each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations and each holder of any Specified Bilateral Obligations hereby authorizes each of the Agents to enter into any subordination agreement or intercreditor agreement or arrangement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each holder of any Specified Swap Agreement Obligations, each holder of any Specified Cash Management Obligations each holder of any Specified Bilateral Obligations acknowledges that any such subordination agreement or intercreditor agreement or arrangement (and any such amendment, modification, supplement or joinder) is binding upon such holder of Specified Swap Agreement Obligations, such holder of Specified Cash Management Obligations or such holder of Specified Bilateral Obligations, as applicable.

Section 10.9. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral: (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent or other applicable Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.12 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 10.10. Certain ERISA Matters~~.~~ .

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Credit Party, that none of any Agent, any Arranger, any other Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(c) The Agents and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or security trustee fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.11. Acknowledgements of Lenders and Issuing Banks~~.~~ .

(a) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or such Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or such Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or such Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the ~~Relevant~~NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 10.11(a) shall be conclusive, absent manifest error.

(b) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the ~~Relevant~~NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Credit Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent or the Common Security Agent (as applicable) shall be subrogated to all the rights of such Lender or such Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party.

(d) Each party’s obligations under this Sections 10.11(a) ~~and~~through (~~d~~c) shall survive the resignation or replacement of the Administrative Agent, the Common Security Agent or any transfer of rights or obligations by, or the replacement of, a Lender, an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

(e) Each Lender and each Issuing Bank represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, the Common Security Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Common Security Agent any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.12.Withholding~~.~~. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any Governmental Authority asserts a claim that such Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the relevant Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify each Agent fully for all amounts paid or payable, directly or indirectly, by the relevant Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document or otherwise payable by the relevant Agent to the Lender from any other source against any amount due the relevant Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of an Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, of the Commitments and the repayment, satisfaction or discharge of all other Obligations under any Credit Document. For purposes of this Section 10.12, the term “Lender” includes any Issuing Bank.

Section 10.13.Common Security Agent. The Common Security Agent is entering into this Agreement not in its individual capacity but solely in its capacity as Collateral Trustee under and as defined in the Intercreditor Agreement and in entering into this Agreement and acting hereunder, the Common Security Agent shall be entitled to all the rights, protections and immunities granted to the Common Security Agent under the Intercreditor Agreement and any other Credit Document.

No provision of this Agreement, or any of the other Credit Document shall require the Common Security Agent to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action. If it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Common Security Agent may decline to act unless it receives indemnity or security satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested. The Common Security Agent shall be under no obligation or duty to take any action under this Agreement, any of the Credit Documents or otherwise if taking such action (i) would subject the Common Security Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Common Security Agent to qualify to do business in any jurisdiction where it is not then so qualified.

Beyond the exercise of reasonable and commercial care in the custody of Collateral in its possession, the Common Security Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Notwithstanding anything in any Credit Documents to the contrary the Common Security Agent will not be responsible for the preparation, filing or recording of any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Common Security Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Common Security Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Common Security Agent in good faith.

ARTICLE 11

MISCELLANEOUS

Section 11.1.No Waiver . No delay or failure on the part of any Agent, any Lender or any Issuing Bank, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Agents, the Lenders, and the Issuing Banks are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 11.2.Non-Business Day . Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 11.3.Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp or similar Taxes payable with respect to any Credit Document or any Loan Transactions contemplated thereby, including interest and penalties, other than any such Taxes imposed (i) as a result of any assignment, participation, or transfer by a Lender or Issuing Bank of its rights and obligations under the Credit Documents (other than an assignment pursuant to Section 3.3(a), Section 9.3(c) or Section 9.6) or (ii) before the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, in case of voluntary registration

(présentation àl’enregistrement) or pursuant to a contractual obligation when such registration is not required to maintain or preserve the rights of any Lender under any Credit Document or any Loan Transactions. Each Lender and each Issuing Bank that determines to seek compensation under this Section 11.3 shall give written notice to the Borrower and, in the case of a Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender or such Issuing Bank to such compensation no later than ninety (90) days after such Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim under this Section 11.3.

Section 11.4.Value Added Tax.

(a) All amounts (including costs and expenses) expressed to be payable under a Credit Document by any Credit Party to a Lender, Issuing Bank or Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply. If VAT is or becomes chargeable on any supply by any Lender, Issuing Bank or Agent to any Credit Party under a Credit Document and such Lender, Issuing Bank or Agent is required to account to the relevant tax authority for the VAT, that Credit Party must pay to such Lender, Issuing Bank or Agent, as the case may be, (in addition to any other consideration for such supply) an amount equal to the amount of the VAT upon receipt by the Credit Party of a valid VAT invoice.

(b) If VAT is or becomes chargeable on any supply made by any Lender, Issuing Bank or Agent (the “Supplier”) to any other Lender, Issuing Bank or Agent (the “Recipient”) under a Credit Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)(where the Supplier is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)(where the Recipient is the Person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Credit Document requires any party to reimburse or indemnify a Lender, Issuing Bank or Agent for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender, Issuing Bank or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender, Issuing Bank or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 11.4 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom).

(e) In relation to any supply made by a Lender, Issuing Bank or Agent to any party under a Credit Document, if reasonably requested by such Lender, Issuing Bank or Agent, that party must promptly provide the relevant Lender, Issuing Bank or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with the relevant Lender, Issuing Bank or Agent’s VAT reporting requirements in relation to such supply.

Section 11.5.Survival of Representations . All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Facility Termination.

Section 11.6.Survival of Indemnities . All indemnities and all provisions relative to reimbursement to the Lenders and the Issuing Banks of amounts sufficient to protect the yield of the Lenders and the Issuing Banks with respect to the Loans and the L/C Obligations, including, but not limited to, Section 2.11, Section 8.6, Section 9.3, Section 11.3 and Section 11.14 hereof, shall, subject to Section 9.3(c), survive Facility Termination and, with respect to any Lender, any Issuing Bank, any replacement by the Borrower of such Lender pursuant to the terms hereof, in each case for a period of one (1) year.

Section 11.7.Setoff . In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender and each Issuing Bank is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower (subject to the last sentence of this Section 11.7) or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand hereunder. Each Lender or each Issuing Bank shall promptly give notice to the Borrower and the Administrative Agent of any action taken by it under this Section 11.7; provided that any failure of such Lender or such Issuing Bank to give such notice to the Borrower or the Administrative Agent shall not affect the validity of such setoff. Each Lender and each Issuing Bank agrees with each other Lender and each other Issuing Bank a party hereto that, if such Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders and the Issuing Banks hereunder, then such Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender or Issuing Bank as shall be necessary to cause such Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders and the Issuing Banks; provided, however, that, if any such purchase is made by any Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Bank, the related purchases from the other Lenders or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided, further that notwithstanding the foregoing, Specified Cash Management Providers in respect of the Company’s main cash pooling arrangements may retain up to $5,000,000 in the aggregate of amounts received through rights of setoff (or similar rights) under the applicable group account system agreement; provided, further, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and the Issuing Banks and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 11.8 Notices~~.~~ .

(a) Except as otherwise specified herein and except as otherwise provided in Section 11.8(b), all notices and other communications provided for under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, delivered by courier, mailed by certified or registered mail or by other telecommunication device (including email) capable of creating a written record of such notice and its receipt. Notices and other communications provided for under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Borrower or, in the case of Persons becoming Lenders after the Effective Date, on their applicable Assignment Agreements (or other instrument pursuant to which such Lender became a Lender hereunder), and to the Borrower, the Agents and the Issuing Banks:

To the Borrower:	Seadrill Finance Limited
C/O Seadrill ~~Management~~ Limited
~~2nd Floor, Building 11~~
~~Chiswick Business Park~~
~~566 Chiswick High Road~~
~~London W4 5YS~~
~~Attn: Shaen Cullen, Shaen.Cullen@Seadrill.com~~
4425 Westway Park Blvd., Suite 170,

Houston, Texas 77041
Attention: Todd Strickler
Phone: 346-479-8349
~~Todd Strickler, Todd.Strickler@Seadrill~~E-Mail: todd.strickler@seadrill.com

In each case, with a	Baker Botts L.L.P.
further copy to:	2001 Ross Avenue, Suite 900
Dallas, Texas 75201
Attn: Luke A. Weedon
Phone: +1.214.953.6970
Email: luke.weedon@bakerbotts.com

To the Administrative Agent provided to	To the address or addresses separately
from the Borrower:	the Borrower

To the Administrative Agent:	~~J.P. Morgan SE~~JPMorgan Chase Bank, N.A.
from the Lenders	131 S Dearborn St, Floor 04
Chicago, Illinois 60603
Attn: Loan and Agency Servicing
~~25 Bank Street, Canary Wharf~~

~~London E14 5JP~~

~~Tel: +44 (0) 20 7742 1000~~

Email: ~~emea.london~~jpm.agency. cri@jpmorgan.com

Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Virtual Data
rooms: Email: agency.dataroom@jpmorgan.com

To DNB Bank ASA, ~~Oslo~~ New York	DNB Bank ASA, New York Branch
Branch as Issuing Bank:	~~Dronning Eufernias Gate~~ 30 Hudson
Yards, 81st Floor

500 West 33rd Street
New York, New York 10001
~~0191 Oslo~~

~~Norway~~
Attn: ~~International~~New York Guarantees ~~Department~~
Email: ~~int.guarantees~~nyguarantees@dnb.no

To the Common Security Agent:	GLAS Trust Company LLC
3 Second Street, Suite ~~206~~203
Jersey City, NJ 07311
Attn: Transaction Management
~~Attention: Transaction Management~~ Telephone: 201-839-2181 Email:TMGUS@glas.agency clientservices.americas@glas.agency

with a copy to	White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Telephone: 212-819-8200
Email: rbennett@whitecase.com and viktor.braun@whitecase.com

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the email address or facsimile number specified in this Section 11.8 or pursuant to Section 11.11 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8, or pursuant to Section 11.11; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.8(b) or as otherwise specified to the Borrower by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including email or facsimile communication) and mailed, emailed, faxed or delivered pursuant to this Section 11.8(a).

(b) Posting of Communications. The Borrower will provide to each Agent all information, documents and other materials that it is obligated to furnish to such Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”, and all such excluded communications being referred to herein collectively as “Borrower Communications”), by transmitting the Communications in an electronic/soft medium to ~~emea.london~~jpm.agency.cri@jpmorgan.com.

The Borrower further agrees that (i) the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Platform”) and (ii) the Administrative Agent shall, and the Borrower hereby expressly authorizes the Administrative Agent to, promptly (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public-Siders and/or (B) provide the DQ List to each Lender requesting the same. The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE COMPANY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, VIOLATION OF LAW OR WILLFUL MISCONDUCT.

Each Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each of the Lenders and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or such Issuing Bank’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of any Agent, any Issuing Bank or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(c) Borrower Communications.

(i) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(ii) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Amendment No. 2 Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(iii) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERCOMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS,

IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(iv) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 11.9. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Except as otherwise specified in any Collateral Document with respect to such Collateral Document and/or any Ancillary Document executed and delivered pursuant thereto, delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.8), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the

Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent any Agent has agreed to accept any Electronic Signature, the Agents and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (b) upon the request of any Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders, and the Company and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) each of the Agents and the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-related Person for any Liabilities arising solely from any Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed “.pdf” or “.tif” file or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders, the Issuing Banks, and the Agents, and their respective successors and assigns permitted hereby, and shall inure to the benefit of the Borrower, the Lenders, the Issuing Banks, and the Agents, and their respective successors and assigns permitted hereby, including any subsequent holder of any Note; provided, however, (a) no Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks and the Administrative Agent, (b) the Agents may not assign or otherwise transfer any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 10 and (c) no Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.11. Any Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender or Issuing Bank as a party hereto and the Borrower, the Agents, the other Lenders and the Issuing Banks shall continue to deal solely with such Lender or Issuing Bank in connection with the rights and obligations of such Lender and Issuing Bank under this Agreement.

Section 11.11.Participations in Borrowings and Notes; Sales and Transfers of Borrowing and Notes; Register~~.~~ .

(a) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent or any Issuing Bank, at any time sell to one or more commercial banking or other financial or lending institutions (other than Disqualified Institutions and Defaulting Lenders) participating interests in any Commitment of such Lender hereunder (any such permitted Person to whom such a participating interest is so sold, a “Participant”); provided that no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such Commitment; provided, further, that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of or extend such Lender’s Commitment and such increase or extension would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant or (iv) release any Lien on Collateral securing the Secured Obligations (but only to the extent such release would require the approval or consent of all Lenders), except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any note related to such participated Loans for all purposes under this Agreement, the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrower under any Credit Document. The Borrower agrees that, if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 8.2 or Section 8.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement (including under any Note) to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement (or such Note); provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6. The Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Section 2.11, Section 3.3 and Section 9.3 with respect to its participation in the Commitments and the Revolving Loans outstanding from time to time to the same extent as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred (unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation); provided, further, that Section 9.3(c) and Section 9.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, Section 3.3 or Section 9.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, the Borrower shall not any time be obligated to pay to any Lender any sum in excess of the sum the Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document except as provided above. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Any Lender may at any time assign or sell to (i) any of such Lender’s Affiliates, an Approved Fund or any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of such Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent, the Issuing Banks and, if no Event of Default has occurred and is continuing, the Borrower (it being understood that, if the Borrower has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending institutions not described in clause (i)(any assignee described in clause (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Borrower, the Administrative Agent and the Issuing Banks) and delivered to the Administrative Agent; provided that each such assignment or sale to a Purchasing Lender (other than an existing Lender) shall be in the amount of $5,000,000 or more, or if in a lesser amount or if as a result of such assignment or sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Revolving Loans and participations in Letters of Credit would be less than $5,000,000, such assignment or sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Each partial assignment or sale shall be made as an assignment of a proportionate part of all the transferor Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned. Upon such execution, delivery and acceptance and the recordation thereof in the Register pursuant to Section 11.11(d), from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 3.3, Section 8.6, Section 9.3, Section 11.3 and Section 11.14 with respect to facts and circumstances occurring prior to the effective date of such transfer; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments and Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, any Notes and the other Credit Documents. On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any Commitment or any Revolving Loan hereunder, a new Note to the transferor Lender in an amount equal to the Commitment or Revolving Loans retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”. No such assignment or sale shall be made to (1) the Company or any of the Company’s Affiliates or Subsidiaries, (2) any Disqualified Institution or (3) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent and the Issuing Banks and, to the extent required by Section 11.11(b), by the Borrower), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Borrower is directing the replacement of such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Borrower), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Borrower. No Credit Party shall be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d) If, pursuant to this Section 11.11, any interest in this Agreement or any Loan or Note is transferred (including by reason of a change of the Lending Office of the Lender with respect to such Loan or Note) to (i) any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof or (ii) any transferee that is an entity organized under the laws of the United States or any State thereof and that is disregarded for U.S. federal income tax purposes as separate from any Person organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such transferee (or its owner, as appropriate), concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrower) two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8BEN-E (or any successor form) wherein such transferee (or its owner, as appropriate) either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments of interest to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided that, in the case of subclause (y), such transferee also shall submit a certificate substantially in the form of Exhibit 3.3 to the effect that such transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) to agree (for the benefit of the transferor Lender, the Agents and the Credit Parties) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrower) any additional forms or certifications contemplated by Section 3.3. Any such transferee shall agree to be bound by the provisions of Section 3.3(b) as if such transferee were a Lender. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Notwithstanding any other provisions of this Section 11.11, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon) and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 11.11(f), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 11.12.Amendments, Waivers and Consents . Subject to Section 9.2 and 2.14, any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrower, the Required Lenders, and if the rights or duties of any Agent or any Issuing Bank are affected thereby, such Agent and/or such Issuing Bank, as the case may be and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent or other applicable Agent (with the consent of the Required Lenders), provided that:

(i) no amendment or waiver shall (A) (i) increase or extend any Commitment of any Lender without the consent of such Lender, (ii) extend the maturity date of any Loan held by such Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein and other than a waiver of default interest pursuant to Section 2.7) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (C) release any Cash Collateral for any Collateralized Obligations (other than as provided in accordance with Section 8.4) without the consent of all Lenders, (D) release all or substantially all of the Collateral (or all or substantially all of the value of the Collateral) or release all or substantially all of the Guarantors from their Guaranties of the Obligations (except as expressly provided in Section 11.30) without the consent of all Lenders, (E) change the provisions of Article 4, Section 11.5, Sections 11.15(a) or (b) hereof without the consent of all Lenders, (F) change any provision requiring ratable (x) reduction of Commitments, (y) funding or sharing of payments or (z) Section 3.04 (Application of Proceeds) of the Intercreditor Agreement, or Section 8.7, in each case, without the consent of each Lender adversely affected thereby or (G) without the consent of each Lender adversely affected thereby, amend or otherwise modify this Agreement to (x) subordinate the Lien on all or substantially all of the Collateral securing the Obligations to any Lien securing other Indebtedness or (y) provide for payment subordination of the Obligations unless in connection with a debtor-in-possession financing that does not provide a “roll up” of any existing obligations or use of cash collateral in any proceeding under any debtor relief law;

(ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 11.12 or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents;

(iii) notwithstanding anything to the contrary herein, (A) any Borrowing Request may be amended with the consent of only the Borrower and the Administrative Agent, (B) any Application may be amended with the consent of only the Borrower and the applicable Issuing Bank, (C) any Letter of Credit shall be amended in accordance with Section 2.12 and (D) this Agreement may be amended pursuant to Section 11.12 in accordance with the terms thereof;

(iv) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; and

(v) notwithstanding anything to the contrary herein or in any other Credit Document, without any further action or consent of any other party to this Agreement or other applicable Credit Document:

(A) ~~(A)~~ if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower (and/or other applicable Credit Party and any other applicable Agent, in the case of any Collateral Document) shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect;

(B) ~~(B)~~ the Administrative Agent and the Borrower (and/or other applicable Credit Party and other applicable Agent, in the case of any Collateral Document) shall be permitted to amend, restate, modify or supplement this Agreement or any other Credit Document to add terms and provisions that are more restrictive to the Borrower and its Subsidiaries than those set forth in this Agreement and the other Credit Documents on the Effective Date to the extent contemplated by Section 7.3(h) or Section 7.6;

(C) ~~(C)~~ the Administrative Agent and the Borrower (and/or other applicable Credit Party and other applicable Agent, in the case of any Collateral Document) shall be permitted to amend, restate, modify, waive or supplement this Agreement or any other Credit Document, to enter into any new agreement or instrument and/or to replace any Collateral Document (and, at the request and cost of the Borrower, the applicable Agent shall enter into any such amendment, restatement, modification, waiver, supplement, new agreement, new instrument or replacement), in any such case, in order to (I) comply with local law or advice of local counsel, (II) give effect to the Agreed Security Principles or otherwise cause any Collateral Document or any Guaranty to be consistent with this Agreement (including the Agreed Security Principles) and the other Credit Documents, (III) add Guarantors, Pledgors, and/or Collateral, (IV) otherwise give effect to, or otherwise grant, perfect, protect, expand or enhance, any Lien on any property for the benefit of the Secured Parties (as defined in the Intercreditor Agreement), (V) evidence or give effect to any release or subordination permitted by Section 11.30, (VI) provide for the assumption of a Credit Party’s or Pledgor’s obligations under the applicable Credit Documents in the case of a consolidation, amalgamation, merger or sale of all or substantially all of such Person’s assets in accordance with Section 7.1, and/or (VII) otherwise enhance the rights of any Agent or the rights or benefits generally applicable to the Secured Parties under any Credit Document with respect to Collateral or Guaranty matters; and

(D) ~~(D)~~ no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or any other intercreditor agreement that is, for the purpose of adding the holders or creditors (or a representative with respect thereto) of any Indebtedness subject to and, as a condition to the incurrence of any such Indebtedness permitted by Section 7.03, as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement or such other applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing).

(vi) The Common Security Agent will not be required to enter into any amendment or supplement to this Agreement or any other Credit Document (other than documents contemplated by Schedule 6.15) unless it has received a certificate of any Responsible Officer or any other officer or director of any Credit Party and an opinion of counsel, upon which the Common Security Agent may conclusively rely, stating that such amendment or supplement does not result in a breach of any provision or covenant contained in any of the Credit Documents.

Section 11.13.Headings. Article, Section and clause headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.14. Legal Fees, Other Costs and Indemnification . The Company, promptly after demand by the Administrative Agent or the Common Security Agent, agrees to pay all reasonable, documented out-of-pocket costs and expenses (together with any sales taxes or irrecoverable value added taxes thereon, subject to Section 11.4) of the Agents (including, without limitation, reasonable and documented attorneys’ fees, which shall be limited to the reasonable and documented fees and disbursements of (w) a single primary counsel for the Administrative Agent, (x) a single primary counsel for the Common Security Agent, (y) if reasonably required by the Agents, one special counsel or local counsel in any relevant jurisdiction for all of the Agents) and (z) solely in the case of actual or bona fide perceived conflict of interest in the case of clause (y) above (a) as between the Administrative Agent, on one hand, and the Common Security Agent, on the other hand, one separate special counsel or local counsel, as applicable, as reasonably necessary in any relevant jurisdiction for the Administrative Agent and the Common Security

Agent, or (b) as between the Agents, on one hand, and the Issuing Banks and/or the Lenders, on the other hand, one separate special counsel or local counsel, as applicable, as reasonably necessary in any relevant jurisdiction for the Issuing Banks and the Lenders in the aggregate in connection with the preparation, execution and performance of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Company further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, each Arranger, each Issuing Bank, each Agent, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and related reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable and documented attorneys’ fees and other reasonable and documented out-of-pocket expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) (provided that, in the case of out-of-pocket attorneys’ fees, such expenses shall be limited to the reasonable and documented fees and disbursements of (x) a single primary counsel for all Indemnified Parties, (y) one special counsel or local counsel as reasonably necessary in any relevant jurisdiction for all Indemnified Parties and (z) solely in the case of actual or bona fide perceived conflict of interest in connection with any indemnification, one additional primary counsel (and if, necessary, one special counsel or local counsel in any relevant jurisdiction) for all affected Indemnified Parties similarly situated) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by the Borrower of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party (including the Company or any of its affiliates) or any Governmental Authority involving any Lender (as a lender hereunder), any Affiliate of a Lender, any Arranger, any Issuing Bank or any Agent (in such capacity hereunder) and related to any use made or proposed to be made by a Borrower of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, (c) any investigation of any third party (including the Company or any of its affiliates) or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), any Affiliate of a Lender, any Arranger (in such capacity hereunder), any Issuing Bank (as an issuer of Letters of Credit hereunder) or any Agent (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Company, regardless of whether caused by, or within the control of, the Company (or any of its affiliates) and (d) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing (i) arising out of such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach of its funding obligations hereunder or under any other Credit Document, as determined pursuant to a final and non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (ii) to the extent such indemnification as described in this Section 11.14 relates to Taxes, except any Taxes arising from a non-Tax claim or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Company or any of their Subsidiaries or their respective Affiliates and is brought by an Indemnified Party against another Indemnified Party. The Company, upon demand by any Agent, a Lender, an Affiliate of a Lender, an Arranger, or an Issuing Bank at any time, shall reimburse such other Agent, Lender, Affiliate of a Lender, Agent, Arranger, or Issuing Bank for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of this Section 11.14 (subject to the limitations set forth above in the case of out-of-pocket legal fees). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless arising out of such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach, as determined pursuant to a final and non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party.

Section 11.15. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A) THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES SEADRILL AMERICAS, INC., A TEXAS CORPORATION, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH CREDIT PARTY TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO AND, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE ON THAT DESIGNEE, APPOINTEE AND AGENT. EACH CREDIT PARTY FURTHER WAIVES ANY OBJECTION OR DEFENSE BASED ON SERVICE OF PROCESS MADE IN ACCORDANCE WITH THE FOREGOING SENTENCE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(D) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(E) EACH OF THE CREDIT PARTIES, THE AGENTS, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.15 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED, THE FOREGOING WAIVER SHALL NOT IMPAIR THE COMPANY’S OBLIGATION UNDER SECTION 11.14 TO INDEMNIFY INDEMNIFIED PARTIES FOR ANY SUCH DAMAGES CLAIMED BY A THIRD PARTY.

Sections 11.16 Confidentiality . Each of the Agents, the Issuing Banks and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective Affiliates and to prospective Purchasing Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, and their and such Affiliates’, prospective Purchasing Lenders’, Participants’ and prospective counterparties’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, in any such case, other than to any Disqualified Institution, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (e) with the consent of the Borrower ~~or~~, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.16, or (ii) becomes available on a non-confidential basis from a source other than any Credit Party, Agent, other Agent, Issuing Bank, Lender or any of their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, other Agent, Issuing Bank or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company or its Affiliates or (g) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. For purposes hereof, “Information” means all information received by any Agent, any other Agent, any Lender or any Issuing Bank from the Company or its Affiliates relating to the Company or its Affiliates or its or their respective business, other than any such information that is available to such Agent, such other Agent, such Lender or such Issuing Bank on a non-confidential basis prior to disclosure by the Company or its Affiliates, excluding any Information from a source which, to the actual knowledge of such Agent, such other Agent, such Issuing Bank, or such Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company or its Affiliates, and other than, to the extent constituting Information, (x) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry or (y) information provided to any credit insurance provider relating to the Borrower, the Company and ~~its~~their Obligations. The Agents, the Issuing Banks and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

For the avoidance of doubt, nothing in the foregoing confidentiality provisions shall prohibit any individual from voluntarily disclosing or providing any information within the scope of such confidentiality provisions regarding suspected violations of laws, rules or regulations to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in such confidentiality provisions shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 11.17 Effectiveness This Agreement shall be binding on the parties hereto on the first date on which all conditions precedent set forth in Section 4.1 shall be satisfied (or waived in accordance with Section 11.12).

Section 11.18 Severability Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.19 Currency Conversion All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Specified Currency, which, subject to Section 3.2, shall be repaid, including interest thereon, in the applicable currency. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any Collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion; provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (a) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (b) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder and (c) any amount due from a Borrower under this Section 11.19 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

Section 11.20 Exchange Rates~~.~~ .

(a) Determination of Exchange Rates. Not later than 2:00 p.m. (~~London~~New York City time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a Specified Currency, the applicable Issuing Bank shall determine the Exchange Rate(s) as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative Agent. No later than 4:00 p.m. (~~London~~New York City time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders and the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 11.19 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalents of any amounts of any Specified Currencies for all such L/C Obligations with respect to all such Letters of Credit issued by such Issuing Banks in a Specified Currency. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate(s) to the Administrative Agent pursuant to the provisions of this Section 11.20, the Administrative Agent may determine such rate in the same manner as provided in the definition of “Exchange Rate” and shall have no liability to such Issuing Bank for such determination.

(b) Notice of Specified Currency Letters of Credit. Not later than 2:00 p.m. (~~London~~New York City time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent. Not later than 5:00 p.m. (~~London~~New York City time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the L/C Obligations denominated in such currencies (after giving effect to any Letters of Credit denominated in such currencies being made, issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Borrower of the results of such determination and (iii) notify the applicable Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

Section 11.21 [Reserved]

Section 11.22 Final Agreement The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Issuing Banks, and the Agents and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents; provided that, in the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern and control. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 11.23 Officer’s Certificates . It is not intended that any certificate of any Responsible Officer or any other officer or director of any Credit Party delivered to any Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Responsible Officer or other officer or director.

Section 11.24 Effect of Inclusion of Exceptions . It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 11.25 Intercreditor Agreements . The Administrative Agent and the Common Security Agent are authorized by the Lenders and the other Secured Parties to (i) enter into the Intercreditor Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness of such Credit Party that is permitted to be secured pursuant to Section 7.2 and Section 7.3 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Credit Party, to the extent such priority is permitted by the Credit Documents)), and the parties hereto acknowledge that the Intercreditor Agreement and any other such Collateral Document, consent, filing or other action will be binding upon them. Each Lender hereby authorizes and instructs the Administrative Agent and the Common Security Agent to enter into any such intercreditor agreement or Collateral Document (and any amendments, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness of such Credit Party that is permitted to be secured pursuant to Section 7.2 and/or Section 7.3 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Credit Party, to the extent such priority is permitted by the Credit Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 11.26 PATRIOT Act Notice . Each Lender, the Common Security Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Common Security Agent or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent, the Common Security Agent or any Lenders in order to assist the Administrative Agent, the Common Security Agent and the Lenders in maintaining compliance with the PATRIOT Act and the Beneficial Ownership Regulation. Unless expressly permitted herein, each Agent shall act on the instructions of the Required Lenders under this Section ~~11.25~~11.26.

Section 11.27 No Advisory or Fiduciary Responsibility . In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledge its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, (ii) the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iii) the Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) each of the Agents, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Agents, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Common Security Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.28 Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.29 Acknowledgement Regarding Any Supported QFCs . To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.30 Release of Collateral and Guarantors; Certain Other Collateral and Guaranty Matters

(a) Any Lien on any Collateral granted to or held by the Common Security Agent under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.30, “released”) without the need for any further action by any Person: (i) upon Facility Termination; (ii) in the event that any asset constituting Collateral is, or is to be, Disposed of to a Person other than a Credit Party as part of, or in connection with, any transaction permitted hereunder; (iii) as to any Guarantor and the Liens granted by such Guarantor, if such Guarantor is released from its Guaranty in accordance with Section 11.30(b); or (~~iii~~iv) to the extent approved, authorized or ratified in writing in accordance with Section 11.12.

(b) All Guaranties of the Secured Obligations by the Guarantors under any Credit Document shall automatically be released without the need for any further action by any Person upon Facility Termination. Any Guaranty of the Secured Obligations by a Guarantor under any Credit Document shall automatically be released without the need for any further action by any Person: (i) so long as no Default or Event of Default would result from such release, (w) if such Guarantor ceases to be a direct or indirect subsidiary of the Company in a transaction or series of transactions permitted under this Agreement or a portion of the Equity Interests of such Guarantor owned by the Company or any Credit Party are sold or otherwise Disposed of in a bona fide transaction or series of transactions permitted under this agreement not for the purposes of evading any Guaranty requirements under Section 10.8; (x) if such Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 7.9; (y) ~~with respect to the Guaranty by any Harsh Environment Subsidiary, upon the occurrence of the Harsh Environment Subsidiary Release Condition with respect to such Subsidiary~~[reserved]; or (z) in the case of a Discretionary Guarantor, upon a written notice from the Borrower to the Administrative Agent requesting such release and certifying that such entity will no longer be a Discretionary Guarantor; or (ii) to the extent approved, authorized or ratified in writing in accordance with Section 11.12.

(c) In addition, the Common Security Agent and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release any Lien on any Collateral granted to or held by such Agent, respectively, under any Credit Document to the holder of any Permitted Lien described in Section 7.2(i) or 7.2(x).

(d) In the case of any release or subordination described in this Section 11.30, the Administrative Agent and/or the Common Security Agent, as applicable, shall, at the Company’s expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Credit Party to effect the foregoing.

(e) Notwithstanding anything to the contrary in any Credit Document, including, without limitation, Sections 6.12 and 6.13:

(i) the Collateral and Guaranty Requirements shall be subject to the Agreed Security Principles in all respects;

(ii) in determining whether or not (x) any Guaranty of the Obligations shall be required to be provided, (y) any Lien shall be required to be granted and/or perfected on any asset and/or (z) any other action shall be required to be taken, or caused to be taken, by any Credit Party or Subsidiary with respect to Collateral matters, the parties hereto agree that (A) the Collateral Documents shall reflect, and are deemed to incorporate, the Agreed Security Principles and (B) in the event any provision of any Credit Document or any request by any Agent or other Secured Party conflicts with any Agreed Security Principle, the Agreed Security Principles shall govern and control with respect thereto.

Section 11. 31 Material Non-Public Information

(a) EACH OF THE AGENTS, ISSUING BANKS AND LENDERS ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.16 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR ANY AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 11.32 Certain Non-U.S. Law Limitations . The Credit Documents shall, with respect to any Person that is or becomes a Credit Party from time to time, be subject to any applicable limitations or jurisdiction-specific provisions set forth in the Guarantee Agreement or in any joinder agreement, assumption agreement or other supplement to, or amendment of, the Guarantee Agreement from time to time.

Section 11.33 Limitations . Notwithstanding anything in the contrary in the Guarantee Agreement, the U.S. Collateral Agreement or any other Credit Document, certain obligations of certain Credit Parties shall be limited as set forth in the Guarantee Agreement.

[Remainder of page intentionally left blank~~; signature pages follow~~]

ANNEX I

SCHEDULE 1.1(c)

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$62,500,000
Citibank N.A.	$62,500,000
Deutsche Bank AG New York Branch	$62,500,000
DNB Capital LLC	$62,500,000
Barclays Bank PLC	$50,000,000

TOTAL	$300,000,000.00